UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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McDATA Corporation

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John A. Kelley Chairman, President and Chief Executive Officer	McDATA Corporation 380 Interlocken Crescent Broomfield, Colorado 80021

Dear Fellow Stockholders:

McDATA’s 2005 Annual Stockholders’ Meeting will be held on December 6, 2005, at 2:00 pm (Mountain Time) at 380 Interlocken Crescent, Broomfield, Colorado 80021, and we look forward to your attendance either in person or by proxy. Details regarding admission to the meeting and the business to be conducted are more fully described in this Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in the Appendices attached to this Proxy Statement.

The preceding 12 months have been an exciting time for McDATA characterized by our acquisition of Computer Network Technology Corporation (CNT) and our transformation into a storage solutions and services organization with the scale and scope to deliver to our partners and customers their shared vision of the optimized data infrastructure, or what we refer to as the Global Enterprise Data Infrastructure (GEDI). The market today is defined by meeting customer requirements for consolidation, disaster recovery, business continuance, and transparent data access and movement within a unified data infrastructure environment. These customer requirements are all addressed by our GEDI strategy.

During the past 12 months, we have introduced several products as part of our GEDI initiative, including the most advanced fibre channel director class product, the Intrepid® 10000, based upon the technology acquired in our acquisition of Sanera Systems. We also introduced the EclipseTM 2640 SAN router, based upon the technology acquired from Nishan Systems (We acquired both Sanera Systems and Nishan Systems in 2003). Since we closed the acquisition of CNT on June 1, 2005, we have introduced the Ultranet® Edge and Ultranet® Storage Director Extended wide area networking products, significantly enhancing our product portfolio. Most recently, we introduced our first 4 Gbit/s products to the market, the SphereonTM 4400 and 4700 fabric switches, that both support the Flexport technology innovated by McDATA. Also of significance this year, our partnerships with QLogic Corporation in the embedded blade server market, and Network Appliance in the storage software market, are off to solid starts.

Integration Achievements

In May 2005, McDATA committed to several CNT acquisition and integration-related milestones, and to date, we have been successful in our execution:

•	We committed to close the acquisition during our fiscal second quarter, and it closed June 1, within the targeted range.

•	We sold CNT’s Lumberton manufacturing assets and operations to Solectron on June 24, 2005, achieving a fully outsourced manufacturing model significantly ahead of the targeted December 31, 2005 goal.

•	We stated we would achieve 70% of our targeted 500 – 600 person headcount reduction by July 31, 2005, and 90% plus of headcount related synergies by October 31. Headcount as of July 31, 2005, was 1,665, representing a reduction of more than 400 employees from the almost 2,100 headcount employed by McDATA and CNT independently when the acquisition was announced January 18, 2005. As of today, we continue to track ahead of our headcount synergy targets.

•	On September 1, we successfully converted the domestic processes for CNT’s JD Edward’s Enterprise Resource Planning (ERP) system to McDATA’s Oracle ERP system, as we committed we would.

These achievements only touch the surface of the success I believe this acquisition has seen to date. We at McDATA believe that the combination of McDATA and CNT truly has resulted in a single company with unmatched technology leadership and unrivaled expertise across storage and network infrastructures, mainframe and open systems. As one company, we are able to help every customer unify heterogeneous storage environments, bring their networking technologies together and connect business sites around the globe.

McDATA’s leadership team is committed to increasing shareholder value. To reinforce this commitment, we have established the following six execution imperatives:

1.	Drive operational cost reductions and efficiencies;

2.	Improve our business model and processes;

3.	Execute to product roadmap deliverables;

4.	Maintain a sharp customer focus;

5.	Lead, innovate, and execute against our GEDI strategy; and

6.	Drive shareholder value through consistent execution of these imperatives.

The past year has been about proactive change as we undertook the acquisition of CNT and the transformation into the larger solutions company we are today. The coming year is about execution.

Your vote is very important. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in McDATA.

Sincerely,

John A. Kelley
Chairman, President and Chief Executive Officer

2

McDATA CORPORATION

380 Interlocken Crescent

Broomfield, Colorado 80021

(720) 558-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	2:00 pm Mountain Time on Tuesday, December 6, 2005

PLACE	McDATA Corporation World Headquarters 380 Interlocken Crescent, 6th Floor Broomfield, Colorado 80021

ITEMS OF BUSINESS

(1)    To elect Class II Directors for a three-year term (see page 12).

(2)    To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2006 (see page 27).

(3)    To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on October 17, 2005

MEETING ADMISSION	TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON THE BACK COVER OF THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 2:00 pm.

VOTING BY PROXY	For specific instructions on how to vote your shares, refer to the section entitled, How You Can Vote, on page 1, and the instructions on the proxy or voting instruction card. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, Chief Legal Officer and Corporate Secretary

THIS NOTICE OF ANNUAL MEETING PROXY STATEMENT AND

ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER 22, 2005.

YOUR VOTE IS IMPORTANT

Please date, sign, and return your proxy card promptly.

		Page
Proxy Statement		1

Board of Directors’ Meetings		3

Board Organization and Governance		3

Communications with the Board of Directors		7

Director Compensation		7

Security Ownership of Certain Beneficial Owners and Management		8

Certain Relationships and Related Party Transactions		11

Section 16(a) Beneficial Ownership Reporting Compliance		11

Election of Class II Directors (Proposal 1)		12

Executive Officers of McDATA		15

Executive Compensation		17

Report of the Compensation Committee of the Board of Directors		23

Performance Graphs		25

Ratification of Appointment of Independent Auditors (Proposal 2)		27

Report of the Audit Committee of the Board of Directors		29

Other Information		30

Appendix A:	Brief Description of Business	A-1

Appendix B:	Selected Financial Data and Management’s Discussion and Analysis of Financial Condition and Results of Operations For the Fiscal Year Ended January 31, 2005	B-1

Appendix C:	Report of Independent Public Accountants and Consolidated Financial Statements	C-1

Appendix D:	Audit Committee Charter	D-1

Appendix E:	Corporate Governance and Nominating Committee Charter	E-1

Appendix F:	Corporate Governance Guidelines	F-1

i

McDATA CORPORATION

Principal Executive Offices

380 Interlocken Crescent

Broomfield, Colorado 80021

PROXY STATEMENT

The Board of Directors of McDATA Corporation, a Delaware corporation, is soliciting proxies to be used at the 2005 annual meeting of stockholders to be held at 380 Interlocken Crescent, Broomfield, Colorado 80021 at 2:00 pm Mountain Time on Tuesday, December 6, 2005. This proxy statement and the proxy card will be mailed to stockholders beginning on or about October 27, 2005.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote your shares “FOR” the election of each nominee for Class II Directors according to Proposal 1, and “FOR” the ratification of appointment of independent auditors for the 2005 fiscal year according to Proposal 2.

Who Can Vote

Record Holders. Record holders of Class A common stock and Class B common stock at the close of business on October 17, 2005, the Record Date, may vote at the annual meeting. On October 17, 2005, we had 118,868,584 outstanding shares of Class A common stock, which were held by approximately 10,720 record holders, and we had 35,898,979 outstanding shares of Class B common stock, which were held by approximately 290 record holders.

Shareowner of Record. If your shares are registered directly, in your name, with our transfer agent, Bank of New York, you are considered, with respect to those shares, the shareowner of record, and these proxy materials are being sent to you by McDATA. As the shareowner of record, you have the right to grant your voting proxy directly to McDATA or to vote in person at the stockholders’ meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the record holder, you may not vote these shares in person at the meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

You are urged to vote by proxy regardless of whether or not you attend the annual meeting.

How You Can Vote

You can only vote your shares if you are either represented by proxy or eligible to vote your shares in person at the annual meeting. You can submit your proxy by:

•	the Internet, as described on the proxy card;

•	telephone, as described on the proxy card; or

•	mail, by completing and returning the enclosed proxy card.

If you hold shares through a bank, broker or other nominee, please provide your voting instructions by Internet, telephone or mail in accordance with the instructions contained on your voting instruction card. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of each nominee for Class II Directors according to Proposal 1, and “FOR” the ratification of appointment of the independent auditors according to Proposal 2.

Change or Revocation of Proxies

You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder, you may do this by:

•	by voting in person at the annual meeting;

•	by voting at a later date by telephone or by using the Internet;

•	by delivering a written notice of revocation dated after the proxy to our Corporate Secretary; or

•	by delivering another proxy dated after the previous proxy.

If you hold shares through a bank, broker or other nominee, you must contact your financial institution, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Required Votes

Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and broker non-votes (as defined below) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For Proposal 1, the nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. For Proposal 2, the affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal. Proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) will not be counted as votes cast or affect the outcome of any proposal.

Other than the items of business described in this proxy statement, the Board of Directors knows of no other matters to be acted upon at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

The Bank of New York, our transfer agent, will tally the votes. Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. We will not disclose your vote except to allow for the tabulation of votes and certification of the vote, to facilitate a successful proxy solicitation and as necessary to meet applicable legal requirements.

Annual Meeting Admission Tickets

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a shareowner of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders’ admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

BOARD OF DIRECTORS’ MEETINGS

Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held twelve (12) meetings in fiscal year 2004. Each incumbent Director attended at least 75% of the meetings of the Board of Directors and any committees on which such Director served. In addition to attending Board of Directors’ and committee meetings, Directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA. Although McDATA does not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, it encourages its Directors to attend.

BOARD ORGANIZATION AND GOVERNANCE

Board Independence

The Board of Directors has determined that a majority of its members are independent within the meaning of McDATA’s director independence standards, which fully reflect the NASDAQ Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect. Only three of our Directors are not independent. John A. Kelley, Jr., is not independent under Nasdaq’s independence standards because he is the President and Chief Executive Officer of McDATA. M. Alex Mendez is not independent because he was an investor in and former CEO and Chairman of Sanera Systems, a company acquired by McDATA in 2003. Thomas G. Hudson is not independent under Nasdaq’s independence standards because he is a current consultant to the Company and was the former CEO of Computer Network Technology Corporation (“CNT”), a company acquired by McDATA in 2005. Laurence G. Walker serves as McDATA’s Lead Independent Director and presides over executive sessions of the Board.

The Board of Directors has further determined that each member of each of the committees, excluding Mr. Mendez, has no material relationship with McDATA and is independent within the meaning of McDATA’s director independence standards. Mr. Kelley and Mr. Hudson are not members of any Board committee.

Board Structure and Director Nominations

The Board of Directors has ten (10) Directors and has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Technology Committee, each as described below, to assist it in meeting its responsibilities. Additionally, the independent Directors meet no less than twice each fiscal year.

Our Board of Directors has a long-standing commitment to good corporate governance. Our Corporate Governance Guidelines were created in 2000 when we became a public company and can be found on our corporate governance website at www.mcdata.com and Appendix F attached hereto. Additionally, on our website, you will find the full text of each committee charter (excluding the Technology Committee) and our Corporate Code of Conduct that applies to all employees, corporate officers and directors.

It is the policy of the Board of Directors of McDATA to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 100,000 shares of our common stock continuously for at least six (6) months prior to the date of the submission of the recommendation. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Thomas O. McGimpsey, Corporate Secretary, 380 Interlocken Crescent, Broomfield, Colorado 80021, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and McDATA within the last three years, and evidence of the nominating person’s ownership of company stock.

Stockholder nominations to the Board of Directors must meet the requirements set forth in Article 3, Section 2(c) of our Bylaws. Under these requirements, nominations for election to the Board of Directors may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to the Corporate Secretary of McDATA. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of McDATA not less than 120 calendar days before the first anniversary of the date of the previous year’s annual meeting of stockholders.

The Corporate Governance and Nominating Committee’s (the “Governance Committee”) criteria and process for evaluating and identifying candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Governance Committee regularly reviews the composition and size of the Board and determines the criteria for Board membership, including issues of character, judgment, diversity, age, expertise, corporate experience and the like.

•	The Governance Committee considers and recommends candidates to fill new positions or vacancies on the Board, and reviews any candidates recommended by stockholders in accordance with the Bylaws.

•	The Governance Committee conducts an annual evaluation of the Board as a whole and reviews the performance of current Board members proposed for reelection, and recommends the Director nominees each year for approval by the Board and stockholders.

•	In evaluating the qualifications of candidates, the Governance Committee considers many factors, including issues of character, judgment, diversity, age, independence, expertise, (especially in McDATA’s industry but also the systems manufacturing industry), corporate/business experience (especially as a member of senior management of a high growth company), international experience, length of service, other commitments and the like. While the Governance Committee has not established specific minimum qualifications for Director candidates, the Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders, the Governance Committee will review the qualifications of any such candidate, which review may, in the Governance Committee’s discretion, include interviewing references for the candidate, direct interview with the candidate, or other actions that the Governance Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Board Committees

Audit Committee

Functions:	Our Audit Committee (a) oversees our accounting policies and practices and financial reporting and internal control structures, (b) recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and (c) confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. The Audit Committee also assists the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities and meets periodically with independent public accountants and provides them unrestricted direct access to its members. Our Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is comprised of directors who are independent within the meaning of the Nasdaq independence standards, as currently in effect. The Board of Directors has determined that Mr. Sophie is an “audit committee financial expert” as defined by SEC rules and is independent as defined under Item 7 (d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended.

Number of Meetings in Fiscal Year 2004:	11

Members:	Charles C. Johnston (Chairman) D. Van Skilling Michael J. Sophie

Compensation Committee

Functions:	The Compensation Committee reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive compensation plans. The Compensation Committee has delegated its duties with respect to equity grants for non-executive officers to a compensation subcommittee, which is chaired by Mr. Kelley, in accordance with the terms of McDATA’s 2001 Equity Incentive Plan. The members of the Compensation Committee are independent with the meaning of the Nasdaq independence standards.

Number of Meetings in Fiscal Year 2004:	9

Members:	Thomas M. Uhlman (Chairman) Laurence G. Walker Renny DiPentima (joined in June 2005)

Corporate Governance and Nominating Committee

Functions:	The Corporate Governance and Nominating Committee (a) reviews the composition and size of the Board, (b) considers and recommends candidates to fill new positions and vacancies on the Board, (c) reviews and evaluates any candidates recommended by stockholders, (d) reviews and makes recommendations regarding Director compensation and education, (e) reviews potential conflicts of interest of Board members and officers, and (f) evaluates Director independence, the Board Governance Guidelines and the Company Code of Conduct. The members of the Corporate Governance and Nominating Committee are independent within the meaning of Nasdaq’s independence standards.

Number of Meetings in Fiscal Year 2004:	4

Members:	John W. Gerdelman (Chairman) D. Van Skilling Renny DiPentima (joined in June 2005)

Technology Committee

Functions:	The Technology Committee (a) reviews McDATA’s product and service strategy against our short-term tactical and long-term strategic goals and objectives, (b) identifies and discusses significant emerging technology issues and trends and (c) reviews McDATA’s approaches to acquiring or developing technologies that would support such tactical and strategic goals and objectives. The members of the Technology Committee, excluding Mr. Mendez, are independent within the meaning of Nasdaq’s independence standards.

Number of Meetings in Fiscal Year 2004:	4

Members:	Laurence G. Walker (Chairman) John W. Gerdelman Thomas M. Uhlman M. Alex Mendez

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the non-management Directors or the other members of our Board of Directors may do so by writing to: McDATA Corporation, Board of Directors, 380 Interlocken Crescent, Broomfield, CO 80021. Communications that are intended specifically for non-management Directors should be addressed to the attention of Lead Director Laurence G. Walker. All communications will be forwarded to the Chairman of the Board, John A. Kelley, Jr., unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director.

DIRECTOR COMPENSATION

Goal

To attract and retain highly qualified Directors, we offer a competitive Director compensation package. This compensation package includes equity intended to align the interests of Directors with your long-term interests as stockholders. The Board of Directors periodically reviews Director compensation policies, and based on market and other information, the Board of Directors revised Director compensation in 2005 and believes that the new compensation structure is in line with industry standards.

Fees

Director’s fees for 2005, paid only to Directors who are not McDATA employees or consultants, are as follows:

Lead Director Retainer	$10,000
Annual Director Retainer	15,000
Board Meeting Fee*	2,000
Audit Committee Chair Fee	2,000
Other Committee Chair Fee	1,500
Audit Committee Meeting Fee*	1,500
Other Committee Meeting Fee*	1,000

*	Conference call meetings are paid at a 50% rate of in-person meetings.

With regard to incentive compensation for our directors, our practice has been to grant Directors options to purchase 50,000 shares of our Class B common stock when they become directors and to grant them options to purchase an additional 30,000 shares of our Class B common stock each year thereafter, with each grant vesting as to fifty percent each year. The Lead Director is annually granted options to purchase an additional 10,000 shares of our Class B common stock each year.

At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors on March 10, 2005 reviewed and revised annual director incentive compensation such that directors shall be granted annual options to purchase 10,000 shares of Class B common stock and 10,000 shares of restricted Class B common stock, both vesting fifty percent each year.

Any Director who is an employee or consultant of McDATA or one of its subsidiaries receives no compensation for serving as a Director. Accordingly, Mr. Kelley and Mr. Hudson do not receive director compensation for their services as a Board member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of October 1, 2005. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on October 1, 2005, or the number of shares of Class B common stock outstanding on October 1, 2005, as the case may be. There were 118,834,019 shares of Class A common stock outstanding on October 1, 2005, and 35,889,021 shares of Class B common stock outstanding on October 1, 2005.

In computing the number of shares of Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class B and Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 2005. Asterisks represent beneficial ownership of less than one percent.

	Number of Shares of Common Stock Class Beneficially Owned				Percent of Shares of Common Stock Class Beneficially Owned
Name and Address of the Beneficial Owner	Class A		Class B		Class A	Class B
5% Stockholders
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	5,741,316	(1)	—		7.08%	—
Ahab Partners 299 Park Avenue, 21st Floor New York, New York 10171	—		2,934,000	(1)	—	7.7%
Brookside Capital Partners Fund, L.P. 111 Huntington Avenue Boston, MA 02199	4,872,000	(1)	—		6.0%	—
Executive Officers and Directors
John A. Kelley	—		902,911	(2)	—	2.5%
Todd Oseth	—		—	(3)	—	—
Scott A. Berman	—		50,987	(4)	—	*
Thomas O. McGimpsey	—		106,050	(5)	—	*
Gary M. Gysin	—		152,073	(6)	—	*
Wayne S. Morris	—		—	(7)	—	—
John W. Gerdelman	—		191,375	(8)	—	*
Charles C. Johnston	—		183,375	(9)	—	*
D. Van Skilling	300	(10)	193,375	(10)	*	*
Thomas M. Uhlman	—		208,375	(11)	—	*
Laurence G. Walker	1	(12)	188,475	(12)	*	*
Michael J. Sophie	—		50,000	(13)	—	*
M. Alex Mendez	—		187,500	(14)	—	*
Thomas G. Hudson	2,070,055	(15)	—		1.6%	—
Renato A. DiPentima	37,769	(16)	—		*	—

All Executive Officers and Directors as a Group (15 persons)	2,108,125		2,414,496		1.7%	6.7%

(1)	Based on Schedule 13G filings filed by February 15, 2005. For the most current Schedule 13G filings, please see www.sec.gov.
(2)	Mr. Kelley’s beneficial stock holdings include 5,473 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 62,688 Class B shares purchased in the open market under a Rule 10b5-1 Plan, 59,100 shares of unvested restricted Class B shares granted under the EPIB plan, 39,400 shares of restricted stock that vest under the EPIB plan and 736,250 Class B shares subject to stock options exercisable within 60 days after October 1, 2005. In May 2005, Mr. Kelley was granted 225,000 Class B Restricted Stock Units under the EPIB plan (“EPIB RSUs”) that are currently unvested. The EPIB RSUs have a four year cliff vest that is subject to partial acceleration or partial forfeiture each year if certain operating metrics are or are not met.
(3)	Mr. Oseth has no beneficial stock holdings at this time In August 2005, Mr. Oseth was granted 100,000 EPIB RSUs that are currently unvested. In October 2005, Mr. Oseth was also granted 200,000 Class B shares subject to stock options that are currently unvested.
(4)	Mr. Berman’s beneficial stock holdings include 4,820 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 2,000 Class B shares purchased in the open market under a Rule 10b5-1 Plan, 10,000 shares of unvested restricted Class B shares granted under the EPIB plan, 6,667 shares of unrestricted stock that have vested under the EPIB plan and 27,500 Class B shares subject to stock options exercisable within 60 days after October 1, 2005. In February 2005, Mr. Berman was granted 75,000 restricted Class B shares that vest in 18 months due to the completion of certain integration milestones related to the Company’s acquisition of CNT. In October 2005, Mr. Berman was granted 100,000 EPIB RSUs that are currently unvested.
(5)	Mr. McGimpsey’s beneficial stock holdings include 2,175 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 21,000 shares of unvested restricted Class B shares granted under the EPIB plan, 2,625 shares of restricted stock that vest under the EPIB plan and 80,250 Class B shares subject to stock options exercisable within 60 days after October 1, 2005. In May, 2005, Mr. McGimpsey was granted 40,000 EPIB RSUs that are currently unvested. In October 2005, Mr. McGimpsey was also granted 75,000 Class B shares subject to stock options that are currently unvested.
(6)	Mr. Gysin’s beneficial stock holdings include 3,073 Class B shares purchased under the Company’s Employee Stock Purchase Plan, 15,000 shares of unvested restricted Class B shares granted under the EPIB plan, 9,000 shares of restricted stock that vest under the EPIB plan and 125,000 Class B shares subject to stock options exercisable within 60 days after October 1, 2005. In May, 2005, Mr. Gysin was granted 60,000 EPIB RSUs that are currently unvested.
(7)	Mr. Morris has no beneficial stock holdings at this time. In January 2005, Mr. Morris was granted 200,000 Class B shares subject to stock options that are currently unvested. In May, 2005, Mr. Morris was also granted 50,000 EPIB RSUs that are currently unvested.
(8)	Mr. Gerdelman’s beneficial stock holdings include 173,375 Class B shares subject to stock option exercisable within 60 days of October 1, 2005, 10,000 shares of unvested Class B restricted stock and 8,000 shares purchased in the open market in March 2005.
(9)	Mr. Johnston’s beneficial stock holdings includes 108,375 Class B shares subject to stock options exercisable within 60 days after October 1, 2005, 10,000 shares of unvested Class B restricted stock and 65,000 shares held by CCJ Trust.
(10)	Mr. Skilling’s beneficial stock holdings includes 173,375 Class B shares subject to stock options exercisable within 60 days after October 1, 2005, 10,000 shares of unvested Class B restricted stock, 300 Class A shares purchased on the open market and 10,000 shares purchased in the open market in March 2005.
(11)	Mr. Uhlman’s beneficial stock holdings include 173,375 Class B shares subject to stock option exercisable within 60 days of October 1, 2005, 10,000 shares of unvested Class B restricted stock and 25,000 shares purchased in the open market in March 2005.
(12)	Mr. Walker’s beneficial stock holdings includes 178,375 Class B shares subject to stock options exercisable within 60 days after October 1, 2005, 10,000 shares of unvested Class B restricted stock, 100 shares of Class B stock and 1 Class A share held by Katherine Walker, Mr. Walker’s wife.

(13)	Mr. Sophie’s beneficial stock holdings includes 40,000 Class B shares subject to stock options exercisable within 60 days after October 1, 2005 and 10,000 shares of unvested Class B restricted stock.
(14)	Mr. Mendez’s beneficial stock holdings includes 150,000 Class B shares purchased in the open market, 27,500 Class B shares subject to stock options exercisable within 60 days after October 1, 2005 and 10,000 shares of unvested Class B restricted stock.
(15)	Mr. Hudson’s beneficial stock holdings include 175,022 Class A shares and 1,895,033 Class A shares subject to stock options exercisable within 60 days after October 1, 2005 all converted from his stock holdings of CNT.
(16)	Mr. DiPentima’s beneficial stock holdings include 37,769 Class A shares all converted from his stock holdings of CNT.
*	Less than 1%

The beneficial ownership table includes unvested restricted Class B shares issued to officers under the EPIB plan and issued to Directors as incentive stock compensation. Officer and Directors do not have voting or dividend rights related to unvested restricted shares.

Equity Compensation Plan Information as of October 1, 2005

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Class A	4,584,281	$2.94	2,312,380
Class B	17,496,991	$10.27	4,420,369
Equity compensation plans not approved by security holders
Class A	5,622,862	$5.80	9,518,151
Class B	200,000	$8.88	4,679,180

Totals Class A	10,207,143	$4.51	11,830,531
Totals Class B	17,696,991	$7.03	9,099,549

Other Matters

In October 2000, new SEC rules went into effect that establish affirmative defenses to insider trading claims under certain defined circumstances, irrespective of the possession of material non-public information, for transactions planned before coming into possession of such information. Generally, such persons may purchase or sell such securities pursuant to a binding pre-existing plan, contract or instruction, or collectively a Pre-Existing Plan, which sets forth either (a) the amount, price and date of such trade, (b) a formula, algorithm or computer program for determining amounts, prices and dates; or (c) such Pre-Existing Plan does not permit the person to exercise any subsequent influence over the trade. Several of our directors and officers have established Pre-Existing Plans for the purpose of selling a portion of their shares to diversify their holdings. Other directors and officers may enter into Pre-existing Plans to diversify their holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation agreements and other arrangements, which are described under the caption entitled “Executive Compensation” and (b) the transactions described below.

In June 2004, the Company entered into a Software OEM Agreement (OEM Agreement) with Crosswalk, Inc. (Crosswalk). John F. McDonnell, a Class B common stock shareholder of the Company and its former Chairman is the founder and sole director of Crosswalk. Pursuant to the OEM Agreement, the Company granted Crosswalk a license to develop and integrate the Company’s SANavigator software into Crosswalk’s software platform, to create certain enhancements for use with such integrated software product, and to re-brand such integrated software product with Crosswalk’s trademarks. The Company also granted Crosswalk a limited license to distribute the integrated software product furnished by the Company. The Company has deferred a $250,000 license fee and is recognizing license fee revenue over the license period. Upon release and distribution of the Crosswalk proprietary software, software royalties will be recognized in accordance with the terms of the OEM Agreement and the Company’s revenue recognition policies. As of October 31, 2004, Mr. McDonnell was no longer a significant holder of the Company’s common stock and, therefore, is no longer considered a related party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of our Company. Executive officers, directors and greater than 10% stockholders are required by the SEC regulation to furnish to us copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the SEC filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with for 2004 except that in the course of our end of year review with our directors, we were informed that Mr. Mendez, a company Director, purchased 500, 200, 200 and 800 Class B shares on August 23, 2003, September 30, 2003, November 5, 2003 and December 16, 2003, respectively, which were not reported on his original SEC Form 3.

ELECTION OF CLASS II DIRECTORS

(PROPOSAL 1)

The Board of Directors consists of ten (10) Directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II Directors are up for election at this annual meeting and the nominees for election are currently Class II Directors. For the election of Class II Directors, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them for the election of the nominees listed below. If you do not wish to have your shares voted for the nominees, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominees, we will vote your shares for such other persons. If we do not name substitute nominees, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominees would not be available to serve at the time of the annual meeting.

Following is a brief listing of the age, term as Director, principal occupation, business experience and other directorships of the nominees for election as Class II Directors. Similar information is also provided for the other Directors whose terms of office do not expire at this annual meeting.

Nominees for Directors in Class II

(The term of these nominee Directors would expire at the annual meeting of stockholders in 2008)

D. Van Skilling, age 72, has served as a Director of McDATA since May 1998. Mr. Skilling has been as President of Skilling Enterprises since March 1999. He retired as Chairman and Chief Executive Officer of Experian Information Solutions, Inc., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996, Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Masters of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company, First American Corporation, American Business Bank and Onvia Corp and is Chairman of the Board of Trustees of Colorado College.

Thomas M. Uhlman, age 58, has served as a Director of McDATA since May 1998. Mr. Uhlman has been Managing Partner, New Venture Partners, LLC since January 2001. From 1997 to 2001, Mr. Uhlman was President, New Ventures Group at Lucent Technologies. From 1996 to 1997, Mr. Uhlman was Senior Vice President, Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina—Chapel Hill, his Masters degree in management from Stanford University School of Business and his Bachelor of Arts degree in political science from the University of Rochester.

Michael J. Sophie, age 48, has served as a Director of McDATA since March 2003. Mr. Sophie has served as Executive Vice President and Chief Operating Officer of UTStarcom Inc., a manufacturer and marketer of telecommunications equipment for use in worldwide markets since May 2005. From August 1999 Mr. Sophie has held several other positions at UTStarcom including Chief Financial Officer and Senior Vice President Finance. From 1993 to 1999, Mr. Sophie was Vice President Finance and Chief Financial Officer of P-Com, Inc., a manufacturer of microwave radio stations for worldwide wireless telecommunications markets. Mr. Sophie holds a Bachelor of Science degree in business administration from California State University and a Masters of Business Administration degree from the Santa Clara University.

The Board of Directors recommends a vote “FOR” the above nominees for Director.

Continuing Directors in Class I

(The terms of these continuing Directors expire at the annual meeting of stockholders in 2007)

John A. Kelley, Jr., age 54, has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at U S WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the Board of Directors of Polycom, Inc., and is also Vice Chairman of the National INROADS Board, a not-for-profit mentoring program and a board member of the Women’s Vision Foundation and Tie-Rockies.

John W. Gerdelman, age 53, has served as a director of McDATA since May 1998. Since January 2004, he has been the Executive Chairman of Intelliden Corporation, a company he co-founded which provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. In April 2002, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fibre Networks and successfully emerged from Chapter 11 in September 2003 and completed his contract in December 2003. From April 1999 until 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Telecommunications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology. For four of these years, he served as President of the Network and Information Technology Division. He was also CEO of a startup call center company and returned to MCI upon its acquisition. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations. He served in the U.S. Navy as a Naval Aviator. He received his Bachelor of Science degree in chemistry from the College of William and Mary where he now serves on the Board of Visitors. Mr. Gerdelman currently serves as a Director of APAC, Sycamore Networks, Inc. and the Terebeam Corporation.

Continuing Directors in Class III

(The terms of these continuing Directors expire at the annual meeting of stockholders in 2006)

Charles C. Johnston, age 69, has served as a Director of McDATA since May 1998. Mr. Johnston has been Chairman of AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation since 1992 and Chairman of Ventex Technologies, Inc. since 1994. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a developer of software systems and related services, from 1969 to 1992 (ISI was sold to Teleglobe Corporation of Montreal, Canada in 1989). He served in various capacities at IBM from 1959 until 1965 and served as Director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute. He currently serves as a Director of AuthentiDate Holding Corporation, Internet Commerce Company and Visual Data.

Laurence G. Walker, age 56, an independent investor, has served as a Director of McDATA since May 1998 and Lead Director since February 2004. Previously, Mr. Walker served as Vice President of Strategy of the Network & Computing Systems Group of Motorola from February 2002 until May 2002. From August 2001 until February 2002, Mr. Walker served as Vice President and General Manager of the Network & Computing Systems Group of Motorola. Mr. Walker co-founded C-Port in November 1997 and was Chief Executive Officer until August 2001. C-Port was acquired by Motorola in May 2000. From June 1997 until October 1997, Mr. Walker was self-employed. From August 1996 until May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior thereto, he was Vice President and General Manager, Network Product Business Unit, Digital Equipment Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton. He serves as a Director of Silicon Laboratories and Autocell Networks.

M. Alex Mendez, age 47, has served as a Director of McDATA since December 2003. Mr. Mendez has twenty-five years of experience in the high technology industry at ROLM, IBM, Stratacom, and Cisco, holding several executive positions in operations, marketing and business development, most recently as a SVP/GM at Cisco from 1996 to 2000. From 1987 to 1996, he was part of the founding team and vice president of worldwide marketing for Stratacom, where he was responsible for all aspects of marketing and business development. Cisco Systems acquired Stratacom in April 1996. He is also Founding General Partner of Storm Ventures, an early stage venture capital firm focused on Information Technology, Communications and Networking. From 2001 to 2003 he was the Chairman and CEO of Sanera Systems, which McDATA acquired in 2003. He is on the board of directors of 3Leaf Networks, Inovys, Mobio Networks, and Moonstorm. He is also Executive Chairman of Venturi Wireless and Chairman of the Board of Bivio Networks. Mr. Mendez holds a Bachelor of Science degree in Electrical Engineering from Stanford University and a Masters of Business Administration degree from Santa Clara University. He is on the Advisory Board of the Santa Clara University Graduate School of Business. He was born in Buenos Aires, Argentina and speaks both Spanish and German fluently.

Dr. Renato A. DiPentima, age 64, has been the President and Chief Executive Officer of SRA International since January of 2005 and has served as a director of McDATA since the acquisition of CNT on June 1, 2005, and was previously a director of CNT from June 2004 to June 2005. From November 2003 to January 2005 he served as SRA’s President and Chief Operating Officer. Prior to being appointed to this role, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of the SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. Dr. DiPentima is currently serving on the board of directors of the Information Technology Association of America and the Northern Virginia Technology Council. Dr. DiPentima is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima earned a bachelor’s degree from New York University. Dr. DiPentima also earned a M.A. from George Washington University and a Ph.D. from the University of Maryland.

Thomas G. Hudson, age 59, has served as a director of McDATA since the acquisition of CNT on June 1, 2005. Prior to that he served as President and CNT’s Chief Executive Officer since June 1996, as a director of CNT since August 1996 and as Chairman of the CNT Board since May 1999. From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving also as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served in a number of management positions at IBM Corporation, most recently as Vice President Services Sector Division. Mr. Hudson’s IBM career included varied product development, marketing and strategic responsibilities for IBM’s financial services customers and extensive international and large systems experience. Mr. Hudson is a graduate of the University of Notre Dame and New York University. Mr. Hudson attended the Harvard Advanced Management Program in 1990. Mr. Hudson also serves on the board of directors of Lawson Software, Inc., and PLATO Learning, Inc., all of which are public companies.

EXECUTIVE OFFICERS OF McDATA

The following table sets forth certain information regarding our executive and other officers as of October 1, 2005:

Name	Age	Position
John A. Kelley, Jr.	55	Chairman of the Board of Directors, President and Chief Executive Officer
Todd Oseth	42	Executive Vice President, Chief Operating Officer
Scott A. Berman	44	Executive Vice President, Chief Financial Officer
Jill R. Sanford	39	Executive Vice President, Chief People Officer
Thomas O. McGimpsey	43	Executive Vice President, Chief Legal Officer and Business Development
Gary M. Gysin	45	Senior Vice President of Worldwide Sales and Service
Wayne S. Morris	48	Senior Vice President of Worldwide Marketing

John A. Kelley, Jr. has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of US WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at US WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc., and is also a member of the Rocky Mountain INROADS Board, a not-for-profit mentoring program and a board member of the Women’s Vision Foundation and Tie-Rockies.

Todd Oseth has been Executive Vice President and Chief Operating Officer since October 2005 (Senior Vice President from August 2005 to October 2005) with responsibilities for sales, marketing, services, manufacturing, engineering, quality and information technology. Prior to joining McDATA, Mr. Oseth held the following executive positions over the last 5 years: Vice President of the Infrastructure Software Group at EMC Corporation from September 2003 to August 2005; Senior Vice President at DataPlay, Inc., from 2000 to 2003; and Chief Executive Officer of Accent Software, Inc. from 1997 to 2000.

Scott A. Berman has been Executive Vice President and Chief Financial Officer since October 2005 (Senior Vice President from August 2005 to October 2005), Vice President of Integration since January 2005, and also the Vice President of Finance and Treasurer since December 2002. Prior to joining McDATA, Mr. Berman was the Senior Vice President and Treasurer of Qwest Communications International, Inc. (Qwest) from October 2000 to August 2002, and vice president and assistant treasurer from July 2000 to October 2000. Prior to the acquisition of U S WEST by Qwest in June 2000, Mr. Berman held a variety of positions at AT&T Bell Laboratories and U S WEST, including member of technical staff, technical director, director of market development, director of capital markets, and executive director of treasury services. Mr. Berman received a Bachelor of Science degree in Computer Engineering in 1982, and a Master of Science degree in Computer Engineering in 1983, both from the University of Michigan. Mr. Berman also received an MBA degree from the Harvard Business School in 1998.

Jill R. Sanford has been Executive Vice President and Chief People Officer since October 2005 (Senior Vice President from August 2005 to October 2005). Prior to joining McDATA, Ms. Sanford was the Chief Human Resources Officer of Qwest Communications International, Inc. (Qwest) from March 2004 to December 2004, and Vice President—HR from October 2002 to February 2004; Senior Vice President—HR Services at First Data Corp. from July 2000 to October 2002; Executive Director—Compensation, Organizational Development and Corporate Counsel at U S WEST from 1995 to its acquisition by Qwest in June of 2000. Ms. Sanford received a Bachelor of Science, with honors, in finance from the University of Wyoming in 1987 and a Juris Doctorate from

Columbia University School of Law in 1990. Ms. Sanford is a member of the Board for the Colorado Business Committee for the Arts, where she chairs the Membership Committee, and the Board of the Rocky Mountain INROADS, a not-for-profit mentoring program.

Thomas O. McGimpsey has been Executive Vice President, Chief Legal Officer and Business Development since October 2005 and had similar duties as a Senior Vice President and Vice President since August 2005 and July 2000, respectively. In 2002, Mr. McGimpsey also held the position of Vice President of Corporate Development. Mr. McGimpsey is responsible for managing all internal and external legal efforts, corporate governance matters, mergers and acquisition activities, hardware and software purchase/licensing contracts, certain business development efforts and the internationalization efforts for the company. Prior to joining McDATA in June 2000, Mr. McGimpsey was the Senior Corporate and Securities Attorney at U S WEST, Inc. and U S WEST Communications, Inc. from 1998 until U S WEST’s merger with Qwest in June 2000. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical and microprocessor systems) from Embry-Riddle Aeronautical University in 1984. Mr. McGimpsey serves on the board of directors of the American Electronics Association (AeA) and McDATA Japan, KK.

Gary M. Gysin has been the Senior Vice President of World Wide Sales and Services since January 2004. Mr. Gysin joined McDATA in December 2002 as Vice President and General Manager of Software. Prior to joining McDATA, Mr. Gysin was Senior Vice President of products at Volera from February 2000 to November 2002, where he drove development of strategic direction, and Sales and Marketing activities. Additionally, Mr. Gysin has shown strong success in previous sales leaderships roles at growth companies, and has a wide range of sales leadership experience including previous vice president of sales positions, territory management, and routes-to-market development. Mr. Gysin received his Bachelor of Arts degree in Economics in 1982 from the University of California at Santa Cruz.

Wayne S. Morris has been the Senior Vice President of Worldwide Marketing since January 2005. Prior to joining McDATA, Mr. Morris, served as CEO of Citect Corporation, a global, industrial automation software company headquartered in Australia from mid-2001 to November 2004, where he was responsible for expanding Citect’s international presence and addressing new market opportunities. Mr. Morris previously served as senior vice president and chief marketing officer for BMC Software from 1999 to mid-2001, where he was responsible for corporate marketing and branding, global field marketing and execution, developing and articulating BMC’s market position and overseeing marketing efficiency and effectiveness. Prior to that he served as BMC’s vice president of corporate marketing, and previously as director of corporate strategy, responsible for acquisition integration and product/partnership strategy. Mr. Morris also served in a number of positions at HP, Wang and the Australian Federal Government. Mr. Morris holds a BSC Computer Science from the University of Queensland in Australia.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal year ended January 31, 2005 concerning the compensation paid to persons who served as our Chief Executive Officer and our four other most highly compensated executive officers at fiscal year end, all of whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers. Long-term compensation awards include awards grant during the period January 1, 2003 through January 31, 2004.

Summary Compensation Table

	Year	Annual Compensation				Long-Term Compensation			All Other Compensation($)
Awards
Name and Principal Position		Salary($)		Bonus($)(2)		Restricted Stock Award(s) ($)(1)		Securities Underlying Options(#)
John A. Kelley, Jr. Chairman, President and Chief Executive Officer	2004 2003 2002	$ $ $	404,237 390,854 339,234	$ $ $	348,032 125,000 127,452	$ $	— 590,606 427,490	100,000 400,000 315,000	$ $ $	5,322 14,533 4,068	(3) (4) (5)

Ernest J. Sampias Former Chief Financial Officer and Senior Vice President of Finance	2004 2003 2002	$ $ $	325,377 312,972 217,308	$ $ $	144,081 54,750 150,000	$ $	— 248,834 180,000	30,000 200,000 70,000	$ $ $	3,908 5,855 5,165	(6) (7) (8)

Gary M. Gysin Senior Vice President of Worldwide Sales and Services	2004 2003 2002	$ $	280,000 219,254 —	$ $	115,883 61,250 —	$ $	— 173,640 42,840	75,000 — 200,000	$ $	128,195 11,018 —	(9) (10)

Jean M. Becker Former Senior Vice President of Engineering	2004 2003 2002	$ $	275,431 258,885 —	$ $	93,072 43,125 —	$ $	— 173,640 42,840	30,000 — 150,000	$ $	4,640 15,022 —	(11) (12)

Jeff O. Vogel Vice President of Corporate Development	2004 2003 2002	$ $ $	179,712 154,776 285,936	$ $ $	170,210 147,853 102,439	$ $	— 59,013 81,825	18,500 20,000 2,116	$ $ $	668 121,143 467	(13) (14) (15)

(1)	The Named Executive Officers were each granted restricted Class B common stock under the Company’s Executive Performance Incentive Bonus (EPIB) Plan from February 1, 2003 through January 31, 2004. Messrs. Kelley, Sampias, Gysin, Ms. Becker and Messr. Vogel were granted 19,700, 8,300, 6,000, 6,000 and 2,825 shares both on August 1, 2003 at a per share price of $10.61 and on November 1, 2003 at a per share price of $9.90. These shares are restricted under the EPIB Plan for 48 months from the date of grant however a portion of the grant may have the restricted period accelerated to 18 months if certain quarterly targets are met. The Company met its quarterly objectives for the first and second quarter of 2003, and accordingly, the shares relating to those quarters were accelerated to 18 month cliff vesting. In addition, Messrs. Kelley, Sampias, Gysin, Ms. Becker and Messr. Vogel were granted 19,700, 8,300, 6,000, 6,000 and 1,900 shares on January 29, 2003 at a per share price of $8.18.
(2)	The EPIB plan was amended in fiscal year 2004 to be an all cash bonus plan. Nonetheless, restricted Class B common stock shares issued under the EPIB plan prior to such changes became unrestricted during fiscal year 2004. Compensation related to restricted stock becoming unrestricted and valued as of the date of the restriction lapse is included in the amounts shown for fiscal year 2004. For Messrs. Kelley, Sampias, Gysin, Ms. Becker and Messr. Vogel, the amounts included in Bonus for fiscal year 2004 were $164,594, $69,346, $36,240, $36,240 and $25,744, respectively.
(3)	For 2004, this amount includes $1,230 of term life insurance premium, $92 paid to Mr. Kelley’s account in our 401(k) plan and $4,000 for tax and financial planning.
(4)	For 2003, this amount includes $1,645 of term life insurance premium, $2,804 paid to Mr. Kelley’s account in our 401(k) plan, $4,000 for tax and financial planning and $6,084 for a taxable fringe sales trip.

(5)	For 2002, this amount includes $1,868 of term life insurance premium and $2,200 paid to Mr. Kelley’s account in our 401(k) plan.
(6)	For 2004, this amount includes $620 of term life insurance premium, $3,288 paid to Mr. Sampias’s account in our 401(k) plan.
(7)	For 2003, this amount includes $1,528 of term life insurance premium, $3,396 paid to Mr. Sampias’s account in our 401(k) plan, and $931 for a taxable fringe sales trip.
(8)	For 2002, this amount includes $1,040 of term life insurance premium and $4,125 paid to Mr. Sampias’s account in our 401(k) plan.
(9)	For 2004, this amount includes $468 of term life insurance premium, $4,946 paid to Mr. Gysin’s account in our 401(k) plan and $122,781 for relocation.
(10)	For 2003, this amount includes $425 of term life insurance premium, $6,000 paid to Mr. Gysin’s account in our 401(k) plan, and $4,593 for a taxable fringe sales trip.
(11)	For 2004, this amount includes $441 of term life insurance premium and $4,199 paid to Ms. Becker’s account in our 401(k) plan.
(12)	For 2003, this amount includes $576 of term life insurance premium, $6,000 paid to Ms. Becker’s account in our 401(k) plan, $2,650 for tax and financial planning, and $5,796 for a taxable fringe sales trip.
(13)	For 2004, this amount includes $668 of term life insurance premium for Mr. Vogel.
(14)	For 2003, this amount includes $516 of term life insurance premium and $120,627 for relocation for Mr. Vogel.
(15)	For 2002, this amount includes $467 of term life insurance premium for Mr. Vogel.

Option Grants in Last Fiscal Year

The following table sets forth certain information for each grant of stock options during the year ended January 31, 2005 to each of the Named Executive Officers. All of these options were granted under our 2001 McDATA Equity Incentive Plan and have a term of 10 years, subject to earlier termination in the event an optionee’s services to us cease. For more information, see “Employee Benefit Plans” below for descriptions of the material terms of these options. During the month ended January 31, 2004 and the year ended January 31, 2005, we granted options to purchase an aggregate of 17,030 shares and 8,069,319 shares, respectively, of Class B common stock under the 2001 McDATA Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 2001 McDATA Equity Incentive Plan) of our Class B common stock on the day prior to the grant date. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended January 31, 2005.

	Individual Grants
	Number Of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees In FY 2004	Exercise Price Per Share ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
John A. Kelley, Jr.	100,000	*	$4.48	5/25/14	$281,744	$713,966
Ernest J. Sampias	30,000	*	4.33	5/24/14	81,693	207,027
Gary M. Gysin	50,000	*	7.96	2/13/14	250,300	634,309
	25,000	*	4.33	5/24/14	68,077	172,522
Jean M. Becker	30,000	*	4.33	5/24/14	81,693	207,027
Jeff O. Vogel	10,000	*	4.93	5/6/14	31,004	78,571
	8,500	*	4.64	6/15/14	24,804	64,857

*	Less than 1%

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of January 31, 2005. The dollar value of in-the-money options at January 31, 2005 is calculated by determining the difference between the year-end fair market value of $3.88 per share and the option exercise price.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at January 31, 2005		Value of Unexercised In-the-Money Options at January 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Kelley, Jr.	—	$—	545,000	520,000	$—	$—
Ernest J. Sampias	—	—	151,250	163,750	—	—
Gary M. Gysin	—	—	100,000	175,000	—	—
Jean M. Becker	—	—	75,000	105,000	—	—
Jeff O. Vogel	—	—	248,558	44,908	$320,625	—

Management Bonus Program

Beginning in the third quarter of 2002, a revised Executive Performance Incentive Bonus (EPIB) plan was implemented in lieu of the prior cash bonus plan. The original EPIB plan used restricted Class B common stock with accelerated vesting opportunities and cash to reward participants for the collective achievement of strategic corporate revenue and EPS goals on a quarterly and annual basis. For fiscal year 2004, the EPIB plan was modified to a cash only plan calculated as a percentage of base compensation. These amounts can range from 30% to 100% of annual base salary if corporate objectives are achieved, and from 45% to 150% if more progressive objectives are met. For fiscal year 2005, the EPIB plan was further modified to reward participants for the collective achievement of strategic corporate revenue and operating income goals on a quarterly basis, and to allow for the grant of Class B Restricted Stock Units under the 2001 McDATA Equity Incentive Plan.

Change of Control Arrangements/Employment Agreements

Severance Agreements

Named Executive Officers and certain other officers have entered into change of control severance agreements and employment agreements with us. The change of control severance agreements provide these officers with (i) a payment (in a lump sum or according to our normal payroll timetable) equal to four times the average of their quarterly compensation over the preceding eight calendar quarters, (ii) payment for all accrued but unused vacation days, (iii) the provision of health benefits for a period of time and (iv) automatic acceleration of the vesting of all stock options held if we terminate without cause their employment upon or within one year of a change in control; provided that our executive officers will not engage in any activity that conflicts with their obligations to us, induce other employees to leave us, or compete with us for a period of one year after termination of their employment. Under the terms of the employee agreements to which we are party with certain of our executive officers, all confidential, proprietary or other trade secret information and all other discoveries, inventions, processes, methods and improvements made by the employee are our property. In addition, pursuant to these agreements, employees may not compete with us in certain limited positions for one year after termination of their employment.

In November 2003 and May 2004, our Board of Directors authorized single trigger severance agreements for the CEO and the key executive officers, respectively. John A. Kelley, Jr., our Chairman, Chief Executive Officer and President, and McDATA entered into such a single trigger severance agreement in December 2003. The single trigger severance agreement provides that should Mr. Kelley be terminated without cause or voluntarily leaves for good reason, Mr. Kelley would be eligible for one year of salary and target bonus, medical benefits under COBRA for up to one year, an extension of option exercisability from ninety days to one year for subsequently issued options and continued vesting of restricted stock for one year after termination. In return, McDATA received an extension to 24 months of Mr. Kelley’s current 12 month non-compete and non-solicitation restriction and a release of all claims, if any, against McDATA before payment of any benefits there under. McDATA had entered into similar single trigger severance agreements with its key executive officers selected by Mr. Kelley. The benefits under those agreements range from 6 months, 9 months to 12 months depending upon the years of service and favorable reviews. Benefits under the single trigger severance agreements would not be payable if the change of control severance agreements were triggered.

In September 2004, the terms of the change of control severance agreements and the single trigger severance agreement for executive officers, as discussed above, were combined into a one executive severance agreement that supercedes all prior severance arrangements. The form of the executive severance agreement was filed with the Company’s Form 10-Q for the fiscal quarter ended October 31, 2004. The new executive severance agreements (a) reconcile potentially conflicting provisions between the two former agreements, (b) clarifies the treatment of regarding payment of target bonus in both a single and dual trigger situations, (c) expands the non-compete and non-solicitation period to 24 months and (d) provides other miscellaneous benefits such as tax and financial assistance.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Given the increasing difficulty in obtaining additional liability insurance for directors and officers and in recognition of the need to protect certain directors and officers from unwarranted personal liability, we extend indemnification agreements to our board members and certain key officers to provide specific contractual assurance that the indemnification protection promised by the laws will be available to such officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have such liability insurance for our officers and directors.

At the present time, there are several class action lawsuits involving certain of our current and former officers. We believe these lawsuits are without legal merit. Accordingly, the Board of Directors has authorized indemnification for such current and former officers.

Employee Benefit Plans

2001 McDATA Equity Incentive Plan

Our Board of Directors and our stockholders originally approved and adopted our McDATA Stock Option Plan in October 1997. This plan was subsequently renamed the 2001 McDATA Equity Incentive Plan (2001 Plan) and amended. There are 33 million Class B common stock shares issuable under the 2001 Plan and the type of awards include options, restricted stock, restricted stock bonuses, restricted stock units, stock awards, stock bonuses, stock units, stock appreciation rights and other forms of direct or derivative equity awards. Grants may be made to our employees, consultants and directors, provided that certain eligibility requirements are satisfied. The Compensation Committee of the Board of Directors administers the 2001 Plan, but has delegated to the Compensation Subcommittee (Mr. Kelley) the authority to make grants to employees other than SEC Section 16 officers. The 2001 Plan expires on September 30, 2010, except as to options or awards outstanding on that date. Subject to the terms of the 2001 Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2001 Equity Incentive Plan at any time. As of October 1, 2005, outstanding Class B common stock awards consisting of options and restricted stock bonuses totaled 18,815,428. As of October 1, 2005, the weighted average exercise price of outstanding stock options was $7.03.

2002 McDATA Employee Stock Purchase Plan

In August 2002, our stockholders approved the McDATA Employee Stock Purchase Plan (Purchase Plan). The Purchase Plan became effective as of August 1, 2002. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee of the Board of Directors, and the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan. There were 1.2 million shares of our Class B common stock initially available for distribution under the Purchase Plan. As of October 1, 2005, there were no shares of Class B common stock available for issuance under the Purchase Plan.

2003 McDATA Acquisition Equity Incentive Plan

In August 2003, our Board of Directors approved and adopted our 2003 McDATA Acquisition Equity Incentive Plan (2003 Plan). The 2003 Plan is a limited purpose plan to allow for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger with or acquisition of a company or business by the Company. The Compensation Committee of the Board of Directors administers the 2003 Plan. The 2003 Plan expires in September 30, 2013, except as to awards outstanding on that date. The authorized number of Class B common stock shares issuable under the 2003 Plan is 3.0 million. As of October 1, 2005, approximately 1.1 million shares of our Class B common stock had been issued and are outstanding under the 2003 Plan in connection with the 2003 acquisitions of Nishan and Sanera and 1.9 million shares of our Class B common stock are available for future issuances.

2004 McDATA Inducement Equity Grant Plan

In May 2004, the Board of Directors approved McDATA’s 2004 Inducement Equity Grant Plan (2004 Plan). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for new hire employees of McDATA. The Compensation Committee of the Board of Directors administers the 2004 Plan. The 2004 Plan is a limited purpose plan in accordance with NASD Marketplace Rule 4350 and does not require shareholder approval. The 2004 Plan has a share capacity of 3 million shares of McDATA Class B common stock. As of October 1, 2005, options to purchase approximately 200,000 shares of our Class B common stock had been issued under the 2004 Plan and 2.8 million shares of our Class B common stock are available for future issuance.

CNT Equity Plans

McDATA assumed the CNT Equity Plans. For more information on such plans, please see our SEC Form S-8 filed July 29, 2005.

401(k) Plan

The Company has adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 100% of their total annual compensation, not to exceed the specified statutory limit, which was $13,000 for employees under the age of fifty and $16,000 for employees over the age of fifty in calendar year 2004. The 401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $0.50 on each dollar of an employee’s contributions up to the first 6% of an employee’s compensation with a total maximum matching contribution of 3% of an employee’s compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are vested in matching contributions over a three-year period.

Profit Sharing

Subject to approval by the Board of Directors or the Compensation Committee, we have historically awarded limited profit sharing to eligible employees based on Company performance. For 2001, the amount approved was 2.5% of annual base salary. For 2002, the amount approved was 7.5% of an employee’s fourth quarter base earnings if the employee did not participate in any other incentive compensation plan of McDATA. In 2003, the profit sharing program was replaced by the success share program described below.

Other Bonus Programs

A Performance Incentive Bonus (PIB) plan was implemented in the third quarter of 2002 for eligible managers that were not eligible under the Executive Performance Incentive Bonus (EPIB) plan for executives or any other sales or incentive compensation plan. The PIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the PIB plan can range from 8% to 22% of the manager’s quarterly base salary if certain quarterly corporate and individual objectives are achieved. The Compensation Committee has significant discretion in determining whether objectives have been met under the plan.

In addition, a Success Share plan was implemented in the third quarter of 2002 for eligible employees that are not managers and are not otherwise eligible under the EPIB plan for executives, the PIB plan for managers or any other sales or incentive compensation plan. The Success Share plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the Success Share plan may not exceed more than 5% of the eligible employee’s quarterly base salary if certain quarterly corporate objectives are achieved. The Compensation Committee has significant discretion in determining whether the objectives have been met under the plan. In April 2005, Success Share Plan was consolidated into the PIB plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company’s executive officers during fiscal year 2004. Actual compensation earned during fiscal year 2004 by the Named Executive Officers is shown in the Summary Compensation Table.

Compensation Philosophy

The Company operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

•	Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

Components of Executive Compensation

The compensation program for the Company’s executive officers consists of the following components:

•	Base Salary

•	Management Bonus Program

•	Long-Term Stock Option Incentives

Base Salary

The Compensation Committee reviews salaries for the Chief Executive Officer and other executive officers early in the fiscal year. Base salaries are established by the Compensation Committee based upon competitive compensation data, an executive’s job responsibilities, level of experience, individual performance and contribution to the business. No specific formula is applied to determine the weight of each factor. The Compensation Committee bases its determination of Mr. Kelley’s salary on his individual performance and the salaries paid to chief executive officers of peer companies. Based upon a review of competitive compensation data in early 2004, the Compensation Committee set Mr. Kelley’s base salary to $400,000 for 2004. The salaries for the other Named Executive Officers are listed in the Summary Compensation Table.

Management Bonus Program

In accordance with the Executive Performance Incentive Bonus (EPIB) plan, as amended, participants may earn additional cash upon the collective achievement of strategic corporate revenue and pro forma EPS goals on a quarterly and annual basis. The EPIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. Currently the cash bonus component of the EPIB plan is calculated as a percentage of base compensation and can range from 30% to 100% of annual base salary if corporate objectives are achieved, and from 45% to 150% if more progressive objectives are met. The EPIB plan did pay for corporate performance in the third and fourth quarter of fiscal year 2004. As a result of the achievement of goals set under the EPIB plan, Mr. Kelley received $348,032 in fiscal year 2004. The bonus earned under the EPIB plan for the other Named Executive Officers in fiscal year 2004 is listed in the Summary Compensation Table.

In addition, the EPIB plan also provides for the grant of restricted Class B Common Stock with a 48 month vesting period that may be accelerated to an 18 month cliff vest. No restricted shares were granted in fiscal year 2004.

Long-Term Stock Option Incentives

The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of options to purchase the Company’s Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of the Company’s stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of the Company’s long-term strategic performance goals. Under the 2001 McDATA Equity Incentive Plan, Mr. Kelley was granted 100,000 options to purchase Class B common stock in May 2004. The grants under the 2001 McDATA Equity Incentive Plan for the other Named Executive Officers are listed in the Summary Compensation Table.

Section 162(m)

The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive officers, unless compensation is performance-based. The Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

Respectfully submitted by:
The Compensation Committee
Thomas M. Uhlman, Chairman
Laurence G. Walker

PERFORMANCE GRAPHS

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class A Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing February 5, 2001 and ending on September 30, 2005. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

ASSUMES $100 INVESTED ON FEB. 5, 2001

ASSUMES DIVIDEND REINVESTED

FOR PERIOD ENDING SEPTEMBER 30, 2005

	2/5/2001	1/31/2002	1/31/2003	1/30/2004	1/31/2005	09/30/05
McDATA Corporation Cl A	$100.00	$53.62	$17.06	$19.00	$9.08	$11.33
SIC Code 3669	$100.00	$27.07	$10.46	$22.19	$18.67	$17.17
NASDAQ Market Index	$100.00	$70.45	$48.63	$76.33	$76.02	$79.82

(1)	The graph assumes that $100 was invested on February 5, 2001 in the Company’s Class A common stock, in the NASDAQ Market Index, and the SIC Code, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class A common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing August 9, 2000 and ending on September 30, 2005. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

ASSUMES $100 INVESTED ON AUG. 9, 2000

ASSUMES DIVIDEND REINVESTED

FOR PERIOD ENDING SEPTEMBER 30, 2005

	8/9/2000	1/31/2001	1/31/2002	1/31/2003	1/30/2004	1/31/05	9/30/05
McDATA Corporation Cl B	$100.00	$64.28	$30.74	$9.27	$10.18	$4.53	$5.65
SIC Code 3669	$100.00	$74.53	$20.18	$7.79	$16.54	$13.91	$12.80
NASDAQ Market Index	$100.00	$73.53	$51.80	$35.79	$56.12	$55.90	$58.69

(1)	The graph assumes that $100 was invested on August 9, 2000 in the Company’s Class B common stock, in the NASDAQ Market Index, and the SIC Code Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP (Deloitte), Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for the fiscal year ended January 31, 2006. The affirmative vote of a majority of the total number of votes present in person or by proxy and entitled to be cast to ratify the appointment of Deloitte as independent auditors to audit the financial statements of McDATA for the fiscal year ending January 31, 2006.

McDATA expects that representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal year ended January 31, 2005 and PricewaterhouseCoopers LLP for the fiscal year ended January 31, 2004.

	Years Ended January 31,
	2005	2004
Audit fees:(1)	$732,840	$477,500
Audit related fees:(2)	45,750	273,459
Tax fees:(3)	81,710	88,407
All other fees:(4)	—	70,000

Total	$860,300	$909,366

(1)	Audit fees consisted of audit work performed and billed through the date of this filing in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees for the year ended January 31, 2005 consisted principally fees related to the pending acquisition of CNT and the review of the QLogic agreement. For the year ended January 31, 2004, fees related to acquisition work in Nishan, Sanera and other projects and initial Sarbanes-Oxley Act discussions.
(3)	Tax fees consisted principally of assistance with tax planning, compliance and reporting.
(4)	All other fees for the year ended January 31, 2004, consisted of our completion of the convertible debt offering.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has approved of all permissible non-audit services consistent with SEC requirements.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Our Audit Committee has delegated pre-approval authority to its Chairman.

The Board of Directors recommends a vote “FOR” Proposal 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our management has primary responsibility for preparing financial statements and the financial reporting process. The Company’s Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year ending January 31, 2006.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with management.

2. The Audit Committee has discussed with Deloitte & Touche, LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche, LLP its independence from the Company.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of Nasdaq National Market and Michael J. Sophie has been designated as the “financial expert” of the Audit Committee in accordance with the requirement of the Sarbanes-Oxley Act. The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Respectfully submitted by:

The Audit Committee

Charles C. Johnston, Chairman

Michael J. Sophie

D. Van Skilling

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

OTHER INFORMATION

Expenses of Solicitation

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone or the Internet, as described on the proxy card, telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021. Such list will also be available for examination at the annual meeting.

Stockholders Sharing an Address

Stockholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or on the future may write or call us to request a separate copy of these materials from: Thomas O. McGimpsey, Corporate Secretary, 380 Interlocken Crescent, Broomfield, Colorado 80021, or Investor Relations, at 720-558-4629. Any stockholders sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements from: Thomas O. McGimpsey, Corporate Secretary, 380 Interlocken Crescent, Broomfield, Colorado 80021, or Investor Relations, at 720-558-4629.

Stockholder Proposals

Proposals submitted by stockholders of McDATA for inclusion in next year’s Proxy Statement must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and should be sent to our Corporate Secretary at 380 Interlocken Crescent, Broomfield, Colorado 80021. Such stockholder proposals must be received by May 6, 2006. For proposals submitted by stockholders to be considered at the next meeting of the stockholders that are not submitted for inclusion in the proxy materials, our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to our Corporate Secretary at least 60 (but not more than 90) days before the first anniversary of the 2005 annual meeting. We preliminarily plan to hold our annual meeting for 2006 on or about September 2006. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC’s web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2005 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

Financial Statements Available

Consolidated financial statements for McDATA and its subsidiaries are included in Appendices B and C to this Proxy Statement. Additional copies of these statements and the Annual Report on Forms 10-K, for the year ended January 31, 2005 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), may be obtained without charge from Investor Relations, 380 Interlocken Crescent, Broomfield, Colorado, 80021. The Annual Report on Form 10-K, is also on file with the Securities and Exchange Commission, Washington, D.C. 20549, and Nasdaq.

Dated: October 17, 2005

APPENDIX A

BRIEF DESCRIPTION OF BUSINESS

(This Appendix is reproduced from McDATA’s Form 10-K filed April 4, 2005.

This Appendix does not include a description of the CNT business that was acquired on June 1, 2005.)

Who We Are

Never at any point in time has data been more critical to the enterprise, nor more abundant. The Internet, data mining and digital technologies have all added to the data deluge and driven the essential role that information plays in the success of the organization. It has become increasingly challenging to efficiently transport, store and protect data while controlling costs to the enterprise.

McDATA Corporation provides data infrastructure solutions that make it possible for companies to manage this ever-growing data. Through storage area networking (SAN) products, including hardware and software, we connect servers and storage devices throughout an enterprise’s global data infrastructure and assure constant availability of data. We also provide professional services, support and education that enable businesses to create SANs that are optimized for rapid deployment and responsiveness to customer needs. We combine experience in designing, developing and manufacturing high performance SAN solutions with knowledge of business critical applications to solve data infrastructure challenges facing enterprises of varying sizes.

With a mastery of technology and vision of the future, McDATA is helping our customers evolve their infrastructures into a globally connected, centrally managed and tiered “Global Enterprise Data Center” or GEDC. The data center expands to encompass all server, storage and data assets in the enterprise, no matter where they are located around the world. It is a dynamic, adaptive network that can respond to meet fast-changing needs. The GEDC initiative will help customers meet their needs today, while preparing them to meet the rapid growth of the future. Every product that we provide enables this vision; and together with our strategic partners, we can deliver these advanced solutions for our customers. McDATA offers the breadth of product offering and future vision to fulfill this initiative.

McDATA solutions can be found in over 8,000 data centers worldwide—and they touch over  2/3 of the world’s business data. With a market leadership position in enterprise SANs and director class switching, global customers look to McDATA to solve their pressing information lifecycle management challenges, such as continuous availability, business protection and consolidation. Our solutions are an integral part of data services infrastructures sold by many major storage and system vendors, including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), Storage Technology Corporation (STK) and Sun Microsystems, Inc. (Sun). The Company was reorganized and incorporated in the state of Delaware in October of 1997.

Hardware Products

SAN Fibre Channel and FICON Directors

McDATA is a leading provider of high availability SAN directors with our Intrepid® 10000 Director (256 ports), Intrepid 6140 Director (140 ports) and Intrepid 6064 Director (64 ports). The Intrepid 10000 Director is one of the highest-port-count directors available on the market today. The Intrepid 10000 Director, the Intrepid 6140 Director and the Intrepid 6064 Director provide high availability and high port density within 14u, 12u and 9u (“u” equals 1.75 inches in height), respectively to reside in a single McDATA Fabricenter® Cabinet or any other industry standard cabinet rack.

The Intrepid 10000 Director enables data centers to securely consolidate up to four fabrics and keep data available across the enterprise. With dynamic partitioning (Director FlexPars™ Partitions), carrier-class availability and support for distance extension, we believe the Intrepid 10000 Director is ideally suited to act as the ‘backbone’ for tiered network infrastructures within the data center. Intrepid directors are flexible building blocks for storage networks with hundreds and even thousands of connections and hundreds of terabytes of storage. Our directors are designed with optimal port granularity per module. In the rare event of a single port failure, only one port module in a director would be affected and can be replaced without network disruption. In addition, the extensibility and openness of our architecture provides customers with investment protection by providing a platform that can be upgraded to new performance levels and protocols including FICON, or mainframe multi-speeds, such as 1 Gb, 2 Gb, 4 Gb and 10 Gb; and has a passive midplane allowing for multi-protocol transmission.

The distinction between a director-class environment and a simple combined or clustered switching solution environment is significant at the core of the data center. Our directors offer full redundancy, “five-nines” (99.999%) of availability, ultra-high predictive performance provided by a non-blocking architecture, security and highly integrated centralized management provided through software management tools. McDATA’s directors provide customers with high performance, high availability solutions to network storage.

SAN Fibre Channel Fabric Switches

For small and mid-sized enterprises that want high performance features at a cost effective “pay as you grow” upgrade price, we offer the Sphereon™ family of fabric switches with FlexPort technology. The Sphereon 4500 delivers “connectivity-on-demand” in 8 port increments (8, 16 and 24 ports). The Sphereon 4300 Fabric Switch delivers “connectivity-on-demand” in 4 port increments (4, 8 and 12 ports). When upgrading a switch from 8 ports to 12 ports, for example, the customer simply purchases a FlexPort upgrade and implements the upgrade using a simple software feature enablement key, which upgrades the switch without the need to replace the switch. With each Sphereon Fabric Switch, we offer SANPilot® web-based management software. SANPilot provides the features necessary to easily manage small SAN fabrics. The Sphereon 4000-Series (4500 and 4300) fabric switches also offer non-disruptive software code load and activation (HotCAT® Technology), hot-plug capable transceivers, Fibre Channel loop connectivity for storage consolidation (directly attaching disk or tape and maximizing storage utilization) and other industry leading features.

For larger departments within a data center, we offer the Sphereon 3232 Fabric Switch. The Sphereon 3232 is also available for FICON environments and offers HotCAT Technology (non-disruptive code load and activation), redundant power and cooling, hot-plug-capable transceivers and other industry leading features. With each Sphereon 3232 Fabric Switch we also include SANPilot at no additional cost.

SAN Routers

For enterprises that want to route between SAN islands, gain interoperability between multi-protocol resources and extend their Fibre Channel storage networks over their IP networks across campus or the global enterprise, we offer the Eclipse™ family of SAN routers. The Eclipse family includes the Eclipse 2640 (16 multi-service ports), the Eclipse 3300 (8 multi-service ports) and the Eclipse 1620 SAN routers (4 multi-service ports). These switch solutions allow for integrated disaster recovery architectures and cost effective integration of low-end servers and applications into the storage network. The Eclipse 2640 and 3300 switches also provide SAN routing capabilities, allowing end-customers to consolidate heterogeneous SANs and share data between heterogeneous storage environments, while at the same time isolating faults from propagating between SANs with fault isolation technology. With the Eclipse line of switch products we offer our SANvergence® Manager software.

Cabinets

Our Fabricenter Cabinet supports internal cable management for 512 Fibre Channel cables and provides 36u of vertical space while occupying only one tile width (24”) of valuable data center floor space. Its sleek, industrial design provides maximum airflow, security and visibility of equipment. The Fabricenter Cabinet can house our Intrepid, Sphereon and Eclipse lines of products. These cabinets, when populated with our director, switch and software products, represent our configured products.

Software Products

McDATA brings to market software that adds reliability, flexibility and simplicity to the implementation and maintenance of the Global Enterprise Data Center. McDATA software is comprised of management software and intelligent network services, embedded in the Enterprise Operating System. Our storage network management software makes SAN management simple, delivering complete device and fabric management. Whether for managing McDATA devices or having visibility into the SAN end-to-end from the HBA to the array, McDATA has the right SAN management application to fit customers’ needs—all designed to maximize return on investment, minimize risk and plan for your future needs.

By the end of 2005, McDATA expects that it will have one management application that will integrate the following products available today:

•	SANavigator®—A comprehensive, storage network management application used to manage the entire SAN, including other switch vendors, from the HBA to the array. Optional features for enhanced security, performance monitoring, FICON management and risk mitigation are available.

•	Enterprise Fabric Connectivity Manager (EFCM)—A storage network management application used to configure and manage McDATA storage area networks. Optional features for enhanced security, performance monitoring, FICON management and risk mitigation are available.

•	SANvergence—A collection of software tools for managing a multi-protocol storage fabric consisting of McDATA switches and gateways. This intuitive interface allows for advanced configurations on a SAN-wide basis, including zoning in a mixed environment consisting of Fibre Channel and iSCSI hosts, storage devices and switches.

McDATA Intelligent Network Services in Enterprise Operating System (E/OS) can help enterprises achieve an advanced level of efficiency while protecting the data that is essential to their enterprise. E/OS delivers comprehensive device intelligence, helping customers diagnose and troubleshoot potential problems and control access to the SAN.

McDATA Intelligent Network Services provide the engine behind McDATA high-availability environments. HotCAT non-disruptive code activation, configuration backup/restore and inter-switch link (ISL) fencing features ensure that McDATA devices are the most reliable on the market. ISL fencing maintains the stability of the SAN by taking ports out of operation that pose a risk, protecting the fabric against external failure. Users are automatically alerted when ports are taken out of operation. Using fabric diagnostic capabilities to help resolve the problem, the user can then manually re-enable those ports. Features like Zone FlexPar partitions allow customers to continue to grow their SAN fabric by making device additions. Value-added services are also available to further secure and optimize the performance of the storage network, such as:

•	SANtegrity® Security Suite: To help secure the storage network and address federal and state compliance requirements, SANtegrity adds an additional layer of security to ports, devices and fabrics through binding, authentication and other features.

•	Open Trunking: Allows customers to optimize the performance of a SAN by load-balancing traffic across all available ISLs. Open Trunking increases useable ports by optimizing current ISL utilization and freeing up more ports for device connections. Through Open Trunking, an organization can lower its total cost of ownership.

Professional Services and Solutions

Our Professional Services group provides customers with some of the most experienced and comprehensive storage network consulting services and solutions in the industry. Our full line of services, state-of-the-art tools and SANavigator allow customers to efficiently plan, implement and manage complex storage networks worldwide. We provide customers with complete solutions that solve critical customer problems such as consolidation and data protection, allowing the customers to focus on their business mission with the assurance of high availability and functionality. We also provide technology-centric, vendor-neutral storage network training to IT professionals through our Learning Services group. Our training emphasizes system-level solutions by providing IT professionals the skills necessary to be effective in today’s multi-vendor, heterogeneous storage networking environments.

Corporate Information

McDATA Corporation was reorganized and incorporated in the state of Delaware in October of 1997. During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of Class B common stock. After completion of the offering and prior to February 7, 2001, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC’s shareholders of record as of January 24, 2001. Our Class A common stock is traded on the Nasdaq National Market under the symbol “MCDTA”, and our Class B common stock is traded on the Nasdaq National Market under the symbol “MCDT”. Our headquarters are located at 380 Interlocken Crescent, Broomfield, Colorado 80021, and our telephone number at that location is (303) 460-9200.

Market for Registrant’s Common Equity and Related Stockholder Matters

(Reproduced from McDATA’s Form 10-K filed April 4, 2005)

Our Class B common stock has been quoted on the Nasdaq National Market under the symbol “MCDT” since our initial public offering on August 9, 2000. Our Class A common stock has been quoted on the Nasdaq National Market under the symbol “MCDTA” since EMC’s distribution of that stock on February 7, 2001. Prior to those respective times there was no public market for either class of stock.

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and we have not declared or paid any cash dividends on our capital stock since inception, and do not anticipate paying any cash dividends in the foreseeable future. At March 15, 2005, there were approximately 10,400 stockholders of record of our Class A common stock and approximately 305 stockholders of record of our Class B common stock.

The following table sets forth the range of high and low bid quotation per share of our Class A and Class B common stock reported on the Nasdaq National Market during fiscal years 2004 and 2003:

	Class A		Class B
	High	Low	High	Low
Fiscal Year Ended January 31, 2004*
January	$10.23	$7.07	$10.25	$7.02
February—April	$10.76	$7.00	$10.79	$7.05
May—July	$15.88	$9.21	$15.79	$9.19
August—October	$13.15	$10.05	$12.93	$9.89
November—January	$10.95	$8.09	$10.88	$8.10

Fiscal Year Ended January 31, 2005
February—April	$9.03	$5.24	$9.00	$5.06
May—July	$5.76	$4.23	$5.46	$4.04
August—October	$6.73	$4.38	$6.43	$4.19
November—January	$6.40	$3.89	$6.10	$3.63

*	McDATA changed its fiscal year end to January 31. The corresponding fiscal quarter ends are April 30, July 31, October 31 and January 31.

APPENDIX B

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED

JANUARY 31, 2005

(This Appendix is reproduced from McDATA’s Form 10-K filed April 4, 2005)

Selected Financial Data

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations and other financial information appearing elsewhere in this Annual Report. The consolidated statement of operations data set forth below with respect to the fiscal years ended January 31, 2005 and 2004, and December 31, 2002, and the consolidated balance sheet data as of January 31, 2005 and 2004, are derived from our audited financial statements appearing in Item 8. The consolidated statement of operations data set forth below with respect to the fiscal years ended December 31, 2001 and 2000, and the consolidated balance sheet data as of December 31, 2001 and 2000 were derived from audited financial statements not included herein. Historical results are not necessarily indicative of the results of any future period.

	Years Ended January 31,		Years Ended December 31,
	2005	2004 (1)(5)	2002 (5)	2001 (5)	2000 (5)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$399,660	$418,860	$328,279	$344,406	$248,686
Total cost of revenue	176,161	177,329	178,114	215,751	119,543

Gross profit	223,499	241,531	150,165	128,655	129,143
Total operating expenses (2)	247,935	249,739	173,506	156,681	85,724

Income (loss) from operations (2)	(24,436)	(8,208)	(23,341)	(28,026)	43,419
Net income (loss)	$(20,872)	$(43,133)	$(9,987)	$(8,656)	$30,764

Basic net income (loss) per share	$(0.18)	$(0.38)	$(0.09)	$(0.08)	$0.31

Diluted net income (loss) per share	$(0.18)	$(0.38)	$(0.09)	$(0.08)	$0.28

Shares used in computing basic net income (loss) per share	115,355	114,682	113,185	111,475	99,989
Shares used in computing diluted net income (loss) per share	115,355	114,682	113,185	111,475	107,953

	January 31,		December 31,
	2005	2004 (1)	2002	2001	2000
	(in thousands)
Consolidated Balance Sheets Data:
Total assets (3)	$818,235	$830,968	$555,191	$513,953	$511,369
Working capital (3)	206,034	195,708	283,627	277,471	404,359
Long-term portion of obligations (4)	172,756	173,591	1,540	789	1,624
Total stockholders’ equity	397,224	417,642	474,505	469,791	453,813

(1)	On January 15, 2003, the Company changed its fiscal year to end on January 31 rather than December 31. We believe that the twelve months ended December 31, 2002 and 2001 provide a meaningful comparison to the twelve months ended January 31, 2004.
(2)	In fiscal year 2004 we incurred restructuring charges of $1.3 million and in fiscal 2003, we incurred restructuring costs and acquisition-related charges totaling approximately $13.7 million. In 2001, we incurred acquisition-related charges of $9.3 million.

(3)	Reflects approximately $131 million and $127 million in current assets and current liabilities for fiscal years 2004 and 2003, respectively, related to our securities lending program entered into during fiscal year 2003.
(4)	Includes long-term convertible debt issued during fiscal year 2003, notes payable acquired in fiscal year 2003 with our acquisition of Nishan and Sanera, and capital leases, excluding current portion.
(5)	In order to conform to current year presentation, the gain or loss associated with fixed asset disposal has been reclassed from interest income to operating expenses for prior years.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section of the Annual Report on Form 10-K discusses the comparative year over year results of our operations, our liquidity and financial condition, our risk management practices and our critical accounting policies. You should read the following discussion and analysis in conjunction with the consolidated financial statements and related notes that are included in Section C-1 through C-34 of this document.

Overview

Change of Fiscal Year

On January 15, 2003, we changed our fiscal year end to January 31, from December 31. We believe that the twelve months ended December 31, 2002 provides a meaningful comparison to the twelve months ended January 31, 2005 and January 31, 2004. There are no factors, of which we are aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the twelve months ended January 31, 2003 were presented in lieu of results for the twelve months ended December 31, 2002. References in this discussion to fiscal 2004 and fiscal 2003 represent the twelve months ended January 31, 2005 and January 31, 2004, respectively. References to fiscal 2002 represents the twelve months ended December 31, 2002.

Revenue Growth and Competitive Industry

Our revenue for the fiscal year ended January 31, 2005 represented a 5% decrease over fiscal year 2003 and a 22% increase from fiscal year 2002. This year over year revenue decline is the result of lower product revenue due primarily to lower average selling prices for directors and switches offsetting higher demand or port growth. The decline in product revenue is partially offset by higher sales of software, service and warranty and ESCON products. The decline in our product revenue has occurred while the market for our SAN products and solutions has grown more competitive with (a) the entrance of competitors into our market, (b) pricing pressures resulting from an increase in competitive products and solutions, (c) challenges to our direct-assist sales model, and (d) anticipated competition from our own storage OEM partners through their recent partnerships with competitors to jointly sell complementary products. These market conditions present unique risks and uncertainties in a number of respects. Management believes the competitive market environment defines the overall performance of the Company and provides a specific context to further analyze revenues, operating expenses and liquidity. In particular, we anticipate continued elongated sales cycles and downward pricing pressures that could negatively impact our revenue growth rate. Moreover, revenue growth in fiscal year 2005 is dependent on the introduction of our new products. We are currently proceeding with the launch of the Intrepid 10000 Director and other new products including higher performance switches later in the year. In addition, we are taking action to continue sales of products and technology acquired in connection with our acquisition of Nishan. As with any product introduction, we face risks in the design, testing, qualification and market acceptance of our new products. Some of the products we are developing may be more complex and feature-rich than our current products, and some of the development on these products was undertaken prior to the Nishan and Sanera acquisitions. If we fail to timely introduce new products, or if there is no demand for these or our current products, we may experience continued declines in revenue.

In addition to the recent increased competition in the industry, we have experienced a shift in the buying patterns of our customers from configured director products to non-configured product sales including our switch products, directors port cards, and our FlexPort upgrades. Our OEM and reseller partners may purchase certain of these component products ahead of end-user demand, which could reduce subsequent purchases by those partners. Variations in the buying patterns of our customers would limit our ability to assemble, test and ship orders received in the last weeks and days of each quarter and could cause fluctuations in our quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

Management believes the trend of revenue, controlling of operating expense and the related competitive environment define the overall performance of the Company and provide a specific context to further analyze the financial results of the Company.

Merger and Acquisitions

On January 17, 2005, we entered into an agreement and plan of merger with Computer Network Technology Corporation (CNT), a provider of networking products, services and solutions. Upon completion of the merger, CNT shareholders will be entitled to receive 1.3 shares of McDATA Class A common stock for each share of CNT common stock then held by them, together with cash in lieu of fractional shares. The boards of directors of McDATA and CNT believe that the proposed merger will create a combined company that will establish a leading position in enterprise storage networking, encompassing world-class products, services and software. The merger will combine the products, talent and expertise of two respected names in storage networking and is expected to accelerate McDATA’s Global Enterprise Data Center initiative to deploy a broadened tiered network infrastructure. The merger with CNT, which is anticipated to occur in McDATA’s second quarter of fiscal 2005, still requires the satisfaction of additional conditions including obtaining the approval of the shareholders of McDATA and CNT.

On September 19, 2003, we completed our acquisition of all of the outstanding stock of Nishan, a provider of multi-protocol native IP storage switching solutions that builds open storage networking products based on IP and Ethernet, both international networking standards. On September 30, 2003, we completed our acquisition of all of the outstanding stock of Sanera, a developer of intelligent director class switching platform technologies. The results of operations discussed below reflect the operating results of Nishan and Sanera from the dates of acquisition. The purpose behind our acquisition of these two leading technology companies was to accelerate our time to market of leading-edge technology products including IP storage networking. Beginning after the acquisitions, we integrated the operations of these entities into our existing engineering and sales divisions to take advantage of cost efficiencies, including consolidation of engineering facilities and support resources and elimination of redundancies. Although historically these two companies incurred significant operating expenses during their development phases, we don’t believe the historical financial results of the two companies are indicative of future operating expenses for the Company. We believe that in the long term, these operating expenses will be offset by increased revenues as the technologies and products are integrated into our existing and next-generation products.

Restructuring Activities

In January 2004, we announced that we were taking certain cost improvement actions, which included a workforce reduction and facility consolidation. Total restructuring costs of $3.5 million consist of severance and benefit charges, facility closure expenses, and other charges. Severance and benefit charges of $2.3 million include severance and related employee termination costs associated with the reduction of the Company’s workforce by 92 employees, or approximately 9%. Facility closure charges of $1.1 million relate to losses for a leased engineering facility in Toronto, Canada. In August 2004, the Company entered into agreements to sublease this facility to an unrelated third-party through the Company’s remaining original lease term. In connection with these agreements, the Company made a one-time payment of approximately $1.0 million to satisfy all of its outstanding lease commitments for this facility. These payments were applied against the restructuring reserve accrual and approximate the original estimates made by the Company. All planned activities under this plan had been completed and all remaining accrued liabilities were paid or settled.

Revenue Reclassification

During fiscal year 2004, we began presenting a reformatted classification of revenue to provide further visibility into our product lines and to emphasize our software growth strategy. All prior periods have been reclassified to reflect the new classification. Our revenue comprises the following product categories:

•	Product Revenue—revenue from the sales of our director and switch products (including Eclipse SAN routers)

•	Software and Related Maintenance Revenue—revenue from the sales of our software licenses and related maintenance agreements. Our software maintenance agreements consist of our standard post-contract customer support (PCS) that are sold in conjunction with the initial sales of the software licenses. These services include customer support that provides bug fixes, upgrades and telephone support. Software sales are incidental to our hardware sales.

•	Other Service Revenue—revenue from our professional service offerings as well as services provided under extended maintenance and upgraded warranty contracts for our hardware products.

•	ESCON Revenue—historical revenue earned from the ESCON service agreement and, beginning July 1, 2004, revenue from our ESCON product sales.

ESCON Agreement Amendment

In 1997, we entered into a services agreement with McDATA Holdings Corporation, a wholly-owned subsidiary of EMC, to provide manufacturing and distribution management services for proprietary mainframe protocol, or ESCON™, switching solutions manufactured for and sold to IBM. Under the terms of this agreement, we agreed to manage the ESCON product manufacture, design, order and product shipment in exchange for a service fee calculated as a fixed percentage of EMC’s ESCON revenues. In the second quarter fiscal year 2004, we amended the service agreement to effectively assume the ESCON business operations. This comprises the acceptance of the rights, risks and costs of inventory ownership and distribution; accounts receivable billing and collections; and sales and marketing activities. We elected to amend the service agreement and effectively assume the ESCON business operations for two primary reasons. First, we believe that the gross margin dollars that we will earn by managing the business in its entirety will exceed the service fees we would have earned under the prior arrangement. Second, as a result of our amendment of the service agreement, we obtained a retroactive increase in the prior service fee.

Therefore, effective July 1, 2004, we began to fully consolidate the operations of the ESCON product line. Under this new arrangement, we have recorded $15.3 million of ESCON product revenue related to sales made from July 1 through January 31, 2005. In addition, we recorded the ESCON product inventory on our balance sheet and have included outstanding purchase commitments in our overall contract manufacturer commitments. The ESCON technology is a mature technology. IBM announced end-of-life on certain ESCON products as of December 31, 2004. The Company believes that fourth quarter fiscal year 2004 ESCON sales were driven higher than expected as enterprise customers, particularly in Japan, waited until the final few months of product availability to place orders. In fiscal year 2005, the Company expects ESCON revenue to maintain a quarterly run rate below $1.0 million. In the Results of Operations discussion, we classify the ESCON revenue results as “ESCON revenue” in an effort to segregate this business from our current product sales.

QLogic Joint Development and Marketing Agreement

On November 22, 2004, the Company entered into a five year Master Joint Development and Marketing Agreement with QLogic Corporation, a Delaware corporation (QLogic). Pursuant to this agreement, the parties will jointly develop, market and distribute to select OEMs and other distribution channel partners certain joint embedded fabric switch and software offerings that consist of a QLogic embedded switch blade product for the server environment that is interoperable in McDATA fabrics and with McDATA’s storage management and security software. QLogic paid McDATA an initial fee of $4.0 million has been deferred and will be recognized as revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (SAB No. 104) at the expiration of the agreement. QLogic will also pay a unit royalty on sales of the joint product offering.

Results of Operations

The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

	Years Ended January 31,		Year Ended December 31, 2002
	2005	2004
Revenue	100.0%	100.0%	100.0%
Cost of revenue	44.1	42.3	54.2

Gross profit	55.9	57.7	45.8
Operating expenses:
Research and development	22.9	21.2	18.1
Selling and marketing	25.3	22.9	22.9
General and administrative	6.4	7.2	8.7
Amortization of purchased intangible assets	5.7	2.1	0.6
Acquired in-process research & development and other acquisition related costs	—	2.7	—
Amortization of deferred compensation	1.4	2.9	2.5
Restructuring charges	0.3	0.6	—

Operating expenses	62.0	59.6	52.8
Loss from operations	(6.1)	(1.9)	(7.1)
Interest and other income, net	1.4	1.0	2.4

Loss before income taxes	(4.7)	(0.9)	(4.7)
Income tax expense (benefit)	0.1	9.2	(1.7)

Loss before equity in net loss of affiliated company	(4.8)	(10.1)	(3.0)
Equity in net loss of affiliated company	(0.3)	(0.2)	—

Net loss	(5.1)%	(10.3)%	(3.0)%

Revenues

	Years Ended January 31,		Year Ended December 31, 2002
	2005	2004
	(in millions)
Product revenue	$301.7	$360.1	$284.1
Software and related maintenance revenue	59.4	44.7	29.4
Other service revenue	20.3	11.7	10.4
ESCON revenue	18.3	2.4	4.4

Total revenue	$399.7	$418.9	$328.3

Our revenue for the year ended January 31, 2005 was $399.7 million, which represented a 5% decrease over fiscal year 2003 and a 22% increase from fiscal year 2002. Although we continue to see solid end-user interest for our products and solutions, the on-going competitive marketplace is expected to create a challenging sales environment for the foreseeable future. Given the entrance of competitors and products in our industry, we anticipate longer sales cycles and price declines that could negatively impact our revenue growth rate.

Product revenue of $301.7 million for fiscal year 2004 was a 16% decrease over fiscal year 2003 and a 6% increase from fiscal year 2002. This year over year revenue decline in product revenue reflects a 5% increase in estimated director and switch ports sold offset by a 21% decrease in estimated average sales prices. The increase in sales of hardware ports reflects the market strength of our flex ports as well as our mid-range switch products despite the economic and competitive environment. We expect the number of ports shipped to fluctuate depending on the demand for our existing and newly introduced products including the timing of product introductions by our OEM customers. Average sales price declines during fiscal year 2004 were greater than the historical pricing declines typical with our technology products. In fiscal year 2004, we lowered pricing on director chassis and switches to take advantage of the ongoing competitive environment. These price declines were enabled by the lowered costs of our product components. However, as discussed above, competition or unforeseen changes in technology could negatively impact our revenue growth rate. Our fiscal year 2002 revenue was negatively impacted by the unfavorable economic conditions and suppressed IT storage and infrastructure spending, in particular in the high-end director market and our transition from 1 Gb to 2 Gb speed products in the first half of 2002. This environment had a particularly negative effect on our product revenue, which declined, from fiscal year 2001 levels. Our new product introductions in the last half of 2002, however, were widely received with higher than expected demand and revenue.

Software and related maintenance revenue of $59.4 million for fiscal year 2004 increased 33% over fiscal year 2003 and increased 102% from fiscal year 2002. This revenue growth is due to higher sales of our embedded software products including our SANtegrity security solution and higher sales of Eclipse software. A significant portion of our software revenue is generated from sales of our Enterprise Fabric Connectivity Manager, or EFCM, software product.

Other service revenue includes professional service revenue and revenue earned from our upgraded warranty and extended maintenance contracts on our hardware products. Other service revenue for the 2004 fiscal year was $20.3 million. This represents a 74% increase from fiscal year 2003 and a 95% increase from fiscal year 2002. These increases are due primarily to the activation of extended maintenance and upgraded warranty contracts sold in conjunction with our hardware products. In prior periods, we experienced a significant growth in deferred revenue as the attach rates for extended maintenance contracts increased significantly (primarily through IBM sales). As the standard product warranties on these products expire, we believe we will continue to see a slight increase in maintenance revenue as the extended contracts are activated and deferred revenue is recognized. As part of our recently announced OEM agreement with IBM, we will no longer provide the end-user support services through these extended maintenance contracts. Therefore, deferred revenue will decreases as the number of extended maintenance contracts is expected to decline in fiscal year 2006.

ESCON revenues of $18.3 million for fiscal year 2004 increased $15.9 million from the $2.4 million for fiscal year 2003, and $13.9 million from the $4.4 million for fiscal year 2002. The increase reflects McDATA’s assumption of the ESCON business operations from EMC during the second quarter of fiscal year 2004. As of July 1, 2004, ESCON revenue included product revenue from sales of these products. In addition, ESCON revenue for fiscal year 2004 includes $1.6 million of previously deferred service fees. These fees were deferred in prior periods in accordance with revenue recognition policies and the contract negotiations at that time.

A significant portion of our revenue is concentrated with the largest storage OEMs. For the year ended January 31, 2005, approximately 47% of our total revenue came from EMC, compared to 56% and 54% for fiscal years 2003 and 2002 respectively. IBM, excluding the $15.3 million of ESCON product revenue related to sales as discussed above, contributed approximately 25% of our revenue for fiscal year 2004 compared to 21% and 25% for fiscal years 2003 and 2002, respectively. In addition, our third largest OEM customer, HDS, contributed approximately 9% of our revenue for fiscal 2004 compared to 10% and 9% for fiscal years 2003 and 2002, respectively. Other major storage and system vendors, including Dell, HP, STK and Sun, offer McDATA products and solutions. In addition to our storage and system vendors, we have relationships with many resellers, distributors and systems integrators. Sales to these other channels represented 19%, 13% and 12% of revenue in fiscal years 2004, 2003 and 2002, respectively. The decline in the revenue from EMC as a percentage of our sales is the result of the entrance of new competitors into the storage market and the lengthened sales cycle in the high-end director market; as well as the overall growth in revenue dollars from our other OEMs and non-OEM channels, particularly IBM with whom we have a strengthened relationship. Expanding our reseller, distributor and system integrator channels into Small Medium Enterprise (SME) and vertical markets will be a strategic focus for us as we continue to grow our business. However, the level of sales to any single customer may vary and the loss of any one significant customer, or a decrease in the level of sales to any significant or group of significant customers, could harm our financial condition and results of operations. Given the dependencies on our limited number of OEM resellers combined with an increasingly competitive environment, we may experience continued adverse price pressures at critical times near the end of the fiscal quarters. In addition, the fiscal quarters for many of our largest OEM and reseller partners begin during the last month of our fiscal quarter. While we do not have complete insight into the purchasing processes of our OEM and reseller partners, we believe that such partners have and may purchase some amount of our non-configured product in anticipation of end-user customer demand that will be realized in the later portion of their fiscal quarter. Large end-of-quarter purchases by our partners could result in lower future revenues or earnings in our following fiscal quarter if market demand as forecasted by our partners does not materialize.

Domestic and international revenue was approximately 62% and 38% of our total revenue, respectively, for the fiscal year ended January 31, 2005. For the year ended January 31, 2004, domestic and international revenue was approximately 67% and 33% of our total revenue, respectively. For the year ended December 31, 2002, domestic and international revenue was approximately 63% and 37% of our total revenue, respectively. Revenues are attributed to geographic areas based on the location of the customers to which our products are shipped. International revenues primarily consist of sales to customers in Western Europe and the greater Asia Pacific region. Included in domestic revenues are sales to certain OEM customers who take possession of our products domestically and then distribute these products to their international customers. In addition, included in revenues from Western Europe are sales to certain OEM customers who take possession of our products in distribution centers designated for international-bound product and then distribute these products among various international regions. Our mix of international and domestic revenue can, therefore, vary depending on the relative mix of sales to certain OEM customers.

Total deferred revenue balance of $49.7 million at January 31, 2005, includes approximately $23.0 million of long-term deferred revenue which primarily represents unearned revenue from our customer support or maintenance contracts on our software and hardware products. These contracts are billed and collected either upfront or annually at the beginning of each service period. We recognize revenue from these contracts ratably over the contractual period, generally one to three years. Long-term deferred revenue also includes the $4.0 million fee associated with the joint development and marketing agreement with QLogic as discussed above.

The remaining portion of the deferred revenue balance at January 31, 2005, represents deferred revenue related to billings and collections for which one or more of the four criteria (evidence of an arrangement; delivery; fixed price; and collectibility) under SAB No. 104 and the American Institute of Certified Public Accountants’ Statement of Position 97-2 (SOP No. 97-2), as amended, have not been met. These balances are all classified as short-term on the balance sheet at January 31, 2005 as all four criteria have historically been met in less than twelve months.

The timing over which we expect to recognize this revenue is as follows (in thousands):

For Fiscal Years:	Amount
2005	$22,736
2006	14,143
2007	6,403
2008 (1)	5,892
2009 and thereafter	563

$49,737

(1)	Includes the $4.0 million joint development and marketing fee paid by QLogic.

Gross Profit

For the fiscal years ended January 31, 2005 and 2004, gross profit margin was 56% and 58%, respectively, reflecting a decrease of approximately 180 basis points. Costs of goods sold consists of product costs, which are generally variable, and manufacturing operating cost, which include both variable and fixed expenses. Product costs as a percentage of revenue increased 0.2% due to lower product revenues and growth in lower margin service products, which were partially offset by increases in higher margin software sales, lower component costs and the one-time increase in revenue due to retroactive ESCON service fees. Manufacturing operating costs as a percentage of revenue increased 1.4% due primarily to the release of inventory-related reserves and obligations of approximately $2.7 million or 0.7% of the fiscal year 2003 gross margins reported above.

For the fiscal years ended January 31, 2004 and December 31, 2002, gross profit margin was 58% and 46%, respectively. During fiscal year 2002, we incurred significant inventory-related charges of $9.4 million. These charges were generated primarily from our transition to multiple product lines and quality problems on component parts. We significantly reduced inventory costs during fiscal year 2003 with the implementation of our outsource-focused-manufacturing model, which was completed during fiscal year 2003.

In anticipation of the competitive-driven and natural decline in selling prices, we continue to drive cost advantages through our engineering and manufacturing processes. In fiscal year 2004, we began selling lower cost versions of our second-generation switch technology and began shipping the lower cost versions of our director components.

Operating Expenses

Research and Development Expenses. Research and development expenses consist primarily of salaries and related expenses for personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and other test equipment; and IT and facilities expenses.

Research and development expenses increased to $91.5 million for fiscal year 2004, compared with $88.8 million for fiscal year 2003 and $59.3 million for fiscal year 2002. The $2.7 million increase over fiscal year 2003 was primarily due to a $8.2 million increase in personnel related expenses attributable to fiscal 2003 acquisitions and a $6.9 million increase in spending related to new product development and testing. This increased spending was partially offset by a $13.4 million increase in the capitalization of software development costs during fiscal year 2004. Research and development expenses reflect the net impact of capitalized software development costs which reduce research and development expenses when recorded on the balance sheet and amortized against cost of goods sold upon introduction of the software product. Capitalized software costs were approximately $18.5 million, $5.1 million and $8.7 million for the 2004, 2003 and 2002 fiscal years, respectively. These costs vary in conjunction with stages of development of our new products. The approximate $29.5 million, or 50%, increase in research and development expenses from fiscal year 2002 to fiscal year 2003 was primarily attributable to incremental spending associated with our acquisitions, which included research and development costs and depreciation expense, and to a lesser extent, retention bonuses. We anticipate the level of spending for the design, testing and qualification of our products to increase over prior years’ levels as we continue to broaden our product offerings.

Selling and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing and sales; costs associated with promotional and travel expenses; and IT and facilities expenses.

Selling and marketing expenses increased to $101.3 million for fiscal year 2004 compared with $95.8 million and $75.2 million for fiscal years 2003 and 2002, respectively. Increases in personnel, travel and equipment costs of approximately $6.0 million for fiscal year 2004 were partially offset by a $1.6 million decrease in customer acquisition costs attributable to two new OEM contracts signed during fiscal year 2003. The $20.6 million increase in sales and marketing expenses from fiscal year 2002 to fiscal year 2003 were primarily due to increased salaries, commissions and travel costs associated with increased revenues. We believe that selling and marketing expenses will remain relatively flat in fiscal year 2005 due to our efforts to contain expenses.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for corporate executives, finance, human resources and investor relations, as well as accounting and professional fees, corporate legal expenses, other corporate expenses, and IT and facilities expenses.

General and administrative expenses decreased to $25.6 million for fiscal year 2004, compared to $30.2 million and $28.6 million for fiscal year 2003 and 2002, respectively. The decrease of $4.6 million from fiscal year 2003 is primarily due to decreased litigation, personnel, consulting and equipment costs. Expenses for fiscal year 2002 included significant legal expenses related to the costs of litigating the Brocade patent infringement lawsuit that was settled and $1.75 million in charges related to the termination of a collateralized lease and the disposal of fixed assets.

Amortization Of Purchased Intangible Assets. Amortization of purchased intangible assets increased to $22.8 million for the fiscal year 2004 compared with $9.2 million and $2.1 million for fiscal years 2003 and 2002, respectively. The increases were the result of our fiscal year 2003 acquisitions of Nishan and Sanera through which we recorded approximately $113 million of amortizable intangible assets. These assets are being amortized on a straight-line basis over a period of one to six years.

Acquired In-Process Research and Development (IPR&D) and Other Acquisition-related Costs. In connection with our equity investment in Aarohi and our acquisition of Nishan in September 2003, a portion of the respective purchase prices was allocated to IPR&D. This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge for fiscal year 2003 totaled $11.4 million.

Amortization of Deferred Compensation. We have recorded deferred compensation in connection with Class B stock options granted prior to our August 9, 2000 initial public offering and restricted Class B stock grants granted through our equity incentive plans. In connection with our acquisitions during fiscal year 2003, we issued approximately 1.0 million shares of Class B restricted common stock with vesting periods ranging from 12 to 24 months. In addition, 300,000 shares vested immediately upon the retention of employees at Nishan and Sanera and were fully expensed. We are amortizing all deferred compensation on a straight-line basis over the vesting period of the applicable options and stock awards, resulting in amortization expense of $5.7 million for fiscal year 2004, $12.7 million for fiscal year 2003 and $8.9 million for fiscal year 2002 (of which approximately $180,000, $739,000 and $601,000 was included in cost of revenue, respectively). Deferred compensation expense related to these awards will decrease as the awards become fully vested over the following two to five years.

Restructuring Charges. In the fourth quarter of fiscal year 2003, we announced that we were taking certain cost improvement actions, which included a workforce reduction and facility consolidation. During fiscal year 2004, we completed our planned closure of our Toronto engineering facility and recorded an approximate $1.1 million restructuring charge related to this closure. In addition, we incurred an additional $279,000 restructuring charge in fiscal year 2004 for additional severance-related and other costs as we finalized the reduction in workforce that was initiated in the fourth quarter of 2003. All planned activities under this plan had been completed and all remaining accrued liabilities were paid or settled.

Interest and Other Income. Interest and other income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Interest income was $6.6 million, $7.2 million, and

$8.1 million for fiscal years 2004, 2003 and 2002, respectively. The decrease in income from 2003 levels reflects the effects of lower cash and investment balances which is partially offset by the increase in interest rates during fiscal 2004. Fiscal year 2003 interest and other income decreased from 2002 levels due primarily to the decline in interest rates during fiscal year 2003 partially offset by the effects of higher cash and investment balances resulting from cash generated from operations and the net proceeds from convertible subordinated notes that were issued in February 2003 (see Note 8—“Convertible Subordinated Debt” in the Notes to Consolidated Financial Statements). The average rate of return on investments for the year ended January 31, 2005 was 2.2% compared to 1.8% for fiscal year 2003, and 2.2% for fiscal year 2002.

Interest Expense. Interest expense consists primarily of the amortization of issuance costs related to the convertible subordinated debt, the convertible debt interest expense not offset by the interest rate swap interest income (discussed below) and interest expense related to capital leases and notes payable.

Interest expense was $1.3 million for the year ended January 31, 2005 compared with $2.8 million and $293,000 for fiscal years 2003 and 2002, respectively. Fiscal year 2004 interest expense consisted of approximately $748,000 of amortized debt issuance costs, approximately $347,000 of convertible debt interest expense offset by the interest rate swap interest income, and approximately $237,000 of interest expense related to capital leases and notes payable. For fiscal year 2003, interest expense consisted of approximately $1.8 million of net convertible interest expense, approximately $716,000 of amortized debt issuance costs and approximately $300,000 of interest expense related to capital leases and notes payable.

The $1.4 million decrease in the net convertible interest expense from fiscal year 2003 is attributable to an interest rate swap agreement we entered into in July 2003. The interest-rate swap has the economic effect of modifying the fixed interest obligations associated with our convertible subordinated notes (the Notes) so that the interest payable on the majority of the Notes effectively becomes variable based on the six-month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. The initial six-month LIBOR setting for the swap was 1.1283% during the 2003 fiscal year, creating a rate of approximately minus 0.39%, which was effective until February 15, 2004. During fiscal 2004 the six-month LIBOR rate was reset on February 16, 2004 to 1.175% creating a rate of approximately minus 0.345%, and on August 16, 2004, the six-month LIBOR setting was reset to 1.92%, resulting in a rate of approximately 0.4%. On February 15, 2005, the six-month LIBOR setting was reset to 3.01%, resulting in a rate of approximately 1.49%, which is effective until August 15, 2005. Significant increases in interest rates in future periods could significantly increase interest expense.

Provision for Income Taxes. The Company has recorded tax expense for fiscal year 2004 even though the pre-tax result on the books is a loss. This is due primarily to taxes payable in foreign jurisdictions where the net taxable income will be positive. No tax benefit is realized currently for the book loss or available tax credits as the Company has established a valuation allowance against its entire domestic net deferred tax assets.

During the 2003 fiscal year we recorded a non-cash charge of $38.8 million to create a valuation allowance against the deferred tax asset as of the beginning of the fiscal year. A full valuation allowance was also created in fiscal year 2003 against acquired deferred tax assets for $35.1 million and against deferred tax assets relating to tax benefits recorded directly to shareholders’ equity for $1.0 million. Neither of these items resulted in a current charge to income tax expense. The valuation allowance related to acquired deferred tax assets resulted in an increase in goodwill. If this portion of the valuation allowance is released in subsequent periods, goodwill will decrease by a like amount and we will record a charge to tax expense when the related deferred tax asset is realized. If the valuation allowance charged to shareholders’ equity is released in subsequent periods, shareholders’ equity will increase by a like amount and we will record a charge to tax expense when the related deferred tax asset is realized.

We re-evaluated the need for the valuation allowance during fiscal year 2004 and concluded that a valuation allowance is still required with respect to our entire net deferred tax assets.

Generally, the effective tax rate is determined by the relationship between pre-tax book income or loss and certain amounts, which are reported differently between the financial statements and the tax return. For fiscal year 2004, the tax rate is favorably impacted primarily by the deductibility of costs associated with our convertible subordinated debt, the extraterritorial income exclusion on qualifying exports and the research tax credit. The tax rate is unfavorably impacted primarily by the permanent loss in value of amortized deferred compensation, the write-off of the IPR&D related to Aarohi, and the net increase in our valuation allowance. For fiscal year 2003, the tax rate is favorably impacted primarily by the settlement of tax items related to previous years, the deductibility of costs associated with our convertible subordinated debt, and the research tax credit. The tax rate is unfavorably impacted by deferred compensation and the write-off of the IPR&D related to Aarohi, as well as by the non-cash charge for the valuation allowance. For 2002, the tax rate was favorably impacted primarily by tax-exempt interest and the research tax credit. The tax rate was unfavorably impacted by deferred compensation.

We are subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. We account for such contingent liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies”, (SFAS No. 5), and believe that we have appropriately provided for taxes for all years. Several factors drive the calculation of our tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. The occurrence of any of these events may result in adjustments to our reserves that could impact our reported financial results.

The Internal Revenue Service recently completed an audit of the Company’s US income tax returns for 2000, 2001 and 2002. An audit of these years was mandated by the procedures for Joint Committee cases due to the carry back of tax losses from the 2001 and 2002 tax years to 2000. The result of the audit was a nominal net benefit to the Company, increasing the amount of net operating loss carry-forwards. In addition, the state of Colorado has completed a review of income tax returns filed by the Company with the state for 2001 and 2002. We received notification from the state auditor on November 4, 2004 that no changes would be proposed with respect to those returns.

Liquidity and Capital Resources

In summary, our cash flows were (in thousands):

	Years Ended January 31,		Year Ended December 31, 2002
	2005	2004
Net cash provided by operating activities	$21,424	$61,060	$30,456
Net cash provided by (used in) investing activities	62	(244,259)	(27,039)
Net cash provided by (used in) financing activities	(7,280)	125,332	(291)

We invest excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than three years with the intent to make such funds readily available for operating purposes, including expansion of operations and potential acquisitions or other transactions. As of January 31, 2005, we had cash and cash equivalents and available-for-sale investments, including restricted cash, of $310 million compared to approximately $317 million as of January 31, 2004.

Cash provided by operating activities of $21.4 million for 2004 primarily consists of our net loss adjusted for non-cash charges (including depreciation, amortization, deferred compensation and inventory-related charges) offset by approximately $26.9 million of changes in working capital and other activities. Working capital changes included an increase in other assets, balances of approximately $18.7 million, reflecting increased capitalized software costs as well as an increase in inventories. Our cash flows from operations were also impacted by growth in deferred revenue of approximately $10.6 million, which is due primarily to increased sales of extended maintenance contracts attached to sales of our hardware and software products. Cash provided by operating activities of $61 million for 2003 primarily consists of our net loss adjusted for non-cash charges (including depreciation, amortization, in-process R&D charges related to our acquisitions, deferred compensation, deferred taxes and inventory-related charges) offset by approximately $6.5 million of changes in working capital and other activities. From fiscal years 2002 to 2003, the increase in cash provided by operating activities was primarily the result of higher revenues and a lower net loss before income taxes. Cash provided by operating activities in 2002 of $30.5 million consisted primarily of the net loss adjusted for non-cash charges of approximately $44.9 million offset by approximately $4.4 million used by working capital and other activities.

Cash provided by investing activities in fiscal year 2004 of approximately $62,000 was primarily due to approximately $17 million of cash provided by investment sales and maturities (net of purchases) offset by approximately $16.9 million of capital expenditures. Cash used in investing activities in fiscal year 2003 of approximately $244 million was primarily attributable to cash used in acquisitions and purchases of equity investments of $177.4 million, cash used to purchase (net of sales and maturities) investments in marketable securities during the year, and capital expenditures totaling approximately $18.0 million. Cash used in investing activities increased from 2002 to 2003 primarily as a result of the acquisitions of Sanera and Nishan, as well as increased net purchases of marketable securities related to higher cash balances available for investing from our issuance of convertible subordinated notes in February 2003. Reduced spending for capital expenditures in 2003 from 2002 offset these increases. Cash used in investing activities in 2002 of approximately $27 million was primarily attributable to capital expenditures of $72 million associated with our completion and occupation of our office and engineering building. The cash purchases were offset by proceeds from sales and maturities (net of purchases) of marketable securities for approximately $46 million.

Cash used in financing activities in fiscal year 2004 of $7.3 million was primarily due to cash used to repurchase common stock under our stock buy-back program and payments on notes payable and capital lease obligations, offset by proceeds from the issuance of common stock. See Note 9 in the Notes to the Consolidated Financial Statements for further information related to the Company’s repurchase of common stock. Cash provided by financings in 2003 of $125 million was primarily due to proceeds from issuance of convertible subordinated notes of $172.5 million in principal amount, with proceeds of $167 million and proceeds from the issuance of stock related to our stock option and employee purchase plans of $5.8 million. Cash used in financing activities in fiscal year 2002 of approximately $291,000 was primarily due to principal payments on capital leases of $2.7 million offset by proceeds of approximately $2.4 million from the issuance of common stock.

Future Sources and Uses of Cash

We expect that cash flows from operations will continue to serve as our principal source of liquidity, and we believe that we have adequate working capital and financing capabilities to meet our anticipated operating and capital requirements for the next 12 months. However, cash flows from operations could be negatively impacted by a decrease in demand for our products and services as a result of rapid technological changes, integration costs associated with the pending merger with CNT, and other risks described under “Risk Factors.” Over the longer term, we may choose to fund our operations through the issuance of additional equity or debt financing. The issuance of equity or debt securities could result in dilution to our stockholders, and we cannot provide any assurance that such additional long-term financing, if required, could be completed on favorable terms.

Our stock repurchase program allows us to acquire up to $50.0 million of our common stock. As of January 31, 2005, we had $39.7 million available to repurchase shares under the program. We intend to fund future purchases of our common stock under our share repurchase program through cash on hand and cash flows from operations. We continue to review and evaluate alternative uses for our cash, including additional stock repurchases, potential acquisitions, and investments in our business.

Off-Balance Sheet Arrangements

Other than facility and equipment leasing arrangements, the Company does not engage in off-balance sheet financing activities.

During the normal course of business, we may enter into agreements with, among others, customers, resellers, OEMs, systems integrators and distributors. These agreements typically require us to indemnify the other party against third party claims or product infringements on patents or copyrights. We provide indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising for the use of our products. We have also indemnified our former parent, EMC, for any income taxes arising out of the distribution of our Class A common stock in February 2001. In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments we could be obligated to make. We evaluate and estimate losses from such indemnification under SFAS No. 5, “Accounting for Contingencies”, as interpreted by FASB Interpretation No. 45. To date, we have not incurred any material costs as a result of such obligations and have not accrued any liabilities related to such indemnification and guarantees in our financial statements.

Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI), Solectron Corporation (Solectron) and others (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2005, the Company’s commitment with the Contract Manufacturers for purchases over the next sixty days totaled $36.1 million. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. At January 31, 2005, the Company had recorded obligations of approximately $5.9 million (See Note 3) primarily related to materials purchased by the Contract Manufacturers for certain end-of-life and obsolete material. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.

During the fourth quarter of fiscal year 2004, the Company received formal notification from SSCI of its intention to terminate and renegotiate its Manufacturing and Purchasing Agreement with McDATA on March 1, 2005. Subsequently and to further extend the negotiation period, SSCI extended this Manufacturing and Purchasing Agreement until April 15, 2005. The Company and SSCI are in discussions regarding a potential renewal of the contract and we believe a new agreement will be signed before this date. Although unlikely, should the contract with SSCI not be renewed, the Company would be required to shift the manufacturing of product to another contract manufacturer. Such a transition may adversely affect our ability to deliver products to our OEM’s, distributors and resellers.

In February 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010 (the Notes). The Notes are convertible into our Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) or $10.71 per share, subject to certain conversion adjustments. Upon a conversion, the Company may choose to deliver shares of our Class A common stock, or, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of Class A common stock. We are required to pay interest on February 15 and August 15 of each year, beginning August 15, 2003. Debt issuance costs of $5.6 million are being amortized over the term of the Notes. The amortization of debt issuance costs will accelerate upon early redemption or conversion of the Notes. The net proceeds remain available for general corporate purposes, including working capital requirements and capital expenditures.

Concurrent with the issuance of the Notes, the Company entered into share option transactions using approximately $20.5 million of proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the option to mitigate dilution as a result of the Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

In July 2003, we entered into an interest-rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying the fixed interest obligations associated with the Notes so that the interest payable on the majority of the Notes effectively becomes variable based on the six-month LIBOR minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. On February 15, 2004, the six-month LIBOR setting was reset to 1.175%, resulting in a rate of approximately minus 0.345%, which was effective until August 15, 2004. On August 16, 2004, the six-month LIBOR setting was reset to 1.92%, resulting in a rate of approximately 0.4%, which was effective until February 15, 2005. On February 15, 2005, the six-month LIBOR setting was reset to 3.01%, resulting in a rate of approximately 1.49%, which is effective until August 15, 2005. Increases in interest rates could significantly increase the interest expense we are obligated to pay under the interest-rate swap agreement in future periods. The swap was designated as a fair value hedge and, as such, the gain or loss on the derivative instrument, as well as the fully offsetting gain or loss on the Notes attributable to the swap, were recognized in earnings. We are also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $5.0 million at January 31, 2005.

On September 9, 2004, McDATA entered into a triple net office lease with Ridge Parkway Associates, LLC, a Delaware limited liability company for the future lease of office space at 11802 Ridge Parkway, Building 2, Broomfield, Colorado (the “New Premises”). The Company intends to begin moving its current world headquarters location at 380 Interlocken Crescent, Broomfield, Colorado 80021 to the New Premises early in 2006 with lease payments commencing in February of 2006. The Company’s current headquarters’ office lease expires at the end of April 2006. The term of the new lease is for 11 years (with two 5 year renewal options) and is at market lease rates that are substantially lower than the current lease rate paid by the Company. The base annual lease rates per rentable square foot for the New Premises range from $0 in the first year to $14.15 in the last year of the lease, plus normal operating expenses. In addition, the Company has an option to purchase the New Premises at varying amounts until December 31, 2005. The lease and option to purchase have customary terms and conditions.

The following table summarizes our contractual obligations (including interest expense) and commitments as of January 31, 2005 (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Convertible subordinated debt	$172,500	$—	$—	$—	$172,500
Interest on convertible subordinated debt	19,567	3,881	7,762	7,762	162
Non-cancelable operating leases	54,813	13,532	14,090	6,174	21,017
Non-cancelable purchase agreements	36,099	36,099	—	—	—
Capital leases, including interest	1,062	801	261	—	—

Total contractual obligations	$284,041	$54,313	$22,113	$13,936	$193,679

Long-Term Cash Availability

We believe our existing cash, short-term and long-term investment balances, and cash expected to be generated from future operations will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products.

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

Recent Accounting Pronouncements

In June 2004, the Financial Accounting Standards Board (FASB) issued EITF Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 establishes a common approach to evaluating other-than-temporary impairment to investments in an effort to reduce the ambiguity in impairment methodology found in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which has resulted in inconsistent application. In September 2004, the FASB issued FASB Staff Position EITF Issue No. 03-1-1, which deferred the effective date for the measurement and recognition guidance clarified in EITF Issue No. 03-1 indefinitely; however, the disclosure requirements remain effective for fiscal years ending after June 15, 2004. While the effective date for certain elements of EITF Issue No. 03-1 have been deferred, the adoption of EITF Issue No. 03-1 when finalized in its current form is not expected to have a material impact on our financial position, results of operations or cash flows.

In October 2004, the FASB reached a tentative conclusion related to its proposed amendment to SFAS No. 128, “Earnings per Share” (SFAS 128), which specifies the calculation of earnings per share (EPS). This Statement eliminates the provision of SFAS No. 128 that allows issuing entities to overcome the presumption that certain contracts that may be settled in cash or shares will be settled in shares. Lastly, this Statement requires that shares to be issued upon conversion of a mandatorily convertible security be included in the computation of basic EPS from the date that conversion becomes mandatory. This proposed amendment is expected to be finalized during the first quarter of 2005. The Company has not yet determined the potential future impact, of the proposed amendment on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43” (SFAS No. 151). SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be excluded from the cost of inventory and expensed when incurred. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In December 2004, the FASB issued a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123R). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18,

“Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS No. 123R is effective for interim reporting period that begins after June 15, 2005. The Company is in the process of determining the effect of the adoption of SFAS No. 123R will have on its financial position, results of operations, or cash flows.

On March 7, 2005, FASB released Proposed FASB Staff Positions (FSP) No. 143-a, “Accounting for Electronic Equipment Waste Obligations”. The Proposed FSP addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with Directive 2002/96/EC on Waste Electrical and Electronic Equipment issued by the European Union on February 13, 2003 (the “Directive”). This Directive requires EU-member countries to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of such equipment by private household users. The proposed FSP sets forth accounting for such obligations by commercial users and producers, with respect to SFAS No. 143, “Asset Retirement Obligations”. The Company has not yet determined the potential future impact, if any, of the proposed FSP on its consolidated financial statements.

Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities as of the date of the financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of McDATA’s Board of Directors. Actual results may differ materially from these estimates under different assumptions or conditions. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its consolidated financial statements.

Revenue Recognition

We recognize revenue, in accordance with SAB No. 104 and SOP No. 97-2, as amended, when persuasive evidence of an arrangement exists, products are delivered or services rendered, the sales price is fixed or determinable and collectibility is assured. In instances when any one of these four criteria is not met, we will defer recognition of revenue until all the criteria have been met.

With respect to revenue from our configured products, we request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SAB No. 104 (as discussed above) have been met, we recognize revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our OEM and distributor partners as required by the end user. Non-configured products and components, such as our switch products, additional port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB No. 104 (as discussed above) have been met, generally at time of shipment. Revenue for both configured and non-configured products and components is reduced for estimated customer returns, price protection rebates, and other contract terms that are provided to the Company’s OEMs, distributors and resellers. These estimates are calculated in accordance with SFAS No. 48, “Revenue Recognition When Rights of Return Exist” (SFAS No. 48) and rely on historical experience. We have not experienced credits in excess of 1% of annual revenues. If actual credit experience varies from our historical experience due to changes in product technology, the pricing environment or other unforeseen factors, our revenue could be adversely affected.

Through the second quarter of fiscal year 2004 McDATA had recognized revenue on distributor sales of non-configured products when proof of sell-through was obtained. This was due to insufficient historical experience regarding returns or credits under price protection or inventory rotation rights. McDATA has been monitoring and tracking distributor returns and purchasing patterns since 2001. We believe we have obtained sufficient historical experience as of the end of the second quarter of fiscal year 2004. Therefore, during the third quarter of fiscal year 2004 we began recognizing distributor revenue at the time of shipment. We estimate the potential for returns in accordance with SFAS No. 48 and record revenues upon shipment if all SAB No. 104 revenue recognition criteria have been met. In the third quarter fiscal year 2004, in connection with this change in estimate, we recognized approximately $1.3 million of distributor revenue which had previously been deferred. If actual credits received by our partners for returns or price protection and inventory rotation actions were to deviate significantly from our estimates, which are based on historical experience, our revenue could be adversely affected.

Inventory Reserves

We value our inventory at the lower of cost or net realizable values. We regularly review inventory on hand and record a provision for excess and obsolete inventory based upon assumptions about current and future demand for our products, the current market conditions, new product introductions, new technologies and the current life cycle of our products. Adverse changes in these factors and our assumptions could result in an increase in the amount of excess and obsolete inventory on hand and increase our cost of revenue.

Additionally, we have certain purchase commitments with our Contract Manufacturers that are non-cancelable. We may be liable for materials that our third-party manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by the Contract Manufacturers. We evaluate these open purchase orders in light of our current inventory on hand, expected demand, market conditions and new product introductions. Based on this information, we record purchase obligations for inventory we believe is excess or obsolete and cannot be redirected to other uses by our contract manufacturers. At January 31, 2005, the Company’s commitment with our Contract Manufacturers for purchases over the next sixty days totaled $36.1 million, of which we had recorded reserves of approximately $5.9 (see Note 3) million. Adverse changes in our and our contract manufacturers’ calculations and assumptions concerning these purchase commitments may result in an increase to our vendor obligations and increase our cost of revenue.

Warranty Provision

We also provide for estimated expenses for warranty obligations as revenue is recognized. These estimates are based primarily on our historical experience with product failures, cost to repair and known identified product quality issues. Our historical warranty claims has been immaterial with actual warranty claims representing less than 1% of our annual cost of sales. Future material changes in our product and component quality or significant increases in our warranty repair and replacement cost could require revisions to the estimated warranty liability and could significantly increase our product costs, cause significant customer relations problems and reduce revenue.

Income Taxes

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. We are required to estimate our income taxes in each jurisdiction where we operate. This process involves estimating our actual current income tax expense together with assessing temporary differences resulting from items that have different timing or treatment for income tax and financial accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. At January 31, 2005, our net deferred tax assets equaled $95.4 million before any valuation allowance. This balance relates to temporary differences, such as the timing of revenue recognition and accrued expenses, depreciation methods, and reserve accounts, as well as tax net operating loss and research and development credit carry-forwards.

A valuation allowance has been established against the entire net deferred tax asset. In evaluating the need for a valuation allowance, we assessed the likelihood that our net deferred tax assets will be recovered from future taxable income. We have considered past operating losses, cumulative losses for financial accounting in recent years, estimated future taxable income and our ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. After considering all available evidence, both positive and negative, management concluded, after applying the provisions of SFAS No. 109, that it is more likely than not that we will not be able to realize our deferred tax assets in the future. The portion of the valuation allowance relating to the acquisitions of Nishan and Sanera is applied as an increase to the basis of other assets from the acquired companies instead of a charge against net income.

We are subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. We account for such contingent liabilities in accordance with SFAS No. 5, “Accounting for Contingencies”, and believe that we have appropriately provided for taxes for all years. Several factors drive the calculation of our tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to our reserves which could impact our reported financial results.

Valuation of Long-Lived Assets Including Goodwill and Purchased Intangible Assets

We have performed and will perform an annual impairment test for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. This review is based on a comparison of the carrying value of our net assets including goodwill balances to the fair value of our net assets using the quoted market price of our common stock. We performed the 2004 impairment test during our first fiscal quarter and determined that no impairment loss should be recognized. In the event that business conditions change and our market value were to drop significantly below year-end levels, future tests may result in a need to record a loss due to write down of the value of goodwill. At January 31, 2005, goodwill recorded in the consolidated balance sheet totaled $78.7 million.

We currently operate our business as a single solutions business and do not maintain separate cash flows or operating margins on a segmented level. Future operating losses, deterioration of our business or segmentation of our operations in the future could also lead to impairment adjustments as such issues are identified.

Capitalized Software Development Costs

We capitalize certain software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (SFAS No. 86). Under SFAS No. 86, costs incurred to develop a computer software product are charged to research and development expenses as incurred until technological feasibility has been established. We establish technological feasibility upon completion of a detailed program design or working model from which point all research and development costs for that project are capitalized until the product is available for general release to customers. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life of the products, or both.

Qualitative and Quantitative Disclosure about Market Risk

We are exposed to market risk, primarily from changes in interest rates and credit risks.

Interest Rate Risk

Our exposure to market risk due to changes in the general level of United States interest rates relates primarily to our cash and cash equivalents, our investment portfolio, and our interest rate swap. Our investment portfolio is primarily maintained in four major financial institutions in the United States and consists primarily of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to greater than thirty years. All investments are denominated in U.S. dollars and are classified as “available for sale.” These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change.

We have performed a sensitivity analysis as of January 31, 2005, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The discount rates used were based on the market interest rates in effect at January 31, 2005. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in a decrease in the fair values of our investment instruments of approximately $538,000 assuming that such investment holdings remained constant through the year 2005 and an increase of investment income of approximately $410,000. A hypothetical 10% decrease in interest rates would result in an increase of the fair values of our investment instruments of approximately $550,000 and a decrease in investment income of approximately $410,000.

Our convertible subordinated debt is subject to a fixed interest rate and the notes are based on a fixed conversion ratio into Class A common stock. In July 2003, the Company entered into an interest-rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying the fixed interest obligations associated with the notes so that the interest payable on the majority of the notes effectively becomes variable based on the six-month London Interbank Offered Rate (LIBOR) minus 152 basis points. If interest rates on this variable rate debt were to increase or decrease, our annual interest expense would increase or decrease accordingly. This increased or decreased interest expense would be partially offset by the effects of these interest rate changes on our cash and investment portfolio. The notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 31, 2005, the approximate bid price per $100 of our notes was $87.00 and the approximate ask price of our Notes was $87.50, resulting in an aggregate fair value of between $150.0 million and $150.9 million. Our Class A common stock is quoted on the Nasdaq National Market under the symbol, “MCDTA.” On March 31, 2005, the last reported sale price of our Class A common stock on the Nasdaq National Market was $3.77 per share.

Foreign Currency Exchange Risk

We operate sales and support offices in several countries. All of our sales contracts have been denominated in U.S. dollars, therefore our transactions in foreign currencies are limited to operating expense transactions. Due to the limited nature and amount of these transactions, we do not believe we have had or will have material exposure to foreign currency exchange risk.

Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of temporary cash investments, investments and trade receivables. We place our temporary cash investments and investment securities in primarily investment grade instruments and limit the amount of investment with any one financial institution. We evaluate the credit risk associated with each of our customers, including our largest customers, EMC and IBM, but generally do not require collateral. We depend on these two customers for most of our total revenue. They also comprise a significant portion of our trade receivables and, therefore, expose us to a concentration of credit risk.

In conjunction with the issuance of our convertible subordinated notes, we also entered into share option transactions on our Class A common stock with Bank of America, N.A. and /or certain of its affiliates. Subject to the movement in our Class A common stock price, we could be exposed to credit risk arising out of net settlement of these options in our favor. Based on our review of the possible net settlements and the credit strength of Bank of America, N.A. and its affiliates, we have concluded that we do not have a material exposure to credit risk as a result of these share option transactions.

In July 2003, we entered into an interest-rate swap agreement with JPMorgan Chase Bank (JPMorgan). Subject to the movement in interest rates, we could be exposed to credit risk arising out of net interest payments due to us from JPMorgan. Based on our review of the possible movement in interest rates and the credit strength of JPMorgan, we have concluded that we do not have a material exposure to credit risk as a result of this interest-rate swap.

Consolidated Financial Statements and Supplementary Data

For a discussion of the information required by this item, you should refer to F- pages in Item 15(a) of the Annual Report on Form 10-K (Reproduced from McDATA’s Form 10-K filed April 4, 2005 and included in Appendix C).

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

We have nothing to report under this item.

Risk Factors

Risks Relating to Our Business

Changing Market Conditions and Increased Competitive Risks.

The market for our multi-protocol storage area networking (SAN) products and solutions has grown and will continue to become more competitive with (a) the entrance of new competitors from the IP based switching market into our market, (b) pricing pressures resulting from this increase in competitive SAN networking products and solutions, (c) challenges to our direct-assist sales model with distribution through channels when our competitors engage end-user customers directly or otherwise have the ability to drive end-user customer preference for SAN equipment through their traditional IP networking presence and relationships, and (d) anticipated competition from our own storage OEM partners through their recent acquisitions of, or alliances with, competitive software management products and/or application providers that would utilize the intelligence in the network. As a result of these market changes, we anticipate continued lengthened sales cycles and price erosion in an environment where storage OEM certification of our products may still be required for end-user customer acceptance. Given our direct-assist sales model with distribution through our channel partners, we are highly dependent upon our channel partners’ relationships with end-user customers to promote the value of our products. If our channel partners do not promote the value of our products or competitors begin to control end-user customer preference, we may lose sales in key enterprise accounts that would materially adversely affect our revenues.

We are highly dependent on our OEM partners, especially EMC, and efforts by them to reduce the prices of their suppliers may decrease our revenue and gross margins.

We are highly dependent on our OEM partners, especially EMC, and efforts by them to reduce the prices of their suppliers may decrease our revenue and gross margins. For example, given our concentration of sales with EMC, and the revenue decline with EMC experienced during the fiscal year 2004, we may continue to experience decreases in sales revenue and gross margins that may lead us to be unprofitable. Moreover, the introduction of such new products and any pending qualification and certification by our partners may stall sales of our existing products with end user customers. Given the dependencies on our limited number of OEM resellers combined with an increasingly competitive environment, we may experience continued adverse price pressure at critical times near the end of the fiscal quarters.

We may not be able to successfully compete against existing or potential competitors.

The market for our multi-protocol SAN switching hardware and software products is highly competitive, especially with the entrance of competitors from the IP based switch market. Our competitors are providing SAN switching hardware, service blades solutions and software that is multi-protocol capable (such as Fibre Channel over IP (FCIP), SCSI over Internet (iSCSI), Internet Fibre Channel (iFCP) and InfiniBand). Our competitors in the this market include Brocade, CNT, Cisco, QLogic Corp., Emulex Corporation (which acquired Vixel Corporation), Broadcom Corporation (which acquired the assets of Gadzoox Networks), Veritas Software Corporation, Fujitsu Softech and others, including storage hardware device providers. Given the market share gain by Cisco, other IP based switching companies such as Juniper, Extreme, Foundry and others may enter the market for multi-protocol SAN products. Many of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater financial and managerial resources than McDATA. Given the highly competitive market, we anticipate continued lengthened sales cycles and continued downward pricing pressures. To be competitive, we may have to increase headcount in our direct-assist sales model and migrate to a direct end-user customers touch and possibly to direct sales, which we may not be able to do successfully and which, in any case, will increase expenses. Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share, further elongating of sales cycles, or the failure of our products to achieve or maintain market acceptance.

We incurred a substantial loss for the fiscal years ended January 31, 2005, January 31, 2004 and December 31, 2002 and may not be profitable in the future.

We incurred losses of $20.9 million, $43.1 million and $10.0 million, respectively, for the fiscal years ended January 31, 2005, January 31, 2004 and December 31, 2002. Our future operating results will depend on many factors, including the growth of the multi-protocol (Fibre Channel and IP) market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We cannot provide assurance that we will generate sufficient revenue to achieve or sustain profitability.

The prices and gross margins of our products may decline, which would reduce our revenues and profitability.

In response to changes in product mix, competitive pricing pressures, increased sales discounts, introductions of new competitive products, product enhancements by our competitors, increases in manufacturing or labor costs or other operating expenses, we may experience declines in the prices, gross margins and profitability. To maintain our gross margins we must maintain or increase current shipment volumes, develop and introduce new products and product enhancements and reduce the costs to produce our products. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, and our revenue, gross margins and operating results may be below our expectations and those of investors and stock market analysts.

We depend on two key distribution relationships for most of our revenue and the loss of either of them could significantly reduce our revenues.

We depend on EMC and IBM, for a significant portion of our total revenue. Sales to EMC and IBM represented approximately 47% and 25%, respectively, of our revenue for the fiscal year ended January 31, 2005. The 25% of our revenue attributable to IBM does not include $15.3 million of ESCON product revenue recognized from July 1 through January 31, 2005. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. EMC and IBM resell products offered by our competitors, and nothing restricts EMC and IBM from expanding those relationships in a manner that could be adverse to us. Therefore, the loss of either EMC and IBM as a customer, or a significant reduction in sales to either EMC and IBM could significantly reduce our revenue. While we are aware that Dell sources some of our switch product through EMC, it is unclear whether this mitigates our dependency on EMC. Our product sales agreements with sales partners do not provide for the purchase of a guaranteed minimum amount of product.

We currently have limited product offerings and must successfully introduce new products and product enhancements that respond to rapid technological changes and evolving industry standards.

For the fiscal year ended January 31, 2005, we derived a significant portion of our revenue from sales of our director-class Intrepid switch products. We expect that revenue from our director-class Intrepid products will continue to account for a substantial portion of our revenue for the foreseeable future. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEM, reseller and systems integrator customers will affect the market acceptance of our products. Therefore, continued market acceptance of these products and their successor products, along with our Intrepid 10000 Director, are critical to our future success.

In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in transitions to new technology, industry standards and new protocols include the inability to expand production capacity to meet demand for new products, write-downs of our existing inventory due to obsolescence, the impact of customer demand for new products or products being replaced, and delays in the introduction or initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

We are currently developing products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with the transition of our products from fibre channel to multi-protocol, 2 Gb to 4 Gb to 8 Gb to 10 Gb transmission speed technology, higher port densities, and advanced management capabilities, we will be introducing products with new features and functionality, such as our next generation director-class switch product, the Intrepid 10000 Director. We face risks relating to this product transition, including risks relating to getting storage and system OEMs to qualify such products, forecasting of demand, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. Finally, if we fail to timely introduce new products, or to add new features and functions to existing products to compete against new entrants in the market, or if there is no demand for these or our current products, our business could be seriously harmed.

Risks related to our recently announced acquisition.

In January 2005, we announced our intent to acquire Computer Network Technology Corporation (CNT). While management believes that such acquisitions are an integral part of the Company’s long-term strategy, there are risks and uncertainties related to acquiring companies. Once the CNT acquisition is completed, our success will depend upon retaining customers and existing contracts, integrating CNT and their products with McDATA, finalizing a combined roadmap retaining critical employees from CNT and ramping sales.

Our business is subject to risks from global operations.

We conduct significant sales and customer support operations in countries outside of the United States and also depend on non-U.S. operations of our contract manufacturers, and our distribution partners. Further, we utilize an India based firm to provide certain software engineering services, and our virtualization chip supplier, Aarohi Communications, is also reliant on offshore engineering. We derived approximately 38% of our revenue for the fiscal year ended January 31, 2005, from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to expand marketing and selling efforts internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

•	expenses associated with developing and customizing our products for foreign countries;

•	difficulties in staffing and managing international operations, including reliance on third parties to manage certain aspects of our foreign operations, including hub inventory locations;

•	multiple, conflicting and changing governmental laws and regulations;

•	tariffs, quotas and other import or export restrictions, trade protection measures and other regulatory requirements on computer peripheral equipment;

•	longer sales cycles for our products;

•	reduced or limited protections of intellectual property rights;

•	adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries and customers;

•	compliance with international standards that differ from domestic standards;

•	risks surrounding any product and software outsourcing activities in foreign countries; and

•	political, social and economic instability in a specific country or region.

Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, substantially all of our international revenue or costs have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

Unforeseen environmental costs could impact our future net earnings.

Some of our operations use substances regulated under various federal, state and international laws governing the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Certain of our products are subject to various federal, state and international laws governing chemical substances in electronic products. We could incur costs, fines and civil or criminal sanctions, loss of revenue, third-party property damage or personal injury claims if we were to violate or become liable under environmental laws. The ultimate costs under environmental laws and the timing of these costs are difficult to predict.

The European Union has finalized the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. This directive must now be enacted and implemented by individual European Union governments (such legislation together with the directive, the “WEEE Legislation”), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005. In addition, the European Parliament has enacted a requirement for the elimination or reduction of hazardous substances (RoHS). This legislation governs the recovery of such substances as mercury, lead, cadmium, and hexavalent cadmium. We are currently reviewing the applicability of WEEE and RoHS Legislation to our electronic products. Accordingly, we cannot currently estimate the extent of increased costs resulting from the WEEE and RoHS Legislation. Similar legislation may be enacted in other geographies, including federal and state legislation in the United States, the cumulative impact of which could be significant costs.

Increased international political instability may decrease customer purchases, increase our costs and disrupt our business.

Increased international political instability as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. Additionally, this increased instability may, for example, negatively impact the capital markets and the reliability and cost of transportation and adversely affect our ability to obtain adequate insurance at reasonable rates or require us to incur costs for extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or increases, our business and results of operations could be seriously harmed and we may not be able to obtain financing in the capital markets.

Risks related to internal controls.

Public companies in the United States are required to review their internal controls under the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. If the internal controls put in place by us are not adequate or in conformity with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission, we may be forced to restate our financial statements and take other actions which will take significant financial and managerial resources, as well as be subject to fines and other government enforcement actions.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we may not be aware that someone is using our rights without our authorization. In addition, the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others’ intellectual property.

These or other claims and any resulting litigation or arbitration could subject us to significant costs, liability for damages or could cause our proprietary rights to be invalidated or deemed unenforceable, which could allow third parties to use our rights without reservation. Litigation or arbitration, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation filed against us could also force us to do one or more of the following:

•	stop using the challenged intellectual property or selling our products or services that incorporate it;

•	obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

•	redesign those products or services that are based on or incorporate the challenged intellectual property.

If we are forced to take any of these actions, we may be unable to manufacture and sell our products, our customer relationships would be seriously harmed and our revenue would be reduced.

In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC’s February 7, 2001 distribution of our Class A common stock to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, and we were unable to negotiate a settlement with IBM, our ability to produce the alleged infringing product could be affected, which could materially and adversely affect our business.

The multi-protocol SAN market in which we compete is still developing, and if this market does not continue to develop and expand as we anticipate, our business will suffer.

The market for multi-protocol SAN and related products is still developing and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like multi-protocol SANs. Our success in generating net revenue in this developing market will therefore depend on, among other things, our ability to:

•	educate potential OEMs, reseller and systems integrator customers and end users about the benefits and the use of our products in the SAN environment; and

•	predict, develop and base our products on standards that ultimately become industry standards.

Accordingly, because substantially all of our revenues are derived from our Fibre Channel SAN solutions, our ability to provide multi-protocol and multi-capable products and solutions is critical to our future success and delays or a failure to provide such products and solutions could have a material adverse effect on our revenue and operations.

If we fail to optimize our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced. Our competitors may sell their products directly to end-user customers.

Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot provide assurance that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results. Moreover, to the extent our competitors sell directly to end-user customers, we may not be able to compete given the lack of a direct sales force and the current inability to directly provide first and second level customer support. If this occurs, we may need to substantially invest in a direct sales force and direct customer support which would increase our expenses.

We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits (ASICs), special purpose processors and power supplies from single sources, and gigabit interface converters and optic transceivers from limited sources. Additional sole or limited sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in delays or the inability to meet our customers’ demands and result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. Further, we have purchased components from our suppliers from time to time that have been subsequently found not to meet the supplier’s published specifications. If our suppliers are unable to provide (or we are unable otherwise to obtain) components for our products on the schedule and in the quantities and quality we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

The loss of our contract manufacturers, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturers successfully, would negatively impact our ability to manufacture and sell our products.

We rely on Sanmina SCI, Inc. (SSCI), Solectron Corporation, IBM and LSI Logic, together our contract manufacturers, to manufacture our products. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. In addition, our contract manufacturers do not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. We generally place forecasts for products with our contract manufacturers approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. We generally place purchase orders sixty calendar days in advance of delivery. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturers to meet our customers’ delivery requirements or unexpected increases in customer purchase orders. As a result, we may not be able to benefit from any incremental demand and could lose customers. If we over-estimate demand for our product, we may accumulate excess inventories and obligations to our contract manufacturers under binding purchase orders in excess of our needs. At January 31, 2005, our commitment with our contract manufacturers for purchases and anticipated transformation costs over the next sixty days totaled approximately $36.1 million.

In addition, we coordinate our efforts with those of our component suppliers and contract manufacturers in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturers, which, if not effectively managed, could prevent us from satisfying our production requirements on a timely basis and could harm our customer relationships. If we should fail to manage effectively our relationships with our component suppliers or contract manufacturers, or if any of our suppliers or our manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose significant revenue and seriously damage our customer relationships.

The potential continuation of a general economic slowdown may significantly reduce expenditures on information technology infrastructure.

Unfavorable general economic conditions over the last 3 plus years have had a pronounced negative impact on information technology, or IT, spending. Demand for SAN products in the enterprise-class sector may continue to be adversely impacted as a result of the weakened economy and because larger businesses have begun to focus on more efficiently using their existing IT infrastructure rather than making new equipment purchases. This in turn may decrease the demand for our SAN products. If there are further reductions in either domestic or international IT expenditure, or if IT expenditure does not increase from current levels, our revenues, operating results and financial condition may be materially adversely affected.

Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally. In addition, in September 2003, we acquired Sanera and Nishan, which significantly increased the size of our operations. Our growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems, resources, intercompany communication and coordination. As we grow, our failure to maintain and to continue to improve upon our operational, managerial and financial controls, reporting systems, processes and procedures, and/or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

If we fail to successfully develop the McDATA brand, our revenue may not grow.

Our name is not widely recognized as a brand in the marketplace given our indirect sales model. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic OEM, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products, cause delays in delivering our products or meeting customer demands and would increase our costs, reduce our revenue and cause significant customer relations problems. Errors could also result in the need for us to upgrade existing products at customer locations, which would increase our costs or cause significant customer relations problems.

We are a defendant in a class action lawsuit and we may be subject to further litigation in the future which could seriously harm our business.

As more fully set forth in Note 13 to our Consolidated Financial Statements, we are a defendant in a consolidated securities class action know as In Re Initial Public Offering Securities Litigation (SDNY). We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation results in substantial costs and diverts the attention of management and our resources and seriously harms our business, financial condition and results of operations.

Our change of fiscal year may not result in more predictable quarterly earnings.

Historically, our quarterly operating results have depended on our performance in the later part of each calendar quarter, when a large percentage of our product shipments typically occur. This fluctuation has made consistent quarter-to-quarter performance and revenue forecasting difficult. We have adopted a number of measures to address this issue, including changing our fiscal year end to January 31, rather than December 31. We cannot be certain that changing our fiscal year or adopting other measures will result in product shipments occurring more evenly during each quarter, resulting in consistent quarter-to-quarter performance or improving revenue forecasts.

Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

•	the size, timing, terms and fluctuations of customer orders, particularly large orders from EMC, IBM or HDS;

•	pricing discussions late in a quarter and a limited capability to ramp shipments near the end of that quarter;

•	our ability to attain and maintain market acceptance of our products;

•	seasonal fluctuations in customer buying patterns;

•	the timing of the introduction of or enhancement to, products by us, our significant OEM or reseller customers or our competitors (e.g., transition to higher speed, higher port density and multi-protocol products);

•	our ability to obtain sufficient supplies of single- or limited-source components of our products; and

•	increased operating expenses, particularly in connection with our strategies to increase customer touch and purchase preference for our products or to invest in research and development.

Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity. Further, our OEM and reseller partners may purchase certain of our products ahead of end-user customer demand, which could reduce subsequent purchases by those partners. Accordingly, if orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to prospects that do not produce revenues in the foreseeable future or at all.

Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and quality acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships. Products that are not qualified by storage and system OEMs and resellers, may not gain market acceptance. Our OEM and reseller customers have multiple sources for products similar to ours, and as such, may not qualify our products for any number of reasons.

We may engage in future acquisitions that dilute our stockholders ownership and cause us to use cash, incur debt or assume contingent liabilities.

As part of our strategy, from time to time we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	incur debt; or

•	assume liabilities.

These purchases also involve numerous risks, including:

•	problems combining and integrating the purchased operations, technologies, personnel or products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. In addition, technology acquisitions of start-up companies could result in one-time charges related to acquisition costs, severance costs, employee retention costs and in-process research and development.

We may require, or could elect, to seek additional funding.

Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, any acquisitions of businesses, and market acceptance of our products. With changes in operating and industry expectations, we could require, or could elect, to seek additional funding including accessing the equity and debt markets.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. Because we often seek to hire individuals with relevant experience in our industry, we may be subject to claims of this kind or other claims relating to our employees in the future. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

Our products must comply with governmental regulation.

In the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. In the last several years, the European Union (EU) has adopted a number of initiatives (WEEE, RoHS, etc.) related to equipment emissions, electronic waste, privacy of information and expanded consumer warranties. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could seriously harm our business.

Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;

•	providing for a classified Board of Directors with staggered three year terms;

•	limiting the persons who may call special meetings of stockholders;

•	requiring super-majority voting for stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the Board of Directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

•	prohibiting cumulative voting for the election of directors;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

•	requiring parties to request board approval prior to acquiring 15% or more of the voting power of our common stock to avoid economic and voting dilution of their stock holdings.

We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our stock price is volatile.

The market price of our common stock has been volatile. Because we are a technology company, the market price of our common stock is usually subject to similar volatility and fluctuations that occur in our sector and to our competitors. This volatility is often unrelated or disproportionate to the operating performance of our company and, as a result, the price of our common stock could fall regardless of our performance.

Risks Related to Our Relationship With EMC

We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

In October 1997, and in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC’s purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue pursuant to these agreements with EMC represented approximately 47% of our revenue for the fiscal year ended January 31, 2005. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

Provisions of our agreements with EMC relating to our relationship with EMC after the distribution of our Class A common stock to EMC’s stockholders may prevent a change in control of our company.

Under the terms of the May 2000 Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license to then existing EMC patents and we granted to EMC a license to then existing McDATA patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer’s patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC under this agreement could decrease our attractiveness as an acquisition target.

We may be obligated to indemnify EMC if the distribution of our Class A common stock to EMC’s stockholders was not tax-free.

The May 2000 Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC’s distribution to EMC’s stockholders of our Class A common stock to be tax-free if that failure results from, among other things:

•	any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

•	any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

•	any acquisition by a third party of our stock or assets; or

•	any issuance by us of stock or any change in ownership of our stock.

While the risk associated with the Company’s obligations under the Tax Sharing Agreement should diminish over time, the Company’s tax years covered by the agreement, as it relates to the Distribution, will remain open to examination by the IRS for at least three years from the date the returns for those years were filed.

APPENDIX C

(This Appendix is reproduced from McDATA’s Form 10-K filed April 4, 2005)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of McDATA Corporation Broomfield, CO:

We have audited the accompanying consolidated balance sheet of McDATA Corporation and subsidiaries (the “Company”) as of January 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the accompanying index at Item 15. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. The financial statements of the Company as of January 31, 2004 and for the year ended January 31, 2004, month ended January 1, 2003 and year ended December 31, 2002 were audited by other auditors whose report, dated April 14, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2005 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of January 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Denver, Colorado

March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of McDATA Corporation:

In our opinion, the consolidated balance sheet as of January 31, 2004 and the consolidated statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the year ended January 31, 2004, the one month period ended January 31, 2003 and the year ended December 31, 2002, present fairly, in all material respects, the financial position of McDATA Corporation and its subsidiaries at January 31, 2004, and the results of their operations and their cash flows for the year ended January 31, 2004, the month ended January 31, 2003, and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein for the year ended January 31, 2004, the month ended January 31, 2003 and the year ended December 31, 2002 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado

April 14, 2004

McDATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	January 31, 2005	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$64,507	$50,301
Securities lending collateral	130,804	126,681
Short-term investments	145,259	157,740
Accounts receivable, net of allowances for doubtful accounts of $306 and $926, respectively	63,810	62,670
Inventories, net	13,720	11,364
Prepaid expenses and other current assets	7,280	6,189

Total current assets	425,380	414,945
Property and equipment, net	94,929	99,225
Long-term investments	95,589	103,483
Restricted cash	5,047	5,130
Intangible assets, net of accumulated amortization of $34,709 and $14,470, respectively	87,592	111,313
Goodwill	78,693	78,787
Other assets, net	31,005	18,219

Total assets	$818,235	$831,102

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,345	$16,666
Accrued liabilities	42,976	51,547
Securities lending collateral payable	130,804	126,681
Current portion of deferred revenue	22,736	19,775
Income taxes payable	1,573	1,783
Current portion of obligations under notes payable and capital leases	912	2,785

Total current liabilities	219,346	219,237
Obligations under notes payable and capital leases, less current portion	256	1,091
Deferred revenue, less current portion	27,001	20,632
Other long-term liabilities	1,908	—
Interest rate swap	2,005	349
Convertible subordinated debt	170,495	172,151

Total liabilities	421,011	413,460

Commitments and contingencies (Note 13)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 81,000,000 shares issued	810	810
Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 37,960,526 and, 36,051,473 shares issued, respectively	379	361
Additional paid-in-capital	481,735	476,993
Treasury stock, at cost, 3,022,359 and 975,730 shares outstanding at January 31, 2005 and January 31, 2004, respectively	(19,039)	(8,752)
Deferred compensation	(2,738)	(10,375)
Accumulated other comprehensive income (loss)	(1,253)	403
Accumulated deficit	(62,670)	(41,798)

Total stockholders’ equity	397,224	417,642

Total liabilities and stockholders’ equity	$818,235	$831,102

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Revenue	$399,660	$418,860	$328,279	$17,045
Cost of revenue	176,161	177,329	178,114	8,475

Gross profit	223,499	241,531	150,165	8,570
Operating expenses:
Research and development (excludes amortization of deferred compensation included in Amortization of deferred compensation of $4,027, $6,142, $3,459 and $191, respectively)	91,488	88,826	59,324	5,068
Selling and marketing (excludes amortization of deferred compensation included in Amortization of deferred compensation of $476, $1,948, $931 and $73, respectively)	101,305	95,820	75,213	5,837
General and administrative (excludes amortization of deferred compensation included in Amortization of deferred compensation of $1,019, $3,879 $3,890 and $311, respectively)	25,584	30,234	28,589	2,657
Amortization of purchased intangible assets	22,773	9,222	2,100	175
Acquired in-process research and development and other acquisition-related costs	—	11,410	—	—
Amortization of deferred compensation (excludes amortization of deferred compensation included in cost of revenue of $180, $739, $601 and $50, respectively)	5,522	11,969	8,280	575
Restructuring charges	1,263	2,258	—	—

Total operating expenses	247,935	249,739	173,506	14,312

Loss from operations	(24,436)	(8,208)	(23,341)	(5,742)
Interest and other income	6,639	7,231	8,118	436
Interest expense	(1,333)	(2,760)	(293)	(17)

Loss before income taxes	(19,130)	(3,737)	(15,516)	(5,323)
Income tax expense (benefit)	362	38,412	(5,529)	(1,863)

Loss before equity in net loss of affiliated company	(19,492)	(42,149)	(9,987)	(3,460)
Equity in net loss of affiliated company	(1,380)	(984)	—	—

Net loss	$(20,872)	$(43,133)	$(9,987)	$(3,460)

Basic net loss per share	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Shares used in computing basic net loss per share	115,355	114,682	113,185	114,000

Diluted net loss per share	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Shares used in computing diluted net loss per share	115,355	114,682	113,185	114,000

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock				Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances at December 31, 2001	81,000	$810	31,562	$316	$468,133	$(14,770)	$520	—	$14,782	$469,791
Shares issued	—	—	1,407	14	4,274	(1,867)	—	—	—	2,421
Forfeitures of deferred compensation	—	—	(7)	—	(944)	944	—	—	—	—
Compensation expense	—	—	—	—	—	8,881	—	—	—	8,881
Tax benefit of stock options	—	—	—	—	3,146	—	—	—	—	3,146
Comprehensive income (loss):	—
Net loss	—	—	—	—	—	—	—	—	(9,987)	(9,987)
Unrealized gain on investments, net of tax of $188	—	—	—	—	—	—	253	—	—	253

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(9,734)

Balances at December 31, 2002	81,000	810	32,962	330	474,609	(6,812)	773	—	4,795	474,505
Shares issued	—	—	321	3	1,327	(747)	—	—	—	583
Compensation expense	—	—	—	—	—	625	—	—	—	625
Tax benefit of stock options	—	—	—	—	39	—	—	—	—	39
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(3,460)	(3,460)
Unrealized loss on investments, net of tax of $40	—	—	—	—	—	—	(62)	—	—	(62)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(3,522)

Balances at January 31, 2003	81,000	810	33,283	333	475,975	(6,934)	711	—	1,335	472,230
Shares issued	—	—	2,880	29	23,155	(17,357)	—	—	—	5,827
Forfeitures of deferred compensation	—	—	(112)	(1)	(1,207)	1,208	—	—	—	—
Purchase of call options, net	—	—	—	—	(20,510)	—	—	—	—	(20,510)
Compensation expense	—	—	—	—	—	12,708	—	—	—	12,708
Tax benefit (expense) of stock options	—	—	—	—	(420)	—	—	—	—	(420)
Acquisition of treasury stock	—	—	—	—	—	—	—	(8,752)	—	(8,752)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(43,133)	(43,133)
Unrealized loss on investments, net of tax of $453	—	—	—	—	—	—	(308)	—	—	(308)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(43,441)

Balances at January 31, 2004	81,000	810	36,051	361	476,993	(10,375)	403	(8,752)	(41,798)	417,642
Shares issued	—	—	2,086	20	5,613	—	—	—	—	5,633
Forfeitures of deferred compensation	—	—	(177)	(2)	(1,933)	1,935	—	—	—	—
Issuance of warrants	—	—	—	—	1,062	—	—	—	—	1,062
Compensation expense	—	—	—	—	—	5,702	—	—	—	5,702
Acquisition of treasury stock	—	—	—	—	—	—	—	(10,287)	—	(10,287)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(20,872)	(20,872)
Unrealized loss on investments, net of tax of $0	—	—	—	—	—	—	(1,656)	—	—	(1,656)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(22,550)

Balances at January 31, 2005	81,000	$810	37,960	$379	$481,735	$(2,738)	$(1,253)	$(19,039)	$(62,670)	$397,224

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Cash flows from operating activities:
Net loss	$(20,872)	$(43,133)	$(9,987)	$(3,460)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	56,337	44,589	25,524	2,527
Bad debt provision	(467)	(474)	525	25
Loss from write-off of collateralized lease costs	—	—	1,256	—
Equity in net loss of affiliate	1,380	984	—	—
Net realized loss on investments	643	48	723	17
Net loss on retirement of assets	1,094	400	1,196	408
Acquired in-process research and development	—	11,410	—	—
Inventory and inventory commitment provisions	4,498	2,608	15,199	384
Impairment loss	50	—	—	—
Non-cash compensation expense	5,703	12,708	8,881	625
Deferred tax asset	—	38,815	(11,560)	(1,902)
Tax benefit (expense) from stock options exercised	—	(420)	3,146	39
Unrealized loss on derivative transactions	(40)	—	—	—
Changes in net assets and liabilities, net of acquired amounts:
Accounts receivable	(364)	(26,105)	(30,587)	38,740
Inventories	(12,013)	(6,150)	2,870	418
Prepaid expenses and other current assets	(1,225)	29	400	(488)
Other assets, net	(18,727)	(7,682)	(10,929)	(1,092)
Accounts payable	3,630	7,091	4,986	(9,548)
Accrued liabilities	(8,573)	9,621	8,338	(1,083)
Deferred revenue and other long-term liabilities	10,580	17,782	12,997	92
Accrued income taxes	(210)	(1,061)	7,478	—

Net cash provided by operating activities	21,424	61,060	30,456	25,702
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(171,421)	—	—
Purchase of equity investment in Aarohi	—	(6,000)	—	—
Purchases of property and equipment	(16,923)	(17,999)	(71,937)	(702)
Payment of collateralized lease costs	—	—	(1,256)	—
Restricted cash related to interest rate swap	83	(5,130)	—	—
Purchases of investments	(459,825)	(654,238)	(481,078)	(11,600)
Maturities of investments	278,921	509,444	403,123	21,970
Sales of investments	197,806	101,085	124,109	—

Net cash provided by (used in) investing activities	62	(244,259)	(27,039)	9,668
Cash flows from financing activities:
Proceeds from issuance of convertible subordinated debt	—	172,500	—	—
Costs of debt issuance	—	(5,567)	—	—
Purchase of call options	—	(53,455)	—	—
Sale of call options	—	32,945	—	—
Purchase of treasury stock	(10,287)	(8,752)	—	—
Payment of notes payable	(1,479)	(15,469)	—	—
Payment of obligations under capital leases	(1,088)	(2,697)	(2,712)	(196)
Proceeds from the issuance of stock	5,574	5,827	2,421	583

Net cash provided by (used in) financing activities	(7,280)	125,332	(291)	387
Net increase (decrease) in cash and cash equivalents	14,206	(57,867)	3,126	35,757
Cash and cash equivalents, beginning of period	50,301	108,168	69,285	72,411

Cash and cash equivalents, end of period	$64,507	$50,301	$72,411	$108,168

Supplemental Disclosure of Non-cash Investing and Financing Activities
Interest paid	$4,003	$2,325	$293	$—
Income taxes paid (received)	647	1,095	(3,285)	(59)
Capital lease obligations incurred, net of trade-ins	223	1,783	4,634	186
Transfer of inventory to fixed assets	4,842	1,859	5,679	614
Fixed assets exchanged for capital leases	—	(1,364)	(1,501)	—
Restricted stock grant	—	17,357	1,867	747

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except per share data)

NOTE 1 OVERVIEW AND BASIS OF PRESENTATION

McDATA Corporation (McDATA or the Company) provides data infrastructure solutions that make it possible for companies to manage ever-growing enterprise data. Through storage area networking (SAN) products, including hardware and software, we connect servers and storage devices throughout an enterprise’s global data infrastructure and assure constant availability of data. We also provide professional services, support and education that enable businesses to create SANs that are optimized for rapid deployment and responsiveness to customer needs. We combine experience in designing, developing and manufacturing high performance SAN solutions with knowledge of business critical applications to solve data infrastructure challenges facing enterprises of varying sizes. McDATA solutions are an integral part of data services infrastructures sold by most major storage and system vendors, including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), StorageTechnology Corporation (STK) and Sun Microsystems, Inc. (Sun).

On January 15, 2003, we changed our fiscal year end to January 31, from December 31. The Company believes that the twelve months ended December 31, 2002 provides a meaningful comparison to the twelve months ended January 31, 2005 and January 31, 2004. There are no factors, of which the Company is aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the twelve months ended January 31, 2003 were presented in lieu of results for the twelve months ended December 31, 2002. References in this discussion to fiscal year 2004 and fiscal year 2003 represent the twelve months ended January 31, 2005 and January 31, 2004, respectively. References to year fiscal 2002 represents the twelve months ended December 31, 2002.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its wholly-owned subsidiaries. The equity method of accounting is used for investments in affiliates in which we have significant influence. All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates used in the financial statements include estimates related to revenue reserves, inventory reserves, warranty provisions, income taxes, the valuation of long-lived assets including goodwill and purchased intangible assets and the capitalization of software development costs.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

Valuation of Accounts Receivable

Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made for potential future product returns. In making the determination of the appropriate allowance for doubtful accounts

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

and product returns, the Company considers specific accounts, analysis of accounts receivable agings, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness.

Inventories

Inventories, which include material, labor, factory overhead and purchased finished goods, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company’s inventories do not include materials purchased and held by the Company’s component subcontractors, as the Company does not own this inventory.

Investments

The Company’s short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with stated maturities of one year or less at time of purchase are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments.

Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for the Company’s securities are temporary. Should the impairment of any of these securities become other-than-temporary, the adjusted cost basis of the investment will be reduced and the resulting loss recognized in the statement of operations in the period the other-than-temporary impairment is identified.

Included in investment balances are certain derivatives used as fair-value hedges against positions held in certain marketable equity securities. Any ineffectiveness in these hedged instruments or the loss of hedge-accounting treatment could result in significant fluctuations to earnings.

Fair Value of Financial Instruments

The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying values of the capital lease obligations approximate their fair values. The fair values of the Company’s investments and convertible debt are determined using quoted market prices for those securities. The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value which is determined using quoted market prices.

Interest Rate Swaps

The Company has entered into an interest rate swap to address interest rate market risk exposure. The interest rate swap is designated and qualifies as a fair value hedge under Statement of Financial Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments that are designated and qualify as a fair value hedge, the gains and losses on the derivative instrument, as well as

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. The accounting for hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. The Company’s interest rate swap qualifies as a perfectly effective fair value hedge. As such, there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreement are recorded as either an other asset or long-term liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in accounts receivable or accrued liabilities.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded on a straight-line method over the estimated useful lives of the assets as follows:

Building	39 years
Building equipment	5-39 years
Equipment and furniture	3-5 years
Computer software	2-5 years
Capital lease equipment	The shorter of the useful life of 3-5 years or lease term
Leasehold improvements	The shorter of the useful life of 3-5 years or lease term

Depreciation expense for property and equipment and capital leases was approximately $26.9 million, $26.9 million, $18.6 million and $2.0 million in fiscal years 2004, 2003, 2002 and for the month ended January 31, 2003, respectively. Equipment and furniture at January 31, 2005 and January 31, 2004 includes assets under capitalized leases of $4.9 million and $8.4 million, respectively, with related accumulated amortization of approximately $3.5 million and $4.6 million, respectively.

In accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs incurred in connection with the application development state of internal-use software projects are capitalized and amortized over the estimated useful life of the asset. Amortization expense related to these costs are included in depreciation expense.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company periodically evaluates the carrying value of long-lived assets, excluding goodwill, for impairment when events and circumstances indicate the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the fiscal years ended 2003, 2002 and the month ended January 31, 2003, the Company made no material adjustments to its long-lived assets. During fiscal years 2004, the Company identified the impairment of a customer relationship asset as discussed in Note 5, and retired a $2.2 million intangible asset related to the initial purchase of the Toronto operations in 1997 as discussed in Note 4.

Goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test at least annually or more frequently if events or circumstances indicate that an impairment might exist. The Company completed its annual impairment analysis of goodwill in the first quarter of 2004 and found no impairment. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, (SFAS No. 142) also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.” The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to six years.

Revenue Recognition

The Company recognizes revenue when (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is assured. Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. With respect to revenue from our configured products, we request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (SAB No. 104) have been met, we recognize revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our OEM and distributor partners as required by the end user. Non-configured products and components, such as our switch products, additional port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB No. 104 (as discussed above) have been met, generally at time of shipment.

Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers. The Company accrues for warranty costs and sales returns at the time of shipment based on its experience. Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from software is comprised of software licensing and post-contract customer support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value (VSOE). Revenue allocated to software licenses is recognized when the four basic criteria above have been met. Revenue allocated to post-contract support is recognized ratably over the term of the support contract, assuming the four basic criteria are met.

In transactions that include multiple products, services and/or software, the Company allocates the revenue to each element based upon their VSOE of the fair value of the element (or in the absence VSOE, the residual method). VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria is met for each element.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Through the second quarter of fiscal year 2004 McDATA had recognized revenue on distributor sales of non-configured products when proof of sell-through was obtained. This was due to insufficient historical experience regarding returns or credits under price protection or inventory rotation rights. McDATA has been monitoring and tracking distributor returns and purchasing patterns since 2001. We believe we have obtained sufficient historical experience as of the end of the second quarter of fiscal year 2004. Therefore, during the third quarter of fiscal year 2004 we began recognizing distributor revenue at the time of shipment. We estimate the potential for returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists”, and record revenues upon shipment if all SAB No. 104 revenue recognition criteria have been met. In the third quarter fiscal year 2004, in connection with this change in estimate, we recognized approximately $1.3 million of distributor revenue which had previously been deferred. If actual credits received by our partners for returns or price protection and inventory rotation actions were to deviate significantly from our estimates, which are based on historical experience, our revenue could be adversely affected.

Total deferred revenue consists primarily of unearned revenue from our customer support or maintenance contracts on our software and hardware products. These contracts are billed and collected either upfront or annually at the beginning of each service period. We recognize revenue from these contracts ratably over the contractual period, generally one to three years. As of January 31, 2005, long-term deferred revenue also includes a $4.0 million fee associated with the joint development and marketing agreement with QLogic. This fee will be recognized as revenue in accordance with SAB No. 104 at the expiration of the agreement.

The remaining portion of the deferred revenue represents deferred revenue related to billings and collections for which one or more of the four criteria (evidence of an arrangement; delivery; fixed price; and collectibility) under SAB No. 104 and the SOP No. 97-2, as amended, have not been met. These balances are all classified as short-term on the balance sheet as all four criteria have historically been met in less than twelve months.

The timing over which we expect to recognize this revenue is as follows (in thousands):

For Fiscal Years:	Amount
2005	$22,736
2006	14,143
2007	6,403
2008 (1)	5,892
2009 and thereafter	563

$49,737

(1)	Includes the $4.0 million joint development and marketing fee paid by QLogic.

Research and Development

Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and related expenses of personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and test equipment; and IT and facilities expenses.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Software Development Costs

The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model as defined by our software and hardware engineering development processes. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at January 31, 2005, were approximately $33.6 million and $11.0 million, respectively. Capitalized software costs and accumulated amortization included in other assets at January 31, 2004, were approximately $15.1 million and $7.3 million, respectively. Amortization expense of capitalized software for fiscal 2004, 2003, and 2002 was approximately $3.7 million, $5.5 million and $1.5 million, respectively. Amortization expense of capitalized software for the month ended January 31, 2003 was approximately $260,000.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for fiscal years 2004, 2003, and 2002 were approximately $5.4 million, $3.2 million, and $6.2 million, respectively. Advertising expenses for the month ended January 31, 2003 were approximately $556,000. Approximately $5.2 million of fiscal year 2004 advertising expense is recorded in selling and marketing and approximately $231,000 is recorded in general and administrative. For fiscal year 2003, approximately $3.0 million and $206,000 were recorded in selling and marketing, and general and administrative operating expenses, respectively. For fiscal 2002, approximately $5.8 million of advertising expense is recorded in selling and marketing expense and approximately $402,000 in general and administrative expense. For the month of January 31, 2003, advertising expenses was recorded primarily in selling and marketing expense.

Restructuring Charges

The Company accounts for costs, including termination benefits and facility closure costs, associated with restructuring activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146) which requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred. See Note 4 for discussion of 2004 and 2003 restructuring activities.

Earnings Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive stock options and warrants less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company’s common stock for each of the periods presented. No dilutive effect has been included for the convertible subordinated debt issued February 7, 2003 (see Note 8) because the Company currently has the

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

ability and intent to settle the conversion in cash. Additionally, no dilutive effect has been included for the share options sold in relation to the convertible subordinated debt because the exercise price was higher than the average stock price for the period.

Following is a reconciliation between basic and diluted earnings per share:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
	(In thousands, except per share data)
Net loss	$(20,872)	$(43,133)	$(9,987)	$(3,460)
Weighted average shares of common stock outstanding used in computing basic net loss per share	115,355	114,682	113,185	114,000
Net effect of dilutive stock options and warrants	—	—	—	—

Weighted average shares of common stock used in computing diluted net loss per share	115,355	114,682	113,185	114,000

Basic net loss per share	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Diluted net loss per share	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Options and warrants not included in diluted share base because of the exercise prices and net loss	10,765	8,459	4,840	6,092

Options, warrants and restricted stock not included in diluted share because of net loss	7,080	6,422	6,984	6,401

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Stock-Based Compensation

At January 31, 2005, the Company has stock-based employee compensation and employee purchase plans, which are described more fully in Note 9. The Company accounts for these plans according to Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123” (SFAS No. 148). Any deferred stock compensation calculated pursuant to APB No. 25 is amortized ratably over the vesting period of the individual options, generally two to four years. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
	(In thousands, except per share data)
Net loss	$(20,872)	$(43,133)	$(9,987)	$(3,460)
Add: Total stock-based employee compensation expense included in net loss as determined under the intrinsic value method, net of related tax effects	5,702	12,708	5,542	406
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(19,781)	(34,050)	(16,879)	(1,481)

Pro forma net loss	$(34,951)	$(64,475)	$(21,324)	$(4,535)

Loss per share:
Basic—as reported	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Basic—pro forma	$(0.30)	$(0.56)	$(0.19)	$(0.04)

Diluted—as reported	$(0.18)	$(0.38)	$(0.09)	$(0.03)

Diluted—pro forma	$(0.30)	$(0.56)	$(0.19)	$(0.04)

The fair value of each option granted during fiscal 2004, 2003, 2002, and the month ended January 31, 2003 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Dividend yield	— %	— %	— %	— %
Expected volatility	52%-90%	90%	90%	90%
Risk-free interest rate	2.7%-4.0%	2.1%-3.5%	2.5%-4.9%	3.0%-3.1%
Expected life, in years	2.0 - 4.0	2.0 - 4.0	2.0 - 4.0	2.0 - 4.0

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings as well as additional other comprehensive income. McDATA’s other comprehensive income consists of unrealized gains and losses on available-for-sale securities, recorded net of any related tax, that are recorded as changes in equity and not an element of the Company’s statement of operations.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2004 presentation.

Recent Accounting Pronouncements

In June 2004, the Financial Accounting Standards Board (FASB) issued EITF Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 establishes a common approach to evaluating other-than-temporary impairment to investments in an effort to reduce the ambiguity in impairment methodology found in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which has resulted in inconsistent application. In September 2004, the FASB issued FASB Staff Position EITF Issue No. 03-1-1, which deferred the effective date for the measurement and recognition guidance clarified in EITF Issue No. 03-1 indefinitely; however, the disclosure requirements remain effective for fiscal years ending after June 15, 2004. While the effective date for certain elements of EITF Issue No. 03-1 have been deferred, the adoption of EITF Issue No. 03-1 when finalized in its current form is not expected to have a material impact on our financial position, results of operations or cash flows.

In October 2004, the FASB reached a tentative conclusion related to its proposed amendment to SFAS No. 128, “Earnings per Share” (SFAS 128), which specifies the calculation of earnings per share (EPS). This Statement eliminates the provision of SFAS No. 128 that allows issuing entities to overcome the presumption that certain contracts that may be settled in cash or shares will be settled in shares. Lastly, this Statement requires that shares to be issued upon conversion of a mandatorily convertible security be included in the computation of basic EPS from the date that conversion becomes mandatory. This proposed amendment is expected to be finalized during the first quarter of 2005. The Company has not yet determined the potential future impact of the proposed amendment on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43” (SFAS No. 151). SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be excluded from the cost of inventory and expensed when incurred. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In December 2004, the FASB issued a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123R). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS No. 123R is effective for interim reporting period that begins after June 15, 2005. The Company is in the process of determining the effect of the adoption of SFAS No. 123R will have on its financial position, results of operations, or cash flows.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

On March 7, 2005, FASB released Proposed FASB Staff Positions (FSP) No. 143-a, “Accounting for Electronic Equipment Waste Obligations”. The Proposed FSP addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with Directive 2002/96/EC on Waste Electrical and Electronic Equipment issued by the European Union on February 13, 2003 (the “Directive”). This Directive requires EU-member countries to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of such equipment by private household users. The proposed FSP sets forth accounting for such obligations by commercial users and producers, with respect to SFAS No. 143, “Asset Retirement Obligations”. The Company has not yet determined the potential future impact, if any, of the proposed FSP on its consolidated financial statements.

NOTE 3 COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	Year Ended January 31,	Year Ended January 31,
	2005	2004
Inventories:
Raw materials	$5,375	$7,037
Work-in-progress	623	920
Finished goods	12,626	7,883

Total inventories at cost	18,624	15,840
Less reserves	(4,904)	(4,476)

Total inventories, net	$13,720	$11,364

Property and equipment:
Land	$16,091	$16,091
Building	32,573	32,410
Equipment and furniture	94,389	85,680
Computer software for internal use	29,146	25,492
Leasehold improvements	6,029	3,271
Construction in progress	492	958

	178,720	163,902
Less accumulated depreciation and amortization	(83,791)	(64,677)

	$94,929	$99,225

Accrued liabilities:
Wages and employee benefits	$19,483	$17,489
Purchase commitments and other supply obligations (1)	5,867	7,829
Warranty reserves (2)	5,592	4,522
Taxes, other than income tax	2,662	2,534
Interest payable	1,774	1,773
Customer obligations	4,784	4,729
ESCON agency funds	—	8,373
Other accrued liabilities	2,814	4,298

	$42,976	$51,547

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

(1)	During the 2003 fiscal year, the Company released recorded obligations of approximately $1.3 million relating to the expiration of certain customer sales obligations which were provided for in fiscal year 2001.
(2)	Activity in the warranty reserves is as follows (in thousands):

	Years Ended January 31,
	2005	2004
Balance at beginning of period	$4,522	$3,485
Warranty expense	791	2,104
Non-expensed warranty obligations	1,483	—
Warranty claims	(1,204)	(1,294)
Acquisition of warranty liability	—	227

Balance at end of period	$5,592	$4,522

NOTE 4 RESTRUCTURING CHARGES

During the quarter ended January 31, 2004, the Company announced that it was taking certain cost improvement actions, which included a workforce reduction and facility consolidation. As a result, in the fourth quarter of fiscal year 2003, the Company recorded to accrued liabilities an approximate $2.3 million restructuring charge related to the reduction in workforce. Total restructuring costs of $3.5 million consist of severance and benefit charges, facility closure expenses, and other charges. Severance and benefit charges of $2.3 million include severance and related employee termination costs associated with the reduction of the Company’s workforce by 92 employees, or approximately 9%. Facility closure charges of $1.1 million relate to losses for a leased engineering facility in Toronto, Canada. In August 2004, the Company entered into agreements to sublease this facility to an unrelated third-party through the Company’s remaining original lease term. In connection with these agreements, the Company made a one-time payment of approximately $1.0 million to satisfy all of its outstanding lease commitments for this facility. These payments were applied against the restructuring reserve accrual and approximate the original estimates made by the Company. By the end of the third quarter fiscal year of 2004, all planned activities under this plan had been completed and all remaining accrued liabilities were paid or settled.

The following table summarizes the Company’s utilization of restructuring accruals during fiscal year 2004 (in thousands):

	Employee Severance Benefits	Facility Closure	Other Costs	Totals
Accrual balance at February 1, 2003	$—	$—	$—	$—
Additions	2,238	—	—	2,238

Accrual balance at January 31, 2004	$2,238	$—	$—	$2,238
Expense provision	—	1,117	—	1,117
Cash payments and other	(2,297)	(985)	(219)	(3,501)
Changes in estimates	59	(132)	219	146

Accrual balance at January 31, 2005	$—	$—	$—	$—

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 5 ACQUISITIONS AND INTANGIBLE ASSETS

Nishan Systems, Inc.

On September 19, 2003, the Company completed its acquisition of the stock of Nishan Systems, Inc. (Nishan), a provider of next generation native IP storage solutions that built open storage networking products based on IP and Ethernet, the international networking standards. The Nishan transaction is intended to accelerate McDATA’s delivery of inter-networking capabilities that scale data center storage networks and extend storage network benefits across the enterprise. Nishan’s comprehensive family of IP storage switching products allowed customers to leverage their fibre channel storage network infrastructure and their IP networks to consolidate storage infrastructures across the campus, the enterprise and geographies. These solutions allow for integrated disaster recovery architectures, and cost effective integration of low-end servers and applications into the storage network. These factors contributed to a purchase price in excess of fair value of Nishan’s net tangible and intangible assets acquired. As a result, the Company has recorded goodwill in connection with this transaction. The consolidated financial statements include the operating results of Nishan from the date of the acquisition.

The total purchase price of approximately $69.3 million consisted of $65.0 million in cash consideration and direct transaction costs paid of approximately $4.3 million. Based on estimates and assumptions of management, the allocation of the purchase price to the assets acquired and liabilities assumed was as follows (in thousands):

Cash	$668
Other tangible assets	4,905
Amortizable intangible assets:
Customer relationships	1,622
Developed technology	8,337
Customer backlog	454
Goodwill	67,007
Liabilities	(5,680)
Debt	(15,816)
In-process research and development	7,774

Total	$69,271

Amortizable intangible assets consist of customer-related intangible assets and developed technology. Customer relationships represent existing contracts that relate primarily to customers such as Hitachi Data Systems, IBM, EMC, Tokyo Electron, Sun Microsystems, and Bell Microproducts. The Company is amortizing the fair value of these assets on a straight-line basis over an estimated useful life of approximately 3 years. Developed technology, which consists of products that have reached technological feasibility, includes products which support various protocols (iSCSI, iFCP and E_Port for trunking) to connect IP backbones to legacy Fibre Channel fabrics. The technology has a non-blocking architecture that supports Ethernet Layer 2 switching, IP Layer 3 switching, and Fibre Channel switching over extended distances at full gigabit wire speed. These products also support standard IP routing protocols such as OSPF and DVMRP and can be fully integrated into existing IP networks. The Company is amortizing the developed technology and related patents on a straight-line basis over an estimated useful life of approximately 5 years.

An estimated $67 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and will not be deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually. In addition, as this

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

was the purchase of stock, the tax basis of Nishan’s assets and liabilities carry over resulting in temporary differences and a net deferred tax asset of $35.1 million. In light of the Company’s tax position (see Note 12) a full valuation allowance of $35.1 million was recorded against the net acquired deferred tax asset. Pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes,” if this valuation allowance is released in subsequent periods, goodwill will be decreased by the amount released up to a maximum of $35.1 million.

Of the total purchase price, $7.8 million was allocated to IPR&D and expensed in fiscal year 2003. Projects that qualify as IPR&D represent those that have not yet reached technological feasibility and for which no future alternative uses existed at the date of acquisition. Technological feasibility is defined as being equivalent to a final working prototype or detailed program design in which there is no remaining risk relating to the development. Three IPR&D projects were identified relating to Nishan’s multiple-protocol switches. The value assigned to IPR&D was determined by evaluating the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, and then estimating the resulting future revenues and net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPR&D were based on estimates of the relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.

Overall, the IPR&D projects were completed during fiscal year 2004. The rates utilized to discount the net cash flows to their present values were based on an industry weighted average cost of capital adjusted to reflect the difficulties and uncertainties in completing each project and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 21%-23% were used to value the IPR&D. The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. As a result, actual results may differ from such estimates.

The nature of the efforts to develop the acquired technologies into commercially viable products consist principally of designing and testing activities, including qualification. Failure to bring these products to market in a timely manner could result in a loss of market share or a lost opportunity to capitalize on emerging markets and could have a material adverse impact on our business and operating results.

Sanera Systems, Inc.

On September 30, 2003, the Company completed its acquisition of the stock of Sanera Systems, Inc. (Sanera), a producer of next generation intelligent switching platform technologies. The company was formed in order to bring to market multi-protocol, high performance, highly scaleable switches delivering storage services over the network infrastructure. The acquisition of Sanera, when combined with McDATA technologies, extends the Company’s Global Enterprise Data Center (GEDC) strategy and accelerates its vision of delivering a real-time storage services infrastructure. The technology acquired from Sanera will help McDATA extend its reach at the core of the data center, and integrated with McDATA’s products and technology, will create a product that allows enterprises to securely consolidate their separate SAN networks and integrate intelligent storage utility services on one platform, significantly lowering storage networking costs and simplifying SAN management. These factors contributed to a purchase price in excess of the fair value of the Sanera net tangible and intangible assets acquired. The condensed consolidated financial statements include the operating results of Sanera from the date of the acquisition.

The total purchase price of approximately $113.2 million consisted of $110.2 million in cash consideration and direct transaction costs paid of approximately $3.0 million.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

As of the acquisition date, Sanera was a development stage company with no recognized revenue and no established customer base. Sanera had substantially completed all the planning, designing, coding and testing activities necessary to establish that the technology underlying the developed products could be utilized to meet the design specifications intended. At the time of the acquisition, the Company believed that revenues related to this product would not commence until sometime during fiscal year 2004. Based upon these factors, the Company concluded that, for accounting purposes, it was not purchasing a business with an existing revenue stream, but rather a group of assets related to a developed technology that the Company believes will ultimately be developed into a scalable product.

The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase price over the fair value of net assets received was allocated to the acquired non-monetary assets. The following table summarizes the allocation of purchase price for the acquisition of Sanera (in thousands):

	Fair Value of Assets and Liabilities	Allocation of Excess Purchase Price	Allocated Fair Value of Assets and Liabilities
Cash	$10,547	$—	$10,547
Other tangible assets	4,492	—	4,492
Amortizable intangible assets:
Developed technology	48,098	49,833	97,931
Customer Relationships	1,399	—	1,399
Patents pending	434	450	884
Assembled workforce	1,104	1,144	2,248
Liabilities assumed	(4,272)	—	(4,272)
Excess purchase price	51,427	(51,427)	—

Total purchase price	$113,229	$—	$113,229

Amortizable intangible assets consist of customer relationships, patents pending, an assembled workforce and developed technology. Customer relationships represent an existing contract that related primarily to an outstanding purchase order for future product, when and if available. During fiscal year 2004, the Company identified the impairment of this customer relationships asset and reduced its fair value to zero (see discussion below). The Company had been amortizing the fair value of this asset on a straight-line basis over an estimated useful life of approximately three years. Developed technology represents next-generation intelligent switching platform technologies and consists of products that have reached technological feasibility. The Company is amortizing the developed technology on a straight-line basis over an estimated useful life of six years. Patents pending and the assembled workforce intangible assets are being amortized over lives of six and two years, respectively.

Consolidation of Facilities

In conjunction with the acquisitions of Nishan and Sanera, management completed a facilities consolidation plan during the fourth quarter of 2003. In accordance with the provisions of EITF No. 95-3 “Recognition of Liabilities in Connection With a Purchase Business Combination,” a liability of $1.2 million was recorded as part of purchase accounting to reflect the estimated obligation related to non-cancelable leases for both Nishan and Sanera through the expected cease-use date. The consolidation was completed in the third quarter of fiscal year 2004.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Pro Forma Information

The unaudited pro forma information presented below assumes that the acquisitions were completed at the beginning of the year acquired and the immediate preceding year and includes the effect of amortization of identified intangibles and costs from those dates. The impact of charges for IPR&D has been excluded. This is presented for informational purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had the acquisition taken place at the beginning of the periods presented.

	Year Ended January 31,	Year Ended December 31,
	2004	2002
	(In thousands, except per share data)
Revenue	$426,959	$344,106
Net loss	(110,500)	(93,183)
Basic net loss per share	(0.96)	(0.82)
Diluted net loss per share	(0.96)	(0.82)

Goodwill and Other Intangible Assets

Changes in the carrying amounts of goodwill are as follows (in thousands):

Goodwill as of January 31, 2004, net	$78,787
Purchase price adjustment	(94)

Goodwill as of January 31, 2005, net	$78,693

The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to six years. During fiscal year 2004, the Company identified the impairment of a customer relationship asset (the termination of Sanera’s prior Original Equipment Manufacturer’s Agreement with Computer Network Technology Corporation) with a net carrying value of $1.0 million. This impairment was mostly offset by the indemnification by former shareholders of Sanera. A net impairment charge of $50,000 was recorded in general and administrative expenses during fiscal year 2004. In connection with the cost improvement actions discussed in Note 4, the Company retired a $2.2 million intangible asset related to the initial purchase of the Toronto operations in 1997. The following table summarizes the components of gross and net intangible asset balances (in thousands):

	January 31, 2005			January 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$116,866	$31,595	$85,271	$116,769	$11,133	$105,636
Customer relationships	1,622	739	883	3,021	340	2,681
Other	3,813	2,375	1,438	5,993	2,997	2,996

Total intangible assets	$122,301	$34,709	$87,592	$125,783	$14,470	$111,313

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Expected annual amortization expense related to acquired intangible assets is as follows (in thousands):

Fiscal Years:
2005	$21,639
2006	19,494
2007	17,754
2008	17,418
2009	11,287

Total expected annual amortization expense	$87,592

Amortization expense related to acquired intangible assets was $22.8 million, $9.4 million, $2.1 million, and $175,000 for fiscal 2004, 2003, 2002 and the month ended January 31, 2003, respectively.

NOTE 6 EQUITY INVESTMENT

On August 22, 2003, the Company purchased 13.6 million shares of preferred stock of Aarohi Communications, Inc. (Aarohi) for $6 million cash. At January 31, 2004, this represented approximately 17.3% of the total outstanding shares of Aarohi. Aarohi is a privately owned provider of next-generation intelligent storage networking technology. As of the investment date, the purchase price paid by McDATA exceeded the Company’s underlying proportionate equity in Aarohi’s net assets by $3.6 million. Aarohi is a development stage company with minimal product revenue and a core ASIC technology that is in the final stages of development. The Company has concluded that the $3.6 million difference between the purchase price of the investment and the underlying share of equity in the net assets of Aarohi represents in-process research and development and, as such, expensed this amount during fiscal year 2003. In March 2005, the Company’s ownership percentage fell to approximately 9.8% due to the increase in ownership of other Aarohi investors.

In addition to the equity investment, the Company had entered into a non-exclusive supply arrangement with Aarohi to purchase their ASIC chip for inclusion in the Company’s new product launches when, and if, Aarohi’s product becomes generally available.

Due to the minimal impact that our investment in Aarohi had on our financial statements during fiscal year 2004, no financial information for Aarohi is presented for 2004. However, the fiscal year 2003 summarized financial information for Aarohi is as follows (in thousands):

Year Ended December 31, 2003
Net sales	$126
Gross profit	48
Operating loss	(10,231)
Net loss	(9,908)

As of December 31, 2003
Current assets	$14,524
Noncurrent assets	1,581
Current liabilities	1,253
Noncurrent liabilities	2,020
Redeemable convertible preferred stock	34,249
Stockholders’ deficit	(21,417)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The Company has recorded its share of Aarohi’s net loss of approximately $1.4 million and $984,000 for fiscal years 2004 and 2003, respectively. Because the remaining net equity investment of Aarohi was reduced to zero during fiscal year 2004, the Company will no longer recognize its share of Aarohi’s net losses and will not provide for additional losses unless the Company commits to additional financial support for Aarohi, which the Company is not required to provide. If Aarohi subsequently reports net income, then the Company will resume recognizing its share of Aarohi’s net income only after its share of net income equals the share of net losses not recognized.

NOTE 7 INVESTMENTS

Short- and long-term investments consisted of the following available-for-sale securities at January 31, 2005 and January 31, 2004 (in thousands):

	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Values
Fiscal 2004
U.S. Government obligations	$136,933	$1	$989	$135,945
State and local government obligations	13,900	—	—	13,900
Corporate obligations	49,804	13	128	49,689
U.S. Treasury options	92	—	57	35
Marketable equity securities	31,201	23	204	31,020
Fixed income mutual funds	10,225	34	—	10,259

	$242,155	$71	$1,378	$240,848

Reported as:
Short-term investments				$145,259
Long-term investments				95,589

				$240,848

Fiscal 2003
U.S. Government obligations	$126,250	$418	$67	$126,601
State and local government obligations	48,459	18	—	48,477
Corporate obligations	44,788	145	4	44,929
U.S. Treasury options	66	—	34	32
Marketable equity securities	31,109	—	64	31,045
Fixed income mutual funds	10,246	—	107	10,139

	$260,918	$581	$276	$261,223

Reported as:
Short-term investments				$157,740
Long-term investments				103,483

				$261,223

Amortized cost is determined based on specific identification. As of January 31, 2005 and January 31, 2004, net unrealized holding losses of $1.3 million and net unrealized holding gains of $403,000, respectively, were included in accumulated other comprehensive income in the accompanying condensed consolidated balance sheets. For the fiscal year ended January 31, 2004, approximately $98,000 of unrealized losses related to hedged

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

securities were included in investment income. These unrealized losses represent the net ineffectiveness of a fair- value hedge comprised of certain marketable equity securities and put options on U.S. Treasury futures. At January 31, 2005 and January 31, 2004, the Company held approximately $35,000 and $32,000 of purchase put options for U.S. Treasury futures, respectively. These investments were purchased to hedge the interest rate risk related to a portfolio of preferred equity securities, included in marketable equity securities above, with a market value of approximately $20.9 million and $8.2 million at January 31, 2005 and January 31, 2004, respectively.

The following table presents the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at January 31, 2005 and January 31, 2004.

	Less Than 12 Months		More Than 12 Months			Total Unrealized Holding Losses
	Fair Value	Unrealized Holding Losses	Fair Value	Unrealized Holding Losses	Total Fair Value
Fiscal 2004
U.S. Government obligations	$132,246	$989	$—	$—	$132,246	$989
Corporate obligations	29,039	109	2,049	19	31,088	128
U.S. Treasury options	35	57	—	—	35	57
Marketable equity securities	$13,587	$204	$—	$—	$13,587	$204

Fiscal 2003
U.S. Government obligations	$23,434	$67	$—	$—	$23,434	$67
Corporate obligations	2,159	4	—	—	2,159	4
U.S. Treasury options	32	34	—	—	32	34
Marketable equity securities	8,245	64	—	—	8,245	64
Fixed income mutual funds	$10,139	$107	$—	$—	$10,139	$107

As of January 31, 2005 the Company’s unrealized losses related to the following:

U.S. Government obligations—The unrealized losses on the Company’s investments in U.S. Government obligations result from an increase in interest rates and are not related to credit quality. The unrealized losses are deemed to be not other-than-temporary because the Company has the ability and intent to hold these investments until a recovery of fair value occurs which may be upon maturity. The Company holds 55 U.S. government obligations in an unrealized loss position as of January 31, 2005.

Corporate obligations—The majority of the Company’s investments in corporate obligations are in corporate obligations of industrial, financial and consumer type entities. The unrealized losses on corporate obligations result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be not other-than-temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs which may be upon maturity. The Company holds 66 corporate obligations in an unrealized loss position as of fiscal year 2004 year end.

U.S. Treasury options—The Company’s investment in U.S. Treasury options are in put options on U.S. Treasury futures. The unrealized losses on the Company’s investments in U.S. Treasury options result from an increase in interest rates and are not related to credit quality. The unrealized losses are deemed to be not other-than-temporary because the Company has the ability and intent to hold these investments until a recovery of fair value occurs which may be upon maturity. The Company holds 3 U.S. treasury options in an unrealized loss position as of January 31, 2005.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Marketable equity securities—The majority of the Company’s investments in marketable equity securities are in preferred stock of utility entities. The unrealized losses on these marketable equity securities result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be not other-than-temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs which may be upon maturity. The Company holds 25 marketable equity securities in an unrealized loss position as of fiscal year 2004 year end.

Realized gains and losses on sales of securities are recorded as interest and other income as follows (in thousands):

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Realized gains	$741	$863	$3	$—
Realized losses	(1,350)	(834)	(343)	(6)

Net realized gains (losses)	$(609)	$29	$(340)	$(6)

The amortized cost and estimated fair value of debt securities held at January 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain instruments, although possessing a contractual maturity greater than a year, are classified as short-term investments based on methods of trade and availability for current operations.

	Amortized Cost	Fair Values
Less than one year	$105,312	$104,789
Greater than one year through five years	61,515	61,080
Greater than five years through ten years	98	98
Greater than ten years	23,412	23,410

	$190,337	$189,377

In fiscal year 2003, the Company began a securities lending program whereby certain Company securities from the portfolio are loaned to other institutions for short periods of time. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities changes. The Company’s policy is to require initial cash collateral equal to 102 percent of the fair value of the loaned securities. Securities lending collateral is recorded separately as a current asset and corresponding current liability. The Company maintains ownership of the securities loaned, and continues to earn income on them. The Company shares a portion of the interest earned on the collateral with Wells Fargo Bank Minnesota, N.A. (the Lending Agent). In addition, the Company has the ability to sell the securities while they are on loan. The Company has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. At January 31, 2005 and 2004, the amount of securities on loan equaled $128.2 million and $124.5 million, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short- and long-term investments and accounts receivable. The Company maintains cash and cash equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and Company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 8 CONVERTIBLE SUBORDINATED DEBT

On February 7, 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes (Notes) due February 15, 2010, raising net proceeds of approximately $167 million. The Notes are convertible into Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) at any time prior to February 15, 2010, subject to adjustments. In addition, holders of the Notes may require the Company to purchase all or a portion of the Notes upon a change in control of the Company. Upon a conversion, the Company may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. The Notes do not contain any restrictive covenants. The Notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 31, 2005, the approximate bid price of our notes was $87.0 and the approximate ask price of our notes was $87.5, resulting in an aggregate fair value of between $150.0 million and $150.9 million. Our Class A common stock is quoted on the NASDAQ National Market under the symbol, “MCDTA.”

Concurrent with the issuance of the Notes, the Company entered into share option transactions using approximately $20.5 million of net proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the ability to significantly mitigate dilution as a result of the Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

In July 2003, the Company entered into an interest rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with the Notes so that the interest payable effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. At January 31, 2005, the six-month LIBOR setting for the swap was 1.92%, creating a rate of approximately 0.4%, which was effective until February 15, 2005. On February 15, 2005, the six-month LIBOR setting was reset to 3.01%, resulting in a rate of approximately 1.49%, which is effective until August 15, 2005. The swap was designated as a fair value hedge and, as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the Notes attributable to the hedged risk, were recognized in earnings. At January 31, 2005, the fair value of the interest rate swap had decreased from inception to $2.0 million and is included in long-term liabilities. Corresponding to this change, the carrying value of the Notes has decreased by $2.0 million. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, approximated $5.0 million at January 31, 2005.

NOTE 9 STOCKHOLDERS’ EQUITY

The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during 2004, 2003, 2002 or the month ended January 31, 2003.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At January 31, 2005, there is no outstanding preferred stock.

Stock Repurchase Plan

The Company’s Board of Directors has authorized a plan for the Company to repurchase its common stock (Class A, Class B or a combination thereof). During the third quarter of fiscal year 2004, the Board of Directors renewed the plan and reauthorized the repurchase of up to $50 million of its common shares. This repurchase plan expires on September 1, 2005 and allows the Company to repurchase shares on the open market, in negotiated transactions off the market, or pursuant to a 10b5-1 plan adopted by the Company. The Company adopted a 10b5-1 plan in September 2004, which allows the Company to repurchase its shares during a period in which the Company is in possession of material non-public information, provided the Company communicates share repurchase instructions to the broker at a time when the Company was not in possession of such material non-public information. During fiscal year 2004, the Company purchased approximately 2 million shares of Class B common stock for $10.3 million. Since inception of the plan in May 2003, approximately 3.0 million shares (approximately 679,000 shares of Class A and approximately 2.3 million shares of Class B) have been repurchased with a total cost of $19.0 million.

Warrants to Purchase Stock

In September 2004, the Company entered into an OEM agreement with IBM. In connection with this agreement, the Company granted IBM five-year warrants for the purchase of up to 350,000 shares of McDATA’s Class B common stock. The warrants are structured into three substantially equal tranches at exercise prices of $4.700, $5.052 and $5.405 per share. The warrants contain customary terms and conditions, including piggyback SEC registration rights and anti-dilution protections in favor of IBM, and are fully exercisable. The warrants have been valued at approximately $1.0 million using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.29%, volatility of 80%, dividend rate of 0% and an expected life of five years. The warrants are recorded as an other asset related to the OEM contract and are amortized ratably over the 60-month term of the OEM contract as a reduction to revenue.

Stockholders’ Rights Plan

Effective June 5, 2001, the Company’s Board of Directors approved a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.

Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer’s stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company’s right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash, common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company’s stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.

Stock Options

The Company maintains a stock option and restricted stock plan known as the 2001 McDATA Equity Incentive Plan (the 2001 Plan) which provides for the grant of Class B stock options, restricted stock and other stock based awards to directors, officers, other employees, and consultants as determined by the compensation committee of the Board of Directors. A maximum of 30,000,000 shares of common stock were issuable under the terms of the 2001 Plan as of January 31, 2005, of which no more than 3,000,000 shares may be issued as restricted stock or other stock based awards. On August 27, 2003, the Company’s stockholders approved the addition of 6,000,000 shares to the 2001 Plan (included in the maximum amount noted above).

In August 2003 and in connection with the acquisitions of Nishan and Sanera, the Company adopted the 2003 McDATA Acquisition Equity Incentive Plan (the 2003 Plan). The 2003 Plan is a limited purpose plan that allows for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger or acquisition of a company or business by McDATA. Stock awards may only be granted to new employees resulting from a merger or acquisition by the Company. A maximum of 3.0 million shares of common stock are issuable under the terms of the 2003 Plan. Approximately 1.3 million restricted stock shares were issued under this 2003 Plan in connection with the acquisitions discussed in Note 5.

In May 2004, the Board of Directors approved the Company’s 2004 Inducement Equity Grant Plan (the 2004 Plan). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for newly hired employees of the Company. A maximum of 3.0 million shares are issuable under the 2004 Plan. As of January 31, 2005, there were approximately 6.7 million shares of common stock available for future grants under the 2001 Plan, 2003 Plan and the 2004 Plan.

All stock option grants under the plans since August 2000 have been granted at an exercise price equal to the fair market value of the Company’s stock. Prior to 2001, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $36,110,000, representing the difference between the exercise price and the deemed fair market value of the Company’s common stock on the dates these stock options were granted. Deferred compensation related to these grants is included as a reduction of stockholders’ equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. These grants were fully amortized in fiscal year 2004. During 2004, 2003, 2002, and the month ended January 31, 2003, the Company recorded amortization expense related to these grants of approximately $336,000, $4.3 million, $7.2 million and $572,000, respectively (of which $34,000, $377,000, $584,000 and $44,000 is included in the cost of revenue for 2004, 2003, 2002, and the month ended January 31, 2003, respectively).

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The following summarizes stock option transactions for the period from January 1, 2002 to January 31, 2005 (shares in thousands):

	Years Ended January 31,				Year Ended December 31,		Month Ended January 31,
	2005		2004		2002		2003
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	13,648	$11.38	12,324	$11.43	10,672	$11.32	11,654	$11.56
Granted	8,078	5.22	3,683	10.47	3,296	11.44	1,073	8.24
Exercised	(1,409)	1.33	(805)	2.75	(1,234)	1.97	(238)	2.45
Forfeited or expired	(3,422)	12.17	(1,554)	14.17	(1,080)	19.89	(165)	12.41

Outstanding end of period	16,895	$9.11	13,648	$11.38	11,654	$11.56	12,324	$11.43

Exercisable at end of period	6,457	$12.58	6,602	$10.76	5,194	$8.17	5,061	$8.95
Weighted-average fair value of options granted with an exercise price equal to fair market value		$5.51		$6.84		$7.52		$5.39

The status of total stock options outstanding and exercisable at January 31, 2005 was as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.00—$9.99	11,798	8.2	$5.55	3,032	$4.80
$10.00—$19.99	4,018	7.1	12.50	2,484	12.92
$20.00—$29.99	794	6.2	26.30	672	26.53
$30.00—$39.99	62	6.2	35.23	47	35.25
$40.00—$49.99	36	5.9	45.32	36	45.32
$50.00—$59.99	6	6.0	53.82	5	53.57
$60.00—$69.99	43	5.9	63.57	43	63.57
$70.00—$79.99	132	5.8	75.68	132	75.68
$80.00—$93.36	6	5.6	93.36	6	93.36

	16,895	7.8	$9.11	6,457	$12.58

Restricted Stock

Restricted stock issued under the plans are recorded at fair market value on the date of the grant and generally vest over a one to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period. During the years ended January 31, 2004, December 31, 2002, and the month ended January 31, 2003 the Company issued approximately 1,532,000, 182,000 and 107,000 of restricted shares, respectively, having an aggregate fair market

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

value of $17,357,000, $1,867,000 and $747,000, respectively. Compensation expense recognized for restricted shares in 2004, 2003 and 2002 and the month ended January 31, 2003 was $5,366,000, $8,429,000, $1,663,000 and $53,000, respectively.

Employee Stock Purchase Plan

On August 1, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 1,200,000 shares of the Company’s Class B common stock at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than more than $25,000 in aggregate fair market value of common stock during any one-year calendar period. As of January 31, 2005 all 1,200,000 shares had been issued under the plan and as of January 31, 2004, 521,000 shares had been issued.

NOTE 10 OTHER COMPREHENSIVE INCOME

Other comprehensive income consisted solely of unrealized gains (losses) on investments. The changes in the components of other comprehensive income, net of taxes, were as follows (in thousands):

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Change in net unrealized losses on investments, net of related income tax expense (benefit) of $0, $(401), $(94), and $(42), respectively	$(1,903)	$(227)	$(189)	$(66)
Reclassification adjustment for net realized (gains) losses included in net income, net of related income tax (expense) benefit of $0, $(52), $282 and $2, respectively	247	(81)	442	4

	$(1,656)	$(308)	$253	$(62)

NOTE 11 EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company has a defined contribution plan (the McDATA Retirement Savings Plan) that covers eligible employees. The Company matches 50% of an employee’s contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $2.5 million, $2.0 million and $1.8 million in 2004, 2003 and 2002, respectively. Contributions for the month ended January 31, 2003 totaled $313,000.

Incentive Bonus Plans

The Company has various employee bonus plans. The Executive Performance Incentive Bonus (EPIB), Performance Incentive Bonus (PIB) and success share plans provide cash funding based upon corporate performance, creating a pool that is allocated based upon individual and corporate performance. The Board of Directors review and approve these plans and measurements annually. Compensation charges related to these plans were approximately $6.0 million, $3.0 million and $3.0 million for 2004, 2003, and 2002, respectively. Compensation charges for the month ended January 31, 2003 were immaterial.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 12 INCOME TAXES

Income (loss) before income taxes from domestic and foreign operations consisted of the following:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Domestic	$(21,675)	$(5,526)	$(16,620)	$(5,445)
Foreign	2,545	1,789	1,104	122

	$(19,130)	$(3,737)	$(15,516)	$(5,323)

Income tax expense (benefit) consisted of the following:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Current:
Federal	$(701)	$(974)	$3,190	$—
State	118	(39)	442	—
Foreign	945	610	185	—

	362	(403)	3,817	—

Deferred:
Federal	—	34,943	(8,328)	(1,716)
State	—	3,872	(1,018)	(147)

	—	38,815	(9,346)	(1,863)

Total expense (benefit)	$362	$38,412	$(5,529)	$(1,863)

The total income tax expense (benefit) differs from the amount computed using the federal income tax rate of 35% for the following reasons:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
Federal income tax expense (benefit) at statutory rate	$(6,695)	$(1,308)	$(5,430)	$(1,863)
Research and development credit	(7,483)	(1,400)	(1,970)	(100)
State taxes, net of federal benefit	(427)	(131)	(373)	(147)
Foreign taxes	123	126	185	33
Convertible debt discount	(2,238)	(2,028)	—	—
Stock-based compensation	1,596	1,083	2,958	267
Write-off of acquired in-process R&D	—	1,273	—	—
Benefit from export sales	(2,110)	(158)	(247)	(13)
Exempt investment income	(287)	(140)	(872)	(53)
Increase in valuation allowance	17,717	41,332	—	—
Other	166	(237)	220	13

Income tax expense (benefit)	$362	$38,412	$(5,529)	$(1,863)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets (other than goodwill) and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows:

	Years Ended January 31,
	2005	2004
Current deferred tax assets (liabilities):
Inventory reserves and costs	$6,708	$6,931
Revenue recognition	7,584	8,743
Net operating loss carry forward	—	12,323
Warranty reserves	2,135	1,727
Reserves related to employee benefits	2,077	2,140
Stock-based compensation	1,103	1,253
Restructuring reserves	—	855
Other	279	(149)

	19,886	33,823

Non-current deferred tax assets (liabilities):
Capitalized research expenditures	35,211	40,999
Capitalized acquired intangible assets	(32,126)	(40,381)
Tax credit carry forward	28,089	16,796
Revenue recognition	6,299	8,005
Stock compensation	1,344	1,476
Difference between book and tax depreciation	3,955	4,994
Capitalized software, net of amortization	(8,624)	(2,966)
Foreign earnings	(2,346)	(1,374)
Net operating loss carry forward	43,048	15,769
Other	668	229

	75,518	43,547

	95,404	77,370
Valuation allowance	(95,404)	(77,370)

Total deferred tax asset, net	$—	$—

As of January 31, 2005, the Company has U.S. federal net operating loss and credit carry-forwards of approximately $110 million and $15 million respectively. If not used, these carry-forwards will expire between the years 2019 and 2025. The utilization of a portion of the Company’s federal net operating loss and credit carry-forwards is subject to an annual limitation under Internal Revenue Code Section 382. The carry-forwards subject to this limitation were accumulated in the tax returns of Nishan Systems and Sanera Systems for tax periods prior to the date those companies were acquired by McDATA. The Company also has state net operating loss and credit carry-forwards of approximately $115 million and $9 million respectively. If not used, the state net operating loss carry-forwards will expire between the years 2009 and 2025. The state tax credit carry-forwards do not expire.

In the third quarter of our 2003 fiscal year, we established a valuation allowance against the entire balance of our net deferred tax asset. The amount of the valuation allowance as of the end of fiscal year 2003 was

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

$77.4 million, resulting from a non-cash charge of $38.8 million with respect to deferred tax assets accumulated in prior years, $35.1 million recorded through purchase price accounting with respect to acquired deferred tax assets relating to Nishan Systems and Sanera Systems, and $3.5 million with respect to additional deferred tax assets arising in fiscal year 2003. The portion of the valuation allowance relating to the acquired deferred tax assets resulted in a corresponding increase in goodwill. During 2004, as a result of filing the 2003 short period returns and performing further analysis of elections made on prior returns filed by Nishan Systems and Sanera Systems, there was a net decrease of $3.6 million to the deferred tax asset created out of the acquisitions of Nishan Systems and Sanera Systems. For the years ended January 31, 2005, we recorded an increase in the valuation allowance of $18.0 million with respect to the net increase in deferred tax assets during the year.

The need for a valuation allowance is determined in accordance with the provisions of SFAS No. 109, which requires an assessment of all available negative and positive evidence, including past operating results, the existence of cumulative losses in the most recent fiscal years and forecasts of future taxable income. Significant management judgment is required in determining the need to establish or maintain a valuation allowance. SFAS No. 109 requires that greater weight be given to previous cumulative losses than the outlook for future profitability when determining whether it is more likely than not that the benefits of a recorded deferred tax asset will be realized. To the extent future realization of the benefits of a deferred tax asset is unlikely, a valuation allowance is recorded. We re-evaluated the need for the valuation allowance during fiscal year 2004 and concluded that a valuation allowance is still required with respect to our entire net deferred tax asset.

The Company is subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company accounts for such contingent liabilities in accordance with SFAS No. 5, “Accounting for Contingencies”, and believes that it has appropriately provided for taxes for all years. At January 31, 2005 and 2004, current liabilities included reserves of $3.9 million and $3.8 million, respectively, associated with a variety of tax matters in various domestic and foreign jurisdictions. Several factors drive the calculation of the tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to these reserves which could impact our reported financial results.

In March 2004, the Company was notified that the IRS would be commencing an audit of our 2000 and 2001 income tax returns. The audit was mandated by Joint Committee Review procedures because the Company had filed a refund claim for the carry back of a net operating loss from 2001 to 2000. In our initial discussions with the IRS, we agreed to add the 2002 tax return to the returns under audit because the company also filed a refund claim for the carry back of a net operating loss from 2002 to 2000. The IRS completed its audit of the three returns in the fall of 2004 and submitted its conclusions to the Joint Committee on Taxation for review. The IRS proposed few adjustments to the returns. These adjustments resulted in a nominal impact to the Company. On February 25, 2005 the Company received a letter from the Joint Committee Reviewer stating that the IRS’ conclusions had been accepted.

Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. As a result, the Company is no longer eligible to be included in EMC’s consolidated tax returns and has consequently filed separate income tax returns for the subsequent tax periods. Under the terms of a tax sharing agreement between the Company and EMC, the Company is obligated to indemnify EMC for any taxes arising out of the failure of the Distribution to be tax free if that failure results from, among other things, (i) any act or omission by the Company that would cause such Distribution to fail to qualify as a tax free distribution under the Internal Revenue Code of 1986, as amended; (ii) any act or omission by the Company that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the Distribution; (iii) any acquisition by

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

a third party of the Company’s stock or assets; or (iv) any issuance by the Company of stock or any change in ownership of the Company’s stock. If the distribution of the Company’s Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if the Company’s Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that the Company is required to indemnify EMC because the distribution of the Company’s Class A common stock fails to qualify as a tax-free distribution, the Company’s liability could exceed 35% of the value of the Company’s Class A common stock distributed by EMC as determined on the date of the distribution.

Although the Company is no longer a member of EMC’s consolidated tax group, the tax sharing agreement between the Company and EMC continues to apply to the Company. If a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax of any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund for any Company-related favorable adjustment.

The American Jobs Creation Act of 2004 (“the Act”) was signed into law on October 22, 2004. The Act introduced a special one-time 85% dividends received deduction for certain repatriated foreign earnings, available only in 2004 or 2005. Due to the specific requirements of this provision, it does not appear that the Company will be able to directly take advantage of this benefit.

The Act also provided for the repeal of the extraterritorial income (“ETI”) exclusion. The ETI tax rules are being phased out through reduced benefits in 2005 and 2006, with full repeal effective in 2007. A new tax deduction for qualified domestic production activities is being phased in between 2005 and 2009, becoming fully effective in 2010. Neither of these changes to US tax law is expected to have a significant impact on our effective tax rate or US tax liabilities because of our loss position in the US and the resulting recording and maintaining of valuation allowances against our deferred tax assets, which includes net operating loss carry-forwards.

We will continue to monitor guidance issued by the IRS on these and other provisions of the Act to ensure that the Company is applying the changes correctly and recording the tax effects accurately.

NOTE 13 COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

The Company had various operating and capital leases in effect at January 31, 2005 for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at January 31, 2005 (in thousands):

	Capital Leases	Operating Leases
2005	$801	$12,683
2006	237	6,698
2007	24	3,868
2008	—	3,525
2009	—	2,969
Thereafter	—	24,221

Total minimum lease payments	1,062	$53,964

Less portion representing interest	52

	1,010
Less: current portion	758

	$252

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Operating rent expense in 2004, 2003, 2002 and the month ended January 31, 2003 totaled approximately $10.9 million, $10.4 million, $8.9 million, and $771,000, respectively.

As part of the Company’s move to the new office and engineering building in 2002, the Company performed a review of its real estate facility requirements and identified excess leased facility space, which was offered for sublease. Based upon the results of this analysis, the Company recorded a charge of $83,000 which is included in selling and marketing expense related to facility lease losses for the year ended December 31, 2002. In determining the anticipated lease losses, various assumptions were made, including, the time period over which the excess space will be under contract; expected sublease terms; and expected sublease rates and anticipated recoveries from sublease income. The new office and engineering building was completed in July 2002. Lease charges of $589,000, $341,000 and $57,000 were recorded against the loss accrual during the years ended January 31, 2004 and December 31, 2002 and the month ended January 31, 2003, respectively. As of January 31, 2004, there was no remaining balance of this accrual.

Collateralized Lease

On February 9, 2001, the Company entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch (“Deutsche Bank”) for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and was completed in July 2002, at which time lease payments were scheduled to commence. As part of the transaction, the Company guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost and agreed to restrict up to $63 million of its investment securities as collateral for specified obligations under the lease. During the first quarter of 2002, the Company elected to terminate the lease under the provisions of the agreements. On May 9, 2002, the Company entered into a Termination Agreement with Deutsche Bank and recorded approximately $39 million in construction costs as property and equipment. $41 million in restricted assets were used to pay off the lease obligation and construction costs. In addition, a loss of $1.25 million was recorded during the first quarter of 2002 to reflect the write-off of certain lease costs that could not be capitalized.

Manufacturing and Purchase Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI) and Solectron Corporation (Solectron) (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2005 and January 31, 2004, the Company’s commitment with the Contract Manufacturers for purchases over the next sixty days totaled $36.1 million and $48.1, respectively. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. At January 31, 2005 and January 31, 2004, the Company had recorded obligations of approximately $5.9 million and $7.8 million, respectively, (See Note 3) primarily related to materials purchased by the Contract Manufacturers for certain end-of-life and obsolete material. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.

During the fourth quarter of fiscal year 2004, the Company received formal notification from SSCI of its intention to terminate and renegotiate its Manufacturing and Purchasing Agreement with McDATA on March 1, 2005. Subsequently and to further extend the negotiation period, SSCI extended this Manufacturing and

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Purchasing Agreement until April 15, 2005. The Company and SSCI are in discussions regarding a potential renewal of the contract and we believe a new agreement will be signed before this date. Although unlikely, should the contract with SSCI not be renewed, the Company would be required to shift the manufacturing of product to another contract manufacturer. Such a transition may adversely affect our ability to deliver products to our OEM’s, distributors and resellers.

The Company has various other commitments for sales and purchases in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

Litigation

Class Action Laddering Lawsuits

The Company, Mr. John F. McDonnell, the former Chairman of the Board of Directors, Mrs. Dee J. Perry, a former officer and Mr. Thomas O. McGimpsey a current officer were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston (CSFB), Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits were filed against the Company and the individuals. The complaints are substantially identical to numerous other complaints filed against other companies that went public in 1999 and 2000. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had allegedly solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings, or IPOs, and (b) that certain of the underwriters had allegedly entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints allege claims against the Company, the named individuals, and CSFB, the lead underwriter of the Company’s August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act. The complaints also allege claims solely against CSFB and the other underwriter defendants under Section 12(a)(2) of the Securities Act, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act. Although management believes that all of the lawsuits are without legal merit and they intend to defend against them vigorously, there is no assurance that the Company will prevail.

In September 2002, plaintiffs’ counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued, including the Company, the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, the former Company Chairman, Mrs. Dee J. Perry, the former chief financial officer, and Mr. Thomas O. McGimpsey, the current General Counsel and Vice President of Business Development and the plaintiffs’ executive committee. Under the Reservation of Rights and Tolling Agreement, the plaintiffs dismissed the claims against such individuals.

On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss, which dismissed some, but not all, of the plaintiffs’ claims against the Company. These lawsuits have been consolidated as part of In Re Initial Public Offering Securities Litigation (SDNY). The Company has

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

considered and agreed to enter into a proposed settlement offer with representatives of the plaintiffs in the consolidated proceeding, and we believe that any liability on behalf of the Company that may accrue under that settlement offer would be covered by our insurance policies. Until that settlement is fully effective, Management intends to defend against the consolidated proceeding vigorously.

Nishan Acquisition Related Lawsuit

In connection with the Company’s acquisition of Nishan, the Company was named along with Nishan, various investors of Nishan, CSFB and certain former board members and officers of Nishan in a lawsuit brought by Aamer Latif, a former board member and ex-CEO of Nishan, in the Superior Court of California, County of Santa Clara on September 11, 2003 (as amended on October 10, 2003 and March 24, 2004) entitled Aamer Latif v. Nishan Systems, Inc. et al (103 CV 004 939). The Complaint makes various allegations against the other defendants such as fraud, directors’ breach of the duty of care, shareholders’ breach of fiduciary duty, unjust enrichment, and conspiracy to commit unjust enrichment. The allegations made against the Company are vote buying, unjust enrichment, and conspiracy to commit unjust enrichment. The allegation made against Nishan is breach of Section 1602 of the California Corporations Code (a provision dealing with books and records inspection). The complaint primarily sought compensatory damages of approximately $11.5 million and other relief. The defendants have agreed that lawsuit expenses are covered by indemnification under the merger agreement from the selling shareholders of Nishan. In January 2005, the plaintiff and the defendants participated in mediation and reached a full settlement on all claims. After payment of all indemnifiable legal and settlement costs out of the transaction’s escrow, all remaining escrowed amounts have been disbursed to the former shareholders of Nishan.

Indemnifications and Guarantees

During its normal course of business, the Company may enter into agreements with, among others, customers, resellers, OEMs, systems integrators and distributors. These agreements typically require the Company to indemnify the other party against third party claims or product infringements on patents or copyrights. The Company provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising for the use of our products.

The Company has also indemnified its former parent, EMC, for any income taxes arising out of the Distribution as discussed in Note 12.

In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates losses from such indemnification under SFAS 5, Accounting for Contingencies, as interpreted by FIN 45. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in our financial statements.

NOTE 14 RELATED PARTY TRANSACTIONS

In June 2004, the Company entered into a Software OEM Agreement (OEM Agreement) with Crosswalk, Inc. (Crosswalk). John F. McDonnell, a Class B shareholder of the Company and its former Chairman is the founder and sole director of Crosswalk. Pursuant to the OEM Agreement, the Company granted Crosswalk a license to develop and integrate the Company’s SANavigator software into Crosswalk’s software platform, create certain enhancements for use with such integrated software product, and re-brand such integrated

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

software product with Crosswalk’s trademarks. The Company also granted Crosswalk a limited license to distribute the integrated software product furnished by the Company. The Company has deferred a $250,000 license fee and is recognizing license fee revenue over the license period of twelve months. Since entering into the agreement, the Company has recorded approximately $82,000 of revenue. Upon release and distribution of the Crosswalk proprietary software, software royalties will be recognized in accordance with the terms of the OEM Agreement and the Company’s revenue recognition policies.

As of October 31, 2004, Mr. McDonnell was no longer a significant holder of the Company’s common stock and, therefore, is no longer considered a related party.

NOTE 15 SEGMENT INFORMATION

The Company has one reporting segment relating to the design, development, manufacture and sales of open storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company’s Chief Operating Decision Makers, as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” allocate resources and assess the performance of the Company based on revenue and overall profitability.

For the year ended January 31, 2005, the Company had two customers who each contributed greater than 10% of the Company’s total revenues. The company had three customers who each contributed greater than 10% of the company’s total revenues for fiscal year 2003. For the fiscal year ended December 31, 2002 and the one-month ended January 31, 2003, the Company had two customers who each contributed greater than 10% of the Company’s total revenues as follows:

	Years Ended January 31,		Year Ended December 31,	Month Ended January 31,
	2005	2004	2002	2003
EMC	47%	56%	54%	54%
IBM (1)	29%	21%	25%	21%
HDS	<10%	10%	<10%	<10%

(1)	Includes approximately $15.3 million in ESCON revenue, or 4% of total revenue, for ESCON product revenue related to sales made from July 1 through January 31, 2005.

At January 31, 2005 and January 31, 2004, 71% and 73% of accounts receivable were concentrated with our two largest customers, EMC and IBM. The Company performs ongoing evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company’s financial condition or results of operations.

The Company’s operations are conducted in the United States with sales support offices throughout the European Community and Asia Pacific, none of which are individually significant to the Company’s overall operations. The Company has not incurred any foreign currency translation adjustments as all of its sales are settled in U.S. dollars.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Certain information related to the Company’s operations by geographic area is presented below. The Company’s revenues are attributed to the geographic areas according to the location of the customers. Long-lived assets include property and equipment and other non-current assets.

	Net Sales	Long-Lived Assets
Fiscal 2004
United States	$249,592	$124,828
Foreign countries	150,068	981

Total	$399,660	$125,809

Fiscal 2003
United States	$282,503	$115,450
Foreign countries	136,357	1,994

Total	$418,860	$117,444

Fiscal 2002
United States	$207,015	$111,479
Foreign countries	121,264	1,287

Total	$328,279	$112,766

Month Ended January 31, 2003
United States	$12,582	—
Foreign countries	4,463

Total	$17,045

NOTE 16 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summarizes selected financial information for each of the two years in the period ended January 31, 2005:

	Q1	Q2	Q3 (4)	Q4 (4)	Total
	(In thousands, except per share data)
2004
Total revenue	$97,229	$98,221	$98,525	$105,685	$399,660
Gross profit	54,742	54,844	54,821	59,092	223,499
Net loss	(9,844)	(5,425)	(5,523)	(80)	(20,872)
Basic net loss per share (5)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)
Diluted net loss per share (5)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)
2003 (1)
Total revenue (2)	$103,179	$107,014	$94,659	$114,008	$418,860
Gross profit	58,591	63,307	54,647	64,986	241,531
Net income (loss) (3)	5,312	9,133	(50,048)	(7,530)	(43,133)
Basic net income (loss) per share	$0.05	$0.08	$(0.44)	$(0.07)	$(0.38)
Diluted net income (loss) per share	$0.05	$0.08	$(0.44)	$(0.07)	$(0.38)

(1)	On January 15, 2003, we changed our fiscal year end to January 31, rather than December 31.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

(2)	Revenues for the quarter ended October 31, 2003, were significantly impacted by a decline in sales to our largest customer, EMC. This revenue decline was driven by an inability to reach an agreement in a timely manner, which reduced the shipment of products during the quarter.
(3)	Net income for the quarter ended October 31, 2003 includes the impacts of a $38.8 million valuation allowance recorded against the deferred tax asset and an $11.4 million charge for IPR&D related to the equity acquisitions of Nishan and Aarohi.
(4)	Total revenue, gross profit and net income for the third and fourth quarters of 2003 reflect our acquisitions of Nishan and Sanera on September 19, 2003 and September 30, 2003, respectively.
(5)	The sum of the basic and diluted net income (loss) per share for the fiscal quarters may not add to the fiscal year per share due to rounding.

NOTE 17 MERGER WITH CNT

On January 17, 2005, we entered into an agreement and plan of merger with Computer Network Technology Corporation (CNT), a provider of networking products, services and solutions. Upon completion of the merger, CNT shareholders will be entitled to receive 1.3 shares of McDATA Class A common stock for each share of CNT common stock then held by them, together with cash in lieu of fractional shares. The Boards of Directors of McDATA and CNT believe that the proposed merger will create a combined company that will establish a leading position in enterprise storage networking, encompassing world-class products, services and software. The merger will combine the products, talent and expertise of two respected names in storage networking and is expected to accelerate McDATA’s GEDC initiative to deploy a broadened tiered network infrastructure. The merger with CNT, which is anticipated to occur in McDATA’s second quarter of fiscal year 2005, still requires the satisfaction of additional conditions including obtaining the approval of the shareholders of McDATA and CNT.

APPENDIX D

McDATA CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

As adopted by the Board of Directors

on May 23, 2000, as amended on December 2, 2003.

1. AUTHORITY

1. The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of McDATA Corporation (the “Corporation”) is established pursuant to Article IV, Section 25 of the Corporation’s By-laws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three (3) or more directors as determined from time to time by resolutions of the Board. Members of the Committee shall be elected by the Board at the annual meeting of the Board or at such other time as may be determined by the Board.

2. The Chairman of the Committee (the “Chairman”) shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman.

3. The presence in person or by telephone or other similar means of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

2. PURPOSE OF THE COMMITTEE

1. The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

2. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting), for the purpose of preparing or issuing an audit report or related work. In addition, the Committee will oversee the audit efforts of the Corporation’s internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

3. COMPOSITION OF THE COMMITTEE

1. Each member of the Committee shall be an “independent” director within the meaning of The Nasdaq Stock Market Marketplace Rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. However, as permitted by the rules of The Nasdaq Stock Market (the “Nasdaq”), under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independence” may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation.

2. Discloses in the annual proxy statement the nature of such person’s relationship and the reasons for the Board’s determination. Notwithstanding the foregoing, current employees or officers, or their immediate family members, are not allowed to serve on the Committee.

3. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

4. The Committee shall determine that at least one member meets the criteria, as defined by the Securities and Exchange Commission, to qualify as the “Financial Expert.” The Committee, in ascertaining this classification, will vote on the designation of the expert.

4. MEETINGS OF THE COMMITTEE

1. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately.

2. In addition, the Committee, or the Chairman, should meet or confer with the independent accountants and management quarterly to review the Corporation’s periodic financial statements prior to their filing with the Securities and Exchange Commission (“SEC”). The Chairman should work with the Chief Financial Officer and management of the Corporation to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings, or portions thereof, and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

5. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

1. In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee’s charter. The charter must specify: (1) the scope of the Committee’s responsibilities and how it carries out those responsibilities; (2) the ultimate accountability of the Corporation’s independent auditors to the Board and the Committee; (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation’s independent auditors; and (4) that the Committee is responsible for ensuring that the Corporation’s independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

2. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

1. Selection and Evaluation of Auditors

1. Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year; with a rotation of audit firms in compliance with applicable SEC rules;

2. Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;

3. Review the performance of the Corporation’s independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

4. Oversee the independence of the Corporation’s independent auditors by, among other things: (1) requesting that the independent auditors deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors’ independence; and (3) prohibit the Corporation from hiring a member of the audit engagement team if they were members of the audit engagement team within one year prior to the commencement of procedures for the current audit engagement;

5. Instruct the Corporation’s independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Corporation’s independent auditors;

6. Establish a delegation of authority to the Chairman for the purposes of pre-approving all non-auditing services;

7. Pre-approve all non-auditing services, including tax services, as defined by Section 201 of the Sarbanes-Oxley Act of 2002; and

8. Report all non-auditing services to investors in periodic reports.

2. Oversight of Annual Audit and Quarterly Reviews

1. Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

2. Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;

3. Review the results of the year-end audit of the Corporation, including, among other things: (1) the audit report, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, and any other pertinent reports and management’s responses concerning such memorandum; (2) any material accounting issues among management, the Corporation’s internal auditing department and the independent auditors; and (3) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

4. Review with management and the Corporation’s independent auditors such accounting policies, and changes therein, of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

5. Confirm that the Corporation’s interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation’s independent auditors.

3. Oversight of Financial Reporting Process and Internal Controls

1. Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;

2. Review with management the Corporation’s administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

3. Obtain from management signed statements in accordance with the Sarbanes-Oxley Act, Sections 302 and 404, regarding the establishment and maintenance of internal controls, including an assessment of the effectiveness of the internal controls and the procedures for financial reporting;

4. Receive an annual attestation report from the Corporation’s independent auditors in compliance with Section 404 of the Sarbanes-Oxley Act;

5. Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

6. Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

7. Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management.

4. Other Matters

1. Meet with the general counsel and/or outside counsel, when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

2. Prepare a report to be included in each annual proxy statement of the Corporation containing that information required by the rules of the Nasdaq, the Securities Exchange Act of 1934 (the “1934 Act”) or any other rule or regulation applicable to the Corporation or deemed appropriate by the Committee;

3. Review the Corporation’s policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

4. Obtain from the independent auditors any information pursuant to Section 10A of the 1934 Act;

5. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing;

6. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

7. Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

3. With respect to the duties and responsibilities listed above, the Committee should:

1. Report regularly to the Board on its activities, as appropriate;

2. Exercise reasonable diligence in gathering and considering all material information;

3. Understand and weigh alternative courses of conduct that may be available;

4. Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

5. If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

6. Provide management, the Corporation’s independent auditors and internal auditors with appropriate opportunities to meet privately with the Committee.

3. While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulation.

APPENDIX E

McDATA CORPORATION

CHARTER OF THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

As adopted by the Board of Directors October 30, 2002

STATUS

The Corporate Governance and Nominating Committee (the “Committee”) is a committee of the Board of Directors of McDATA Corporation (the “Company”).

ORGANIZATION

The Committee shall consist of no fewer than two members of the Board of Directors. All members of the Committee shall be appointed by the Board, shall be independent of the Company and its affiliates, shall have no relationship to the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed Independent Directors as defined in Nasdaq Stock Market Rule 4200.

The Board will designate one member of the Committee as its Chair. The Committee will meet no less than two times a year. Special meetings may be convened as required. The Chair of the Committee shall report orally to the full Board on the results of these meetings. The Committee may invite to its meetings other Directors, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities. The Committee shall annually review its own performance. The Committee may form and delegate authority to subcommittees when appropriate. The Committee may also engage outside counsel or such other experts at its discretion upon notification to the Company.

ROLES AND RESPONSIBILITIES

The Committee has the following duties:

Corporate Governance Generally

•	Review, no less frequently than annually, McDATA’s Board Governance Guidelines to ensure that they remain relevant and are being complied with;

•	Recommend ways to enhance services to and improve communications and relations with stockholders; and

•	Periodically receive a presentation from Management on the Company’s Code of Conduct and Policies.

Board Composition, Evaluation and Nominating Activities

•	Review composition and size of Board and determine the criteria for Board membership including issues of character, judgment, diversity, age, expertise, corporate experience and the like;

•	Conduct an annual evaluation of the Board as a whole;

•	Consult with outside consultants and/or with the Human Resources department in order to evaluate Director compensation compared to other companies of like size in the industry and make recommendations regarding Board compensation;

•	Consider and recommend candidates to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders in accordance with the bylaws;

E-1

•	Evaluate the performance of current Board members proposed for reelection, and recommend the Director nominees each year for approval by the Board and the stockholders; and

•	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify Board candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

Board Committees

•	Periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees; and

•	Recommend to the Board persons to be members of the various Board committees.

Conflicts of Interest

•	Consider questions of possible conflicts of interest of Board members and of corporate officers; and

•	Review actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers, and clear any involvement of such persons in Company matters that may involve a conflict of interest.

E-2

APPENDIX F

CORPORATE GOVERNANCE GUIDELINES

The Mission of the McDATA Board of Directors

The McDATA Corporation (the “Company” or “McDATA”) Board of Directors represents the stockholders’ interest in perpetuating a successful business, including optimizing long-term financial returns. The Board’s responsibility is to meet all of its legal obligations, including monitoring the effectiveness of Management policies and decisions, and the execution of its strategies.

In addition to fulfilling its fiduciary obligations for increasing stockholder value, the Board has responsibility to the Company’s customers, employees, partners and to the communities where it operates—all of whom are essential to a successful business. All of these responsibilities, however, are founded upon the successful perpetuation of the business.

Guidelines on Significant Corporate Governance Issues

Selection and Composition of the Board

1)	Board Membership Criteria

The Board is responsible for selecting new Board members from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current make up of the Board. This assessment would include a review of the candidate’s (a) understanding of the company’s industry or systems manufacturing industry; (b) experience as a member of senior Management in a growth company; and (c) knowledge of marketing, business, or international sales—all in the context of the perceived needs of the Board at that point in time.

2)	Selection and Orientation of New Directors

The Board itself should be responsible, in fact as well as procedure, for selecting its own members and in recommending them for election by the stockholders. The Board has delegated the screening process for candidates to the Corporate Governance and Nominating Committee with the direct input from the Chairman of the Board.

3)	Extending the Invitation to a Potential Director to Join the Board

The invitation to join the Board should be extended by the Board through the Chairman of the Board.

Board Leadership

4)	Selection of Chairman and Chief Executive Officer

The Board should be free to make this choice in any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or combined positions. The Board currently utilizes a Lead Director to chair the meeting of Independent Directors.

Board Composition and Performance

5)	Size of the Board and Election of Directors

In accordance with, and subject to, the Company’s By-Laws, the Board will be comprised of no fewer than three (3) and no more than fifteen (15) Directors.

Prior to the expiration of a Director’s term and before the finalization of the Proxy Statement for the next annual shareholder meeting, the Director shall submit to the Chairman a letter of resignation that will not be deemed effective until the Chairman, the Corporate Governance and Nominating Committee or the full Board decides to either accept or reject such letter of resignation. If such resignation letter is not provided, it shall be deemed provided. If the resignation is accepted, the Board member will not be recommended by the Board and will leave the Board at the end of such term.

6)	Mix of Inside and Independent Directors

The Board believes that, as a matter of policy, there should be a majority of independent Directors on the Board. The Board is willing to have members of Management as Directors. However, the Board believes that Management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher Management position in the Company.

7)	Board Independence

The Board believes, as a matter of policy, that a significant majority of its members should be independent (non-employee and non-consultant) Directors, who:

a)	have no close family or similar relationship with a key member of Management;

b)	are not significant advisors or consultants to the Company or its subsidiaries;

c)	do not have (and their companies do not have) significant contracts with the Company or its subsidiaries; and

d)	do not have any other relationship with the Company or its subsidiaries which, in the opinion of the Board, would adversely affect a Director’s ability to exercise his or her independent judgment as a Director.

To help maintain the independence of the Board, the Company will not retain a Director or a Director’s firm to provide significant professional or financial services to the Company outside of the ordinary course of business, except in exceptional circumstances and only upon the recommendation of Management and with the consent of a majority of the Independent Directors of the Board. Each Director is expected to disclose any circumstances material to the Director that might be perceived as a conflict of interest and recuse himself or herself from Board discussions regarding such topics.

8)	Term Limits

It is the sense of the Board that term limits for Directors will help ensure that there are fresh ideas and viewpoints available to the Board even though there may be a loss of Directors that have been able to develop, over a period of time, increased insight into the Company’s operations. Accordingly, the Board has the discretion to not recommended a Director to stockholders for re-election if that Director has served on the Board for more than fifteen (15) years.

In no event, however, shall such term limits operate in a manner which would require a Director to resign immediately upon the term limit being reached. Instead, if the term limit is reached, the Director shall submit a letter of resignation to the Board at the next Annual Meeting.

The Board, in its discretion, may modify and/or make exceptions to its policy on term limits if such term limit would result in significant Board discontinuity or otherwise would be detrimental to Board functions.

9)	Indictments, Pending Criminal Proceedings and Significant Civil Proceedings

It is the sense of the Board that an indictment, a pending criminal proceeding or a significant civil proceeding against a Director may distract or otherwise impair a Director in performing his/her duties to the Company. Directors are required to report to the Company’s General Counsel any indictments, pending criminal proceeding or significant civil proceeding immediately after they arise. The Board may request such Director to resign from the Board in such event (or step down temporarily).

10)	Conflicts of Interest, Competition and Independence of Independent Directors

Independent Directors should report any conflicts of interest to the Board and should refrain from competing with the Company. It is the sense of the Board that Independent Directors that materially compete with the Company should submit a letter of resignation to the Board. Independent Directors should be independent in making their informed business decisions.

11)	Board Compensation Review

It is appropriate for Management to report once a year to the Corporate Governance and Nominating Committee the status of Board compensation in relation to other comparable U.S. companies. As part of a Director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director’s compensation should be provided in options to purchase common stock. Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance and Nominating Committee, but with full discussion and concurrence by the Board.

12)	Executive Sessions of Independent Directors

The independent Directors of the Board will meet in Executive Session at least one time each year. The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. The Lead Director shall preside over such meetings.

13)	Board’s Interaction With Institutional Investors, Press, Customers, Etc.

The Board believes that Management speaks for the Company. Individual Board members may, from time to time at the request of the Management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman.

14)	Regular Attendance at Board Meetings.

The Board expects regular attendance by Directors at each Board meeting. Attendance of less than 75% of the Board meetings by any Director will be reviewed by the Board. Personal attendance is required unless a special circumstance exists, such as a special meeting, in which case telephonic attendance is acceptable.

Board Relationship to Senior Management

15)	Board Access to Senior Management

Board members have complete access to Company Management. It is assumed that Board members will use their judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, will be copied to the Chief Executive Officer. Procedural matters should be directed to the General Counsel’s Office.

Furthermore, the Board encourages the Management to, from time to time, bring managers into Board Meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior Management believes should be given exposure to the Board.

Meeting Procedures

16)	Meetings and Agenda Items for Board Meetings

It is the sense of the Board that in-person meetings are important in addressing business matters. Accordingly, the Board shall only conduct conference call meetings if the circumstances so warrant. The Chairman will establish the agenda for each Board meeting.

17)	Board Materials Distributed in Advance

It is the sense of the Board that information and data that is important to the Board’s understanding of the business be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

Committee Matters

18)	Number; Structure and Independence of Committees

It is the view of the Board that the current Committee structure of the Company is appropriate. From time to time there will be occasions in which the Board may want to form a new Committee or a special committee, or disband a current Committee, depending upon the circumstances. The current four Committees are Audit, Compensation, Governance and Nominating and Technology.

19)	Rotation of Committee Members

It is the sense of the Board that consideration should be given to rotating Committee members periodically at about a three to five year interval, but the Board does not feel that such a rotation should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Director’s Committee membership for a longer period.

20)	Frequency and Length of Committee Meetings

The Committee Chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee.

21)	Committee Agenda and Reports

The Chairman of the Committee, in consultation with the appropriate members of Management and staff, will assist in developing the Committee’s agenda.

The Committee chairman shall report to the full Board on the Committee’s activities following each Committee meeting.

Leadership Development

22)	Formal Evaluation of the Chief Executive Officer

The full Board should formally evaluate the Chief Executive Officer annually, and the results of such evaluation should be communicated to the Chief Executive Officer by the Chair of the Compensation Committee.

The evaluation should be based on objective criteria including stockholder value and performance of the business, accomplishment of short- and long-term strategic objectives, development of Management, etc.

The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

23)	Succession Planning and Management Development

There should be an annual report by the Chief Executive Officer to the Board on succession planning. There should also be an annual report to the Board by the Chief Executive Officer on the Company’s program for Management development.

There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to a successor should he/she be unexpectedly disabled.

Directions To

McDATA Corporation

Annual Meeting of Stockholders

380 Interlocken Crescent

6th Floor

Broomfield, Colorado 80021

From Downtown Denver:

I-25 North to US 36 West to Boulder

US 36 West to Broomfield exit—US 121

Turn left on US 121 (Wadsworth Boulevard) to the second signal light on State Road 128

Turn right heading west on State Road 128

Turn right heading north on Interlocken Parkway

At stop sign at the bottom of the hill, turn left on to Interlocken Blvd.

McDATA’s world headquarters is on the right at 380 Interlocken Crescent

" McDATA Corporation 2005 Annual Meeting of Stockholders 380 Interlocken Crescent Broomfield, Colorado 80021 December 6, 2005 2:00 pm (MST) ADMIT ONE	" McDATA Corporation 2005 Annual Meeting of Stockholders 380 Interlocken Crescent Broomfield, Colorado 80021 December 6, 2005 2:00 pm (MST) ADMIT ONE

380 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can also elect to receive future shareholder communications electronically by enrolling in electronic delivery.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McDATA Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MCDTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McDATA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2. VOTE ON PROPOSAL 1. Election of Directors:

To elect Class II Directors for a three-year term 01) D. Van Skilling 02) Thomas M. Uhlman 03) Michael J. Sophie	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposal	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2006.	☐	☐	☐

This proxy, when properly executed, will be voted as specified. If no choice is specified, then this proxy will be voted in favor of electing the nominees noted hereon to the Board of Directors to serve for a three-year term as Class II Directors and ratifying the appointment of the firm Deloitte & Touche LLP as Independent auditors of McDATA Corporation for the fiscal year ending January 31, 2006, all as described in McDATA’s Proxy Statement. A vote for the election of directors includes discretionary authority to vote for a substitute if the nominees are unable to serve or for good cause will not serve. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark box at right if an address change has been noted on the reverse side of this card.	☐

	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 6, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Kelley, Laurence G. Walker and Thomas O. McGimpsey, and each of them, proxies with full power of substitution to each to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on December 6, 2005 at 2:00 pm, local time at the 380 Interlocken Crescent, Broomfield, Colorado 80021, and at any adjournments thereof, all the shares of Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of McDATA Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?

(If you made address changes above, please mark the box on the reverse side.)